EXECUTION VERSION

$110,000,000

SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

by and among

JAMES RIVER COAL COMPANY,

a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

the other Credit Parties party hereto from time to time,

each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Guarantors,

the LENDERS party hereto from time to time,

and

CANTOR FITZGERALD SECURITIES,

as Administrative Agent and Collateral Agent,

DEUTSCHE BANK SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner,

Dated as of April 7, 2014

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SCHEDULES

•	Schedule E-1—Existing Debt

•	Schedule E-2 – Existing Letters of Credit

•	Schedule E-3 – Foreign Account Debtors

•	Schedule E-4 – Eligible Assignees

•	Schedule M-1—Material Contracts

•	Schedule P-1—Permitted Liens

•	Schedule 2.01(a)—Lender Commitments

•	Schedule 6.01(e)—Capitalization

•	Schedule 6.01(f)—Litigation

•	Schedule 6.01(i)—Benefit Plans

•	Schedule 6.01(n)(i)—Real Estate Assets

•	Schedule 6.01(n)(ii)—Mines

•	Schedule 6.01(p)—Environmental Matters

•	Schedule 6.01(r)—Coal Supply Agreements

•	Schedule 6.01(s)—Surety Bonds

•	Schedule 6.01(t)—Material Insurances

•	Schedule 6.01(v)—Cash Management System & Control Agreements

•	Schedule 6.01(w)—Intellectual Property

•	Schedule 6.01(aa)—Collateral Locations

(1) Inventory Locations

(2) Equipment Locations

(3) Credit Party Locations & Information

•	Schedule 8.21—Post Closing Matters

•	Schedule 9.04(k) —Permitted Dispositions

ANNEXES

•	Annex A—Collateral Reports

EXHIBITS

•	Exhibit A-1—Deposit Account of Administrative Agent and Borrower

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•	Exhibit A-2—Form of Assignment and Acceptance

•	Exhibit B-1—Form of Borrowing Request

•	Exhibit B-2—Form of Borrowing Base Certificate

•	Exhibit C—Form of Compliance Certificate

•	Exhibit D—Form of DIP Budget

•	Exhibit F—Form of 13-Week Forecast

•	Exhibit I—Form of Interim DIP Order

•	Exhibit N-1—Form of Note

•	Exhibit N-2—Form of Notice of Conversion/Continuation

•	Exhibit O-1—Form of Officer’s Certificate (SECTION 7.01(d))

•	Exhibit O-2—Form of Officer’s Certificate (SECTION 5.01(p)(ii))

•	Exhibit T—Forms of Tax Compliance Certificates (SECTION 3.04(e)(ii))

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SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of April 7, 2014 (as it may be amended, restated, modified, supplemented or extended from time to time, including all exhibits and schedules thereto, or otherwise modified, this “Agreement”), by and among JAMES RIVER COAL COMPANY, a corporation organized under the laws of Virginia and a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (“JRCC”), as Borrower (the “Borrower”), and the Subsidiaries of JRCC party hereto from time to time and each a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, as Guarantors (together, the Borrower and Guarantors, the “Credit Parties”), the lenders party hereto from time to time (the “Lenders”), and CANTOR FITZGERALD SECURITIES (“CFS”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower and the Guarantors intend to file voluntary petitions with the Bankruptcy Court initiating cases under Chapter 11 of the Bankruptcy Code (the “Cases”) on or about April 7, 2014 (the date of such filing, the “Petition Date”) and will continue in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN TERMS

SECTION 1.01    Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“13-Week Forecast” has the meaning specified in SECTION 7.01(e).

“2013 Financial Statements” means the consolidated balance sheet of the JRCC for the Fiscal Year ended December 31, 2013 and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended.

“Acceptable Reorganization Plan” means a Reorganization Plan that provides for the payment in full in cash of the Obligations under the Loan Documents (other than contingent obligations not yet due and payable) on the effective date of such Reorganization Plan and is otherwise reasonably acceptable to the Required Lenders.

“Account” means those “accounts” as that term is defined in the UCC.

“Account Debtor” means an “account debtor” as that term is defined in the UCC.

“Action” has the meaning ascribed to such term in SECTION 14.16.

“Additional Credit” means the difference between the amount of the Commitments authorized for borrowing pursuant to the Interim DIP Order and the Maximum Facility Amount.

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Administrative Agent’s Account” means the account identified on Exhibit A-1 and such other Deposit Account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.

“Administrative Agent’s Office” means the office of the Administrative Agent located at 110 East 59th Street, New York, NY 10022 or such other office as may be designated pursuant to the provisions of SECTION 14.01.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign, pending against any Credit Party or any property of any Credit Party.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Equity Interests of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person.  Notwithstanding the foregoing, none of the Administrative Agent, the Collateral Agent or any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent-Related Persons” means each of the Agents and its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agent’s Fee Letter” means the fee letter, dated as of April 7, 2014, among the Administrative Agent and JRCC.

“Aggregate Excess Funding Amount” has the meaning set forth in SECTION 14.03(b)(iv).

“Aggregate Loan Amount” means the aggregate principal amount of Loans then outstanding under this Agreement.

“Aggregate Loan Exposure” means the sum of (a) the Aggregate Loan Amount and (b) the aggregate unused Commitments then outstanding under this Agreement.

“Agreement” means this Superpriority Debtor-in-Possession Credit Agreement, together with all Annexes, Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances, all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” means, seven and a half percent (7.50%) in the case of Base Rate Loans and eight and a half percent (8.50%) in the case of LIBOR Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” has the meaning ascribed to such term in SECTION 9.04.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-2 attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with SECTION 14.10(b).

“Authorized Officer” means, with respect to any Credit Party, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting, treasurer, controller or chief accounting officer or other officer with similar responsibility designated by the Board of Directors or similar governing body of the Credit Party.

“Availability” means at any time the Maximum Amount, minus the aggregate amount of Loans made under this Agreement prior to such time.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division) or any appellate court having jurisdiction over the Cases from time to time.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, any similar rate quoted by a national publication selected by the Administrative Agent, (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR Rate calculated for each such day based on a LIBOR Period of one month determined two (2) Business Days prior to such day, plus (y) 1.0%, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Administrative Agent’s “Prime Rate,” the Federal Funds Rate or LIBOR Rate for an Interest Period of one month.

“Base Rate Loans” means Loans that bear interest at an interest rate based on the Base Rate.

“Benefit Plan” means any “employee pension benefit plan” that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time after 2007.

“Black Lung Act” means together, the Black Lung Benefits Revenue Act of 1977, as amended, and the Black Lung Benefits Reform Act of 1977, as amended.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereto.

“Borrower Funding Account” shall mean the account listed for the Borrower in Exhibit A-1 or such other Deposit Account as the Borrower may from time to time specify in writing to the Administrative Agent.

“Borrowing Base” means, at any date of determination, an amount equal, at such time, to (a) the sum of (i)  eighty-five percent (85%) of the total net book value of the Eligible Accounts of the Credit Parties as recorded on the consolidated balance sheet of the Borrower and the other Credit Parties in accordance with past accounting practices; plus (ii) eighty percent (80%) of the value of Eligible Inventory of the Credit Parties (net of any royalties payable to any landlord of any property where such Eligible Inventory is located) valued at the lower of (x) cost (on a first in, first out basis) and (y) market, in either case as recorded on the consolidated balance sheet of the Borrower and the other Credit Parties in accordance with past accounting practices; plus (iii) ninety-five percent (95%) of the aggregate amount of Unrestricted Cash; plus

(iv) the lesser of (A) forty percent (40%) of the net orderly liquidation value of the Eligible Equipment as recorded by Craig & Associates on March 24, 2014 and (B) $25,000,000 and minus (b) (i) the Carve-out Reserve and (ii) if applicable, the Inventory Reserve, in each case as such amount may be adjusted to reflect the results of the most recently delivered field exam, audit or any other collateral report that has been conducted pursuant to the terms of this Agreement.

“Borrowing Base Certificate” means a certificate by a Senior Officer of the Borrower, substantially in the form of Exhibit B-2 (or another form reasonably acceptable to the Required Lenders) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Required Lenders.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Administrative Agent; provided, that the Administrative Agent (with the consent of the Required Lenders) shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation to the extent that such calculation is not in accordance with this Agreement.

“Borrowing Request” means a request and certification in substantially the form attached as Exhibit B-1 hereto, executed by a Senior Officer of the Borrower and delivered to the Administrative Agent on or after the Closing Date pursuant to SECTION 2.01(b).

“Budget Covenant” means the covenant set forth in SECTION 10.02.

“Budget Testing Date” has the meaning set forth in SECTION 10.02.

“Budget Variance Report” means a variance report in form reasonably acceptable to the Administrative Agent (with the consent of the Required Lenders) setting forth actual cash receipts and disbursements for the prior month and setting forth any variances, on a line-item basis, from the amount set forth for such month in the DIP Budget; each such report shall be certified by an Authorized Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York; provided that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries arising during such period that, in accordance with GAAP, are or should be included in the “property, plant and equipment” account on its consolidated balance sheet, including all applicable Capitalized Lease Obligations with respect to “property, plant and equipment”, paid or payable during such period, plus any other capital expenditures of such Person and its consolidated Subsidiaries that are set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP, excluding in each case, (a) any such expenditures made for the repair, replacement or restoration of assets to the extent paid or reimbursed by any insurance policy or condemnation award to the extent such expenditures for reinvestment are permitted under the Loan Documents, and (b) any leasehold improvement expenditures to the extent paid or reimbursed by the applicable lessor, sublessor or sublessee.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries as lessee under Capitalized Leases as determined in accordance with GAAP.

“Carve-Out” means (i) all fees required to be paid pursuant to 28 U.S.C. §1930 and 31 U.S.C. §3717, (ii) all reasonable fees and expenses incurred by a trustee under section  726(b) of the Bankruptcy Code in an amount not to exceed $75,000, (iii) in the event of the occurrence and during the continuance of an Event of Default, the payment of accrued and unpaid fees, costs and expenses of professionals whose retention has been approved by the Bankruptcy Court during the Cases pursuant to sections 327 and 1103 of the Bankruptcy Code (collectively, “Professional Fees”) incurred by the Credit Parties and the official committee of unsecured creditors appointed in the Bankruptcy Case (the “Committee”) (other than any restructuring fee, sale fee or other success fee of any investment bankers or financial advisors of the Credit Parties or the Committee) after the first Business Day following delivery by the Administrative Agent of a Carve-Out Trigger Notice to the extent such Professional Fees are allowed by the Bankruptcy Court at any time, whether before or after delivery of a Carve-Out Trigger Notice, whether by interim order, procedural order or otherwise in an aggregate amount not to exceed the Carve-Out Cap, and (iv) all unpaid Professional Fees, in each case, incurred or accrued on or prior to the first Business Day following delivery by the Administrative Agent of a Carve-Out Trigger Notice, to the extent allowed by the Bankruptcy Court at any time, whether before or after delivery of a Carve-Out Trigger Notice, whether by interim order, procedural order or otherwise; provided, that in no event shall any such fees and disbursements incurred in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Administrative Agent or the Lenders be entitled to the Carve-Out.

“Carve-Out Cap” means $5,000,000.

“Carve-Out Reserve” means, at any time, a reserve established by the Administrative Agent in an amount equal to the aggregate remaining available amount of the Carve-Out Cap at such time, if any.

“Carve-Out Trigger Notice” means a written notice delivered by the Administrative Agent to the Credit Parties and their counsel, the U.S. Trustee, and lead counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default, expressly stating that the Carve-Out Cap is invoked and the Event of Default that is alleged to have occurred and be continuing

“Cases” has the meaning ascribed to such term in the recitals hereto.

“Cash Dominion Event” means the occurrence and continuance of an Event of Default.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Required Lenders) and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by the Borrower or any of its Subsidiaries, maturing no more than two hundred seventy (270) days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or P-1, respectively, from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the comparable rating from such other nationally recognized rating services reasonably acceptable to the Required Lenders); (d) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within one (1) year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000 or by any Lender; and (e) shares of money market or mutual funds that are required to have a net asset value of $1.00 per share with assets in excess of $250,000,000 and that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.

 “Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“CFS” has the meaning ascribed to such term in the introductory paragraph hereto.

“Change of Control” means, at any time, (i) that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) shall own directly or indirectly, beneficially or of record, Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in JRCC; (ii) JRCC shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of its Wholly-Owned Subsidiaries except as otherwise permitted hereunder; or (iii) the majority of the seats (other than vacant seats) on the board of directors of JRCC cease to be occupied by Persons who either (a) were members of the board of directors of JRCC on the Closing Date, or (b) were nominated for election by the board of directors of JRCC, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 14.02.

“Coal Act” means the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Handling Facility” means any coal handling facility, including all necessary electrical, water and plumbing lines and systems necessary to operate such coal handling facility, such as, but not limited to, all tipples, conveyor belts and systems, loading and coal washing facilities and railroad tracks and all other surface or subsurface machinery, equipment, fixtures, goods, inventory, facilities, supplies and other property of whatsoever kind or nature now or hereafter located on or under any of the property which are used or useful for the mining, gathering, extraction, loading, production, treatment, processing, storage or transportation of coal and other minerals, all coal storage and transportation facilities, administrative facilities and vehicle parking facilities related thereto and all leases in respect of the foregoing.

“Coal Supply Agreements” means, collectively, those contracts entered into by the Borrower or any of its Subsidiaries for the sale, purchase, exchange, processing or handling of coal.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means, collectively, all of the property in which Liens are granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, royalties, settlements and tax refunds).

“Commitment” means, with respect to any Lender, the obligation of such Lender to make Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on Schedule 2.01(a) under the heading “Commitment”, and “Commitments” means the aggregate principal amount of the

Commitments of all the Lenders.  The aggregate amount of Commitments on the Closing Date is $110,000,000, of which only $80,000,000 shall be available prior to the entry of the Final DIP Order.

“Committee” has the definition specified in the definition of “Carve-Out”.

“Compliance Certificate” has the meaning ascribed to such term in SECTION 7.01(e).

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

“Control Agreement” means, with respect to a Securities Account or a Deposit Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent (with the consent of the Required Lenders), which effectively gives “control” (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or such Deposit Account and all funds contained therein, as the case may be.

“Copyrights” means, (a) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and (b) all other rights of any kind whatsoever accruing thereunder or pertaining thereto including rights to receivables and royalties from the exploitation thereof.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a “deposit account” as that term is defined in Article 9 of the UCC.

“DIP Budget” means a monthly line item budget for the Credit Parties, substantially in the form attached hereto as Exhibit D or otherwise in form and substance reasonably satisfactory to the Required Lenders, covering a period of at least through the Maturity Date (such period beginning with the Closing Date, the “DIP Budget Period”).

“DIP Order” means the Interim DIP Order and/or the Final DIP Order, as applicable.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Credit Party conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, Securities or other assets, excluding any sales of Inventory in the ordinary course of business but including any Sale and Leaseback transaction.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date six months after the earlier of the Maturity Date or the date that the Commitments and the Obligations hereunder are no longer outstanding, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in (a) above, in each case at any time on or prior to the date six months after the earlier of the Maturity Date or the date that the Commitments and the Obligations hereunder are no longer outstanding, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

“Disqualified Institution” means (a) each entity that is a bona fide competitor in any material respect with the business of the Borrower or any of its Subsidiaries, (b) each entity specifically identified in writing by the Borrower on or prior to the date hereof to the Lenders or (c) any natural person.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or e-fax, or otherwise to or from an E-System or other equivalent service acceptable to the Administrative Agent.

“Eligible Accounts” means those Accounts created by the Credit Parties in the ordinary course of their business, that arise out of the sale or other disposition of Inventory or provision of services, but excluding (i) any Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, (ii) Accounts with respect to which the Account Debtor either (1) does not maintain its chief executive office in the United States, or (2) is not organized under the laws of the United States or any state thereof, or (3) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is listed on Schedule E-3, which such Schedule E-3 shall be, with the reasonable consent of the Required Lenders, updated by and included in the Borrowing Base Certificate required to be delivered pursuant to this Agreement, (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (with the consent of the Required Lenders) (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Collateral Agent and is directly drawable by the Collateral Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, with the consent of the Required Lenders (any Account satisfying (x), (y) or (z), an “Eligible Foreign Account”), and (iii) except in the case of Accounts listed on Schedule E-3, Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 25% (or up to 60% in the case of any Account Debtor having a corporate debt rating of BBB or better as determined by S&P) of all Eligible Accounts (it being understood that such percentage, as applied to a particular Account Debtor, shall be subject to reduction by the Administrative Agent (with the consent of the Required Lenders) in its reasonable credit judgment if the creditworthiness of such Account Debtor deteriorates), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent (with the consent of the Required Lenders) based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.

“Eligible Assignee” means (a) a Lender (other than a Non-Funding Lender or Impacted Lender); (b) an Affiliate of a Lender (other than a Non-Funding Lender or Impacted Lender); (c) an Approved Fund; (d) a commercial bank or other financial institution organized under the laws of the United States or any state thereof; (e) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (f) a commercial bank or other financial institution organized under the laws of any other country or a political subdivision thereof; (g) any other Person (excluding a natural person) which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course including insurance companies, mutual funds, hedge funds, private equity funds and lease financing companies; or (h) any other Person approved by the Administrative Agent (with the consent of the Required Lenders) and, if no Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld, delayed or conditioned); provided that in no event shall any Disqualified Institution be considered an Eligible Assignee (it being understood that any of the entities listed on Schedule E-4 and any of such entities’ Affiliates shall be deemed to be an “Eligible Assignee”).

 “Eligible Equipment” means any Equipment owned by a Credit Party free and clear of (i) Liens securing Indebtedness of the type described in clause (c) of the definition of “Permitted Indebtedness” and (ii) Liens not permitted under this Agreement.

“Eligible Foreign Account” has the meaning ascribed to such term in the definition of “Eligible Accounts”.

“Eligible Inventory” means, the Inventory owned by a Credit Party consisting of salable out of the ground coal (and excluding any so-called “pit coal”).  During the continuance of an Event of Default, the Administrative Agent shall, with the consent of the Required Lenders and upon notice to the Borrower, have the right at any time and from time to time to establish in its reasonable credit judgment, without duplication of any deduction made pursuant to clause (ii) of the definition of “Borrowing Base” in respect of royalties payable by the Credit Parties, a reserve against Eligible Inventory held by warehousemen or located on leased property for accrued amounts then owed by the Borrower to such warehousemen or landlords (such reserve, the “Inventory Reserve”) and the Administrative Agent, with the consent of the Required Lenders, shall have the right at any time and from time to time to adjust such Inventory Reserve.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person alleging violations of, or liability under, any Environmental Law by or of the Borrower or any of its Subsidiaries, or Releases of Hazardous Materials on, in, at, to, from or under (i) any assets, properties or businesses of the Borrower or any of its Subsidiaries or any of their respective predecessors in interest, and (ii) any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest.

“Environmental Laws” means any federal, state, local or foreign law (including common law), regulation, ordinance, rule, order, judgment, decree, permit, license or other binding determination of any Governmental Authority relating to the protection of the environment or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and any other law, relating to the effect on the environment of and the storage, generation, use, handling, manufacture, processing, labeling, transportation, treatment, reuse, recycling, release and disposal of hazardous materials, as such laws may be amended or otherwise modified from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs or otherwise relating to any Environmental Law.

“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest in and to any equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, whether preferred or common and whether voting or nonvoting (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust units or interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.  Notwithstanding the foregoing to the contrary, the Prepetition 2015 Senior Convertible Notes, the Prepetition 2018 Senior Convertible Notes and the Prepetition 2018 Exchange Notes, prior to the conversion thereof, shall not constitute Equity Interests in JRCC for purposes of this Agreement (it being understood that upon the conversion in whole or in part of any such Prepetition 2015 Senior Convertible Notes, Prepetition 2018 Senior Convertible Notes or Prepetition 2018 Exchange Notes into capital stock of JRCC or warrants, options or any other rights for the purchase or other acquisition from JRCC of shares of capital stock of JRCC, such shares of capital stock, warrants, options or such other rights issued in connection with such conversion shall constitute Equity Interests in JRCC).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to each Credit Party, any trade or business (whether or not incorporated) which is a member of a group of which such Credit Party is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and/or (o) of the Code, and/or under Title IV of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Benefit Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Benefit Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA  Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Benefit Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (g) any event requiring the Borrower or any ERISA Affiliate to provide security to a Benefit Plan under Section 401(a)(29) of the Code.

“Eurodollar Reserve Percentage” means, for any day, the percentage, expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%, that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in The City of New York.

“Event of Default” has the meaning ascribed to such term in SECTION 11.01.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) taxes imposed on or measured by the overall net income (however denominated) of such recipient, franchise taxes (whether or not in lieu of net income taxes) and branch profits taxes, in each case (i) imposed on such recipient, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Credit Party under SECTION 14.08) except to the extent that, pursuant to SECTION 3.04, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto, (c) Taxes attributable to such recipient’s failure to comply with SECTION 3.04(e), or (d) any withholding taxes imposed under FATCA.

“Existing Debt” means, collectively, (a) the Prepetition Notes Indebtedness and (b) the Indebtedness of the Borrower and its Subsidiaries listed on Schedule E-1.

“Existing Letters of Credit” means those letters of credit outstanding under the Prepetition Credit Agreement as of the Closing Date, as described on Schedule E-2.

“Expenses” has the meaning ascribed to such term in SECTION 14.05.

“Extraordinary Receipts” means any cash received by any of the Credit Parties outside the ordinary course of business, including without limitation, return on capital investments, insurance proceeds from key man life or other insurance, foreign, federal, state or local tax refunds, pension plan reversions, and judgments or settlements or other consideration received in connection with any claim or cause of action, indemnity and reimbursement payments and any release of funds from an escrow or similar arrangement, in each case, net of applicable taxes and expenses; provided that Extraordinary Receipts shall not include (a) Net Cash Proceeds or Net Casualty/Condemnation Proceeds which are subject to SECTION 3.02(a) and (b) proceeds from the issuance or incurrence of Indebtedness.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Administrative Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board” or the “Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Field Examination” has the meaning set forth in SECTION 8.04(b).

“Final Borrowing” has the meaning set forth in SECTION 2.01(a).

“Final DIP Order” an order of the Bankruptcy Court in substantially the form of the Interim DIP Order (with only such modifications thereto as are reasonably satisfactory in form and substance to the Required Lenders) and authorizing the Additional Credit.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed on or about the Petition Date.

“Fiscal Month” means each calendar month.

“Fiscal Quarter” means the calendar quarter ending on each March 31, June 30, September 30 and December 31 of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31.

“Flood Insurance” means, for any Real Estate Asset located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines or otherwise acceptable to the Required Lenders.  Flood Insurance shall be in an amount, and with deductibles, acceptable to the Required Lenders.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Forfeiture Proceeding” means any action, proceeding or investigation (other than the Cases) affecting a Credit Party before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation which may result in an indictment of any of them or the seizure or forfeiture of any of their respective properties.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“Funding Date” means, with respect to any Loan, the date upon which the amount of such Loan is advanced to the Borrower.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, provided that, for the purpose of the financial amounts and the definitions used herein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the 2013 Financial Statements, and provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in ARTICLE X, the Administrative Agent (with the consent of the Required Lenders) and the Borrower shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, after the execution of any such amendment or consent by the Required Lenders in connection with any such change in GAAP, “GAAP” shall mean generally accepted accounting principles in effect on the Closing Date.  Until any such amendments have been agreed upon, the covenants in ARTICLE X shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents), and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s capital stock; including, in each case, all agreements and other documents establishing voting limitations and rights, puts, calls, options and other arrangements among holders of Equity Interests in such corporation, partnership or company.

“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” has the meaning ascribed to such term in the Security Agreement.

“Guaranteed Obligations” has the meaning ascribed to such term in SECTION 12.01.

“Guarantors” means the guarantors signatory hereto, the Borrower’s current Wholly Owned Subsidiaries and each of the Borrower’s future Subsidiaries that is required to become a Guarantor hereunder from time to time.

“Guaranty” means the guaranty of each of the Guarantors pursuant to ARTICLE XII.

“Hazardous Materials” means (a) any element, compound or chemical that is regulated under any Environmental Law including any substance that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any waste exhibiting a hazardous characteristic, including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) friable asbestos-containing materials.

“Highest Lawful Rate” has the meaning ascribed to such term in SECTION 4.01(c).

“Impacted Lender” means any Lender that fails to provide, within three (3) Business Days following Agent’s written request, the Administrative Agent, upon the Administrative Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even if the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities of such Person as an account party, in respect of letters of credit, bankers’ acceptances and similar facilities; (g) all the aggregate mark-to-market exposure of such Person under hedging agreements; (h) all Contingent Obligations; and (i) all obligations referred to in clauses (a) through (h) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of Indebtedness of others that constitutes Indebtedness solely by reason of this clause (i) shall not for purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer that is required to be consolidated under GAAP to the extent such Person would be liable therefor under Applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Actions), costs (including the costs of any Remedial Action or to remedy any violation of Environmental Law), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, in each case other than Taxes, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan  Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) Other Taxes.

“Indemnitees” has the meaning ascribed to such term in SECTION 14.19.

“Initial Borrowing” has the meaning set forth in SECTION 2.01(a).

“Intellectual Property” means all (a) Trademarks; (b) Patents and other inventions and discoveries, whether patentable or not; (c) Trade Secrets; (d) Copyrights and (e) domain names and other similar intellectual property rights.

“Interest Payment Date” means (a) with respect to (i) any Base Rate Loan, monthly in arrears on the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and ending on the Maturity Date; and (ii) any LIBOR Rate Loan, the last day of each LIBOR Period applicable to such Loan, and, in the case of a LIBOR Rate Loan with a LIBOR Period of more than one month’s duration, each day prior to the last day of such LIBOR Period that occurs at intervals of one month’s duration after the first day of such LIBOR Period; (b) with respect to the amount of any Loan prepaid, the date of such prepayment; and (c) with respect to all Loans, the Maturity Date.

“Interest Rate” means interest at a rate equal to either (i) the Base Rate plus the Applicable Margin, or (ii) LIBOR Rate plus the Applicable Margin.

“Interest Rate Determination Date” means, for each LIBOR Period, the second Business Day immediately preceding the first day of such LIBOR Period.

“Interim DIP Order” means an order of the Bankruptcy Court in substantially the form set forth as Exhibit I hereto, with such changes as are acceptable to the Required Lenders.

“Interim DIP Order Entry Date” means the date on which the Interim DIP Order is entered by the Bankruptcy Court.

“Inventory” means all Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to all “inventory” as defined in Article 9 of the UCC; provided that “Inventory” shall not include coal, minerals or other Inventory that has not yet been extracted to the surface or otherwise is still underground.

“Inventory Reserve” has the meaning ascribed to such term in the definition of “Eligible Inventory”.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person; (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person; (c) any joint venture; and (d) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances and other loans to employees including, without limitation, employee forgivable loans and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness owing to such Person arising from a sale of any property or assets by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.

“JRCC” has the meaning ascribed to such term in the introductory paragraph hereto.

“Lead Arranger” means Deutsche Bank Securities Inc.

“Lease” means any lease, tenancy, subtenancy, license, franchise, concession or other use or occupancy agreement, whether written or oral, and any and all extensions, renewals or other modifications thereof, including all oil, gas, coal and other minerals leases, surface leases or easements, subleases, licenses, concessions, operating rights or other agreements (written or verbal, now or hereafter in effect) which grant a possessory interest in and to, or the right to explore, use, lease, license, possess, produce, process, store or transport oil, gas, coal or other minerals from, operate from, or otherwise enjoy, any property or any interest therein, together with all amendments, modifications, extensions and renewals thereof and guarantees related thereto (and “landlord” means the landlord, sublandlord, lessor, sublessor, franchisor or other grantor of a right of use or occupancy under a Lease and any guarantor of its obligations thereunder; and “tenant” means the tenant, subtenant, lessee, sublessee, licensee, franchisee, concessionaire or other occupant under a Lease and any guarantor of its obligations thereunder).

“Leasehold Property” means any property or interest of any Credit Party held under any Lease of real property.

“Lender” means a lender that has a Commitment and/or that has an outstanding Loan, including the lenders identified on the signature pages hereof, together with their respective successors and permitted assigns, collectively the “Lenders”.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel, advisors, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“LIBOR” means, for each LIBOR Period, the higher of (a) the offered rate per annum for deposits of Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the relevant Interest Rate Determination Date with respect to such LIBOR Period or (b) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) on the relevant Interest Rate Determination Date with respect to such LIBOR Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) on the relevant Interest Rate Determination Date with respect to such LIBOR Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such LIBOR Period for the applicable principal amount on such date of determination.

“LIBOR Period” means, with respect to any LIBOR Rate Loan, the period of one, two or three months, as specified by the Borrower in the applicable Borrowing Request or in a Notice of Conversion/Continuation and commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one, two or three months thereafter; and provided that the foregoing provisions are subject to the following:

(a) if any LIBOR Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b) any LIBOR Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of the relevant calendar month; and

(c) any LIBOR Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:  LIBOR/(1.00 – Eurodollar Reserve Percentage as of the Interest Rate Determination Date); provided, that in no event shall the LIBOR Rate be less than 1.0%.

“LIBOR Rate Loans” means Loans which bear interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any lien, security interest or other encumbrance or charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, at any time, (a) from and after the Closing Date and until the making of the Final Borrowing, the sum of (i) Unrestricted Cash and (ii) Availability at such time and (b) upon and after the Final Borrowing, the total amount of Unrestricted Cash.

“Loan” has the meaning ascribed to such term in SECTION 2.01(a).

“Loan Account” has the meaning ascribed to such term in SECTION 2.08.

“Loan Documents” means this Agreement, the Notes, the Agent’s Fee Letter, the Security Documents, any perfection certificate and all other agreements, instruments and other documents executed and delivered by any Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Loan, in each case.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (a) such Lender’s unused Commitment and (b) the outstanding principal amount of such Lender’s Loans.

“Master Lease” means the Master Lease Agreement, dated as of April 4, 2014 (as amended, modified and supplemented from time to time prior to the Petition Date), between General Electric Capital Corporation, as lessor, and the Borrower, as lessee.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, or condition (financial or otherwise) of the Credit Parties taken as a whole (other than as customarily occurs as a result of events leading up to and following the commencement of the Cases), (b) the ability of the Credit Parties to perform their obligations hereunder or under any of the other Loan Documents, or (c) the rights or remedies of the Administrative Agent, Collateral Agent or any Lender hereunder or under this Agreement or any other Loan Document.

“Material Contract” means (a) each of those Coal Supply Agreements, Leases, or Mining Leases listed on Schedule M-1 hereto (to the extent such contract has not been rejected pursuant to section 365 of the Bankruptcy Code during the Cases) and (b) any Coal Supply Agreement, Lease or Mining Lease (to the extent such contract has not been rejected pursuant to section 365 of the Bankruptcy Code during the Cases) (or any combination of any of the foregoing which are contractually related or cross-defaulted with each other) (i) pursuant to which any Credit Party is or may be obligated to pay or entitled to receive an amount equal to or greater than, (ii) the value of which, based on the reasonably estimated fair market value thereof or of the assets underlying the same, or (iii) in the case of any Mining Lease(s), the average production under which is reasonably expected to have a fair market value of (in each case under the foregoing clauses (i), (ii) and (iii)), $25,000,000 per annum or such lesser amount as may constitute 5% of the revenue of the Borrower and its Subsidiaries for the twelve months ended on the financial statements most recently delivered under SECTION 7.01(a).

“Maturity Date” means the date that is the nine (9)-month anniversary of the Closing Date.

“Maximum Amount” means, at any time, the lesser of (a) the Maximum Facility Amount and (b) the Borrowing Base.

“Maximum Facility Amount” means, $110,000,000.

“Measurement Period” means a period of four (4) consecutive Fiscal Quarters.

“Mine” means any excavation or opening into the earth now and hereafter made from which coal or other minerals are or can be extracted on or from any of the properties owned or leased by the Borrower or any Subsidiary of the Borrower, together with all appurtenances, fixtures, structures, improvements and assets in connection therewith.

“Mining Law” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to mining operations and activities, including the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, in each case as amended.

“Mining Lease” means a Lease, easement, right of access or other agreement pursuant to which the Borrower or any of its Subsidiaries has rights with respect to coal reserves or the right to mine or extract coal or other minerals from the ground.

“Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions, contracts and any other authorization or right required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by the Borrower or any of its Subsidiaries.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Credit Parties or any of their ERISA Affiliates has contributed, or has been obligated to contribute, at any time after 2007.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means all cash and Cash Equivalents received by a Credit Party or any Wholly-Owned Subsidiary from time to time in connection with a Disposition (whether as initial consideration or through the payment of deferred consideration) other than a Disposition permitted under SECTION 9.04 (excluding clause (i) and clause (k) thereof), after deducting therefrom only (a) the principal amount of any Indebtedness of such Credit Party secured by any Permitted Encumbrance on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (b) reasonable and customary fees and expenses related thereto reasonably incurred by such Credit Party in connection therewith, and (c) a provision for any Taxes to be paid or reasonably estimated to be payable, in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements).

“Net Casualty/Condemnation Proceeds” means, with respect to any Casualty or Condemnation, the amount of any insurance proceeds or condemnation awards received by a Credit Party from time to time in connection with such Casualty or Condemnation, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted pursuant to this Agreement on the property which is subject of such Casualty or Condemnation after deducting therefrom only (a) a reserve for any Taxes to be paid or estimated by the applicable Credit Party to be paid as a result of such Casualty or Condemnation, and (b) to the extent not excluded above, payments to retire Indebtedness where payment of such Indebtedness is required in connection with such Casualty or Condemnation.

“Non-Consenting Lender” has the meaning ascribed to such term in SECTION 14.03(a).

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Administrative Agent has not received a revocation in writing), to the Borrower, any Agent or any Lender or has otherwise publicly announced (and Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender” has the meaning ascribed to such term in SECTION 3.04(e)(i).

“Note” means a promissory note in substantially the form attached as Exhibit N-1 payable to a Lender pursuant to SECTION 2.05.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit N-2 attached hereto and made a part hereof.

“Notice of Default” has the meaning ascribed to such term in SECTION 13.03.

“Obligations” means all Loans, Expenses, advances, debts, liabilities, fees (including, without limitation, any Prepayment Premium), interest, obligations, covenants and duties, owing by any Credit Party to the Administrative Agent, the Collateral Agent, any Lender, any Affiliate of any Lender, or any Person entitled to indemnification pursuant to SECTION 14.19 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document.  The term “Obligations” includes all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements, Expenses and any other sum chargeable to the Credit Parties under this Agreement, the Notes, or any other Loan Document.

“Officer’s Certificate” has the meaning ascribed to such term in SECTION 7.01(e).

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease, other than any such lease under which that Person is the lessor.

“Other Connection Taxes” means, with respect to the Administrative Agent, the Collateral Agent or any Lender, Taxes imposed as a result of a present or former connection between such person and the jurisdiction imposing such Tax (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” has the meaning ascribed to such term in SECTION 14.03(b).

“Other Taxes” has the meaning ascribed to such term in SECTION 3.04(b).

“Participant” has the meaning ascribed to such term in SECTION 14.10(e).

“Participant Register” has the meaning ascribed to such term in SECTION 14.10(e).

“Patents” means: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country and all patentable inventions and improvements described and claimed in any of the foregoing, (b) all reissues, continuations, continuations-in-part, divisions, renewals, or extensions thereof and all amendments and supplements thereto and improvements thereon and (c) including in the case of each of (a) and (b), all rights corresponding thereto in the United States and in every other country, including the right to make, use, lease, license, sell and otherwise transfer the technology or inventions disclosed therein, all income and proceeds thereof and all license royalties and proceeds of infringement suits.

“PATRIOT Act” has the meaning ascribed to such term in SECTION 5.01.

“PBGC” has the meaning ascribed to such term in SECTION 6.01(i).

“Permits” has the meaning ascribed to such term in SECTION 6.01(l).

“Permitted Encumbrances” means:

(a)    Liens imposed by law for unpaid utilities and taxes, assessments or governmental charges or levies that are not yet due or are being contested in a Permitted Protest;

(b)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in a Permitted Protest;

(c)    deposits of cash made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations, either (i) existing on the Closing Date (or any replacement thereof in an amount not to exceed the amount being replaced) or (ii) additional deposits in an aggregate amount for this sub-clause (ii) of this clause (c), when combined with the aggregate amount of deposits outstanding under sub-clause (ii) of clause (d) of this definition, not to exceed $5,000,000;

(d)    deposits of cash to secure the performance of bids, trade contracts, utility services, government contracts, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, either (i) existing on the Closing Date (or any replacement thereof in an amount not to exceed the amount being replaced) or (ii) additional deposits in an aggregate amount for this sub-clause (ii) of this clause (d), when combined with the aggregate amount of deposits outstanding under sub-clause (ii) of clause (c) of this definition, not to exceed $5,000,000;

(e)    deposits of cash required under Leases that were entered into in the ordinary course of business and that are not prohibited hereunder;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and which individually or in the aggregate do not have a Material Adverse Effect;

(g)    Liens existing on the Closing Date and listed on Schedule P-1 hereto and, if the Indebtedness secured by such Lien is refinanced pursuant to a Permitted Refinancing, any Lien securing the Permitted Refinancing of such Indebtedness, provided that such Lien securing Indebtedness under a Permitted Refinancing does not extend to or cover any property or asset of any Credit Party not subject to the Lien on the Closing Date and listed on Schedule P-1;

(h)    Liens securing the Obligations and/or created by the Security Documents;

(i)    any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement (with respect to Intellectual Property, solely non-exclusive license agreements) entered into in the ordinary course of business and which does not, individually or in the aggregate, have a Material Adverse Effect;

(j)    Liens securing Indebtedness described in clause (c) or (k) of the definition of “Permitted Indebtedness”; and

(k)    Liens on cash collateral (which may consist of cash or Cash Equivalents) provided by the Borrower or any Subsidiary of any Borrower to secure the reimbursement or other obligations of such Person in respect of any Existing Letter of Credit (or any replacement or back-to-back letter of credit in respect thereof in an amount not to exceed 105% (or 100% in the case of any replacement letter of credit) of the maximum amount available to be drawn under the applicable Existing Letter of Credit); provided that the aggregate amount of cash collateral so provided shall in no event exceed 105% of maximum amount available to be drawn under the applicable Existing Letter of Credit (or any such replacement or back-to-back letter of credit in respect thereof) plus the amount of letter of credit fees anticipated to accrue in respect thereof.

“Permitted Indebtedness” means:

(a)    the Existing Debt;

(b)    Indebtedness of the Credit Parties under this Agreement or other Loan Documents;

(c)    purchase money Indebtedness and Capitalized Lease Obligations incurred after the Closing Date to acquire equipment or real property in the ordinary course of business; provided that (i) the aggregate amount of all such Indebtedness does not exceed five million Dollars ($5,000,000) at any time outstanding, (ii) such Indebtedness is issued and any Liens securing such Indebtedness are created prior to or within 60 days after the acquisition of the asset financed, and (iii) no Lien securing such Indebtedness shall extend to or cover any property or asset other than the asset so financed;

(d)    intercompany Indebtedness owed to a Credit Party, which Indebtedness constitutes Pledged Debt;

(e)    Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and letter of credit obligations made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations or (ii) pursuant to any leases specifically permitted by this Agreement including Mining Leases entered into in the ordinary course of business;

(f)    Contingent Obligations with respect to endorsements of checks and other negotiable instruments for deposit or collection;

(g)    Guarantees by a Credit Party of Indebtedness of another Credit Party if such Credit Party could have directly incurred such Indebtedness hereunder;

(h)    to the extent constituting Contingent Obligations, indemnification obligations and other similar obligations of the Borrower and its Subsidiaries in favor of directors, officers, employees, consultants or agents of the Borrower or any of its Subsidiaries extended in the ordinary course of business or to the extent constituting accruals for payroll, vacation or bonus payments incurred in the ordinary course of business or pursuant to obligations under employment agreements;

(i)    unsecured Indebtedness incurred in the ordinary course of business in an aggregate amount for all Credit Parties and their Subsidiaries taken as a whole not to exceed an amount equal to ten million Dollars ($10,000,000);

(j)    any Operating Lease entered into in the ordinary course of business;

(k)    Permitted Subordinated Indebtedness in an aggregate amount for all Credit Parties taken as a whole not to exceed, at any time, the aggregate principal amount of Loans prepaid pursuant to Section 3.02(e) on or before such time; and

(l)    any Permitted Refinancing of any of the foregoing (other than clause (a) above).

“Permitted Investments” means:

(a)    cash or Cash Equivalents in Securities Accounts or Deposit Accounts with respect to which a Control Agreement has been executed and delivered (it being understood that a Control Agreement shall be deemed to have been executed and delivered so long as the Credit Parties are in compliance with Section 8.21);

(b)    Investments in negotiable instruments for collection;

(c)    advances made in connection with purchases of goods or services in the ordinary course of business;

(d)    Investments (including obligations owing under Indebtedness) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)    Investments by a Credit Party in a Credit Party ;

(f)    Investments existing on the date hereof in Persons which are Subsidiaries of such Credit Party on the Closing Date; and

(g)    Investments consisting of non-cash consideration received from the purchaser of assets in connection with a sale of such assets in an aggregate amount not to exceed one million Dollars ($1,000,000).

“Permitted Protest” means the right of a Person to protest any Lien (other than any such Lien that secures all or any portion of the Obligations) or taxes, provided that (a) a reserve with respect to such obligation is established, if required, by such Person in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Person, and (c) if such Permitted Protest, together with all other Permitted Protests, are for an amount in excess of one million Dollars ($1,000,000), the Administrative Agent (with the consent of the Required Lenders) shall have determined in the exercise of its reasonable discretion, that such Lien could not reasonably be or become senior to, or have or obtain priority over, any Lien in favor of the Collateral Agent in or to any portion of the Collateral.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended at the time of such Permitted Refinancing except by the amount of any fees and expenses incurred in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and the weighted average life to maturity is no shorter than the Indebtedness being refinanced, refunded, renewed or extended, (c) such modified, refinanced, refunded, renewed or extended Indebtedness is not secured by a Lien on any assets other than the collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended, and (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on subordination terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, as determined by the board of directors of such Person.

“Permitted Subordinated Indebtedness” shall mean any Indebtedness incurred by a Credit Party; provided that (a) such Indebtedness shall be secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Credit Parties other than Collateral, in which case a representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement satisfactory to the Administrative Agent (with the consent of the Required Lenders) reflecting the junior status of the Liens securing such Indebtedness, (b) there shall be no obligors under such Indebtedness that are not Credit Parties, (c) such Indebtedness is incurred pursuant to documentation containing terms (excluding covenants or other provisions applicable only to periods after the payment in full in cash of the Obligations under the Loan Documents (other than contingent obligations not yet due and payable)) that are not more restrictive upon the Credit Parties than those set forth in this Agreement and, except to the extent satisfying the express requirements of clauses (a) through (f) of this proviso, are otherwise in form and substance satisfactory to the Administrative Agent (with the consent of the Required Lenders), (d) all obligations in respect of such Indebtedness shall be subordinated in right of payment to the Obligations on customary terms satisfactory to the Administrative Agent (with the consent of the Required Lenders), (e) the terms of such Indebtedness shall not provide for any scheduled repayment or other payment (other than interest) at any time prior to payment in full in cash of the Obligations under the Loan Documents (other than contingent obligations not yet due and payable), and (f) the interest rate and fees payable under such Indebtedness (excluding any interest and fees applicable only to periods after the payment in full in cash of the Obligations under the Loan Documents (other than contingent obligations not yet due and payable)) shall not be greater than the interest rate and fees payable pursuant to this Agreement.  For the avoidance of doubt, Permitted Subordinated Indebtedness may be documented as an additional tranche of Loans hereunder, and the Borrower and the Administrative Agent (with the consent of the Required Lenders) may enter into such amendments of the Loan Documents as are necessary to reflect such additional tranche of Loans.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.

“Pledged Debt” has the meaning ascribed to such term in the Security Agreement.

“Postpetition Indebtedness” has the meaning ascribed to such term in SECTION 11.01(f).

“Prep Plant Lease” means any Lease entered into by a Credit Party in respect of a preparation plant and/or a related property on which the preparation plant is situated or in respect of a Coal Handling Facility.

“Prepayment Premium” means if the applicable prepayment of Loans or applicable reduction or termination of Commitments is made or occurs prior to the Maturity Date, 1% of the principal amount of the Loans so prepaid or Commitments so reduced or terminated.

“Prepetition 2015 Senior Convertible Notes” means the 4.50% Convertible Senior Notes Due 2015 issued pursuant to the Prepetition 2015 Senior Convertible Notes Indenture.

“Prepetition 2015 Senior Convertible Notes Indenture” means that certain Indenture dated as of November 20, 2009 between JRCC and U.S. Bank National Association, as Trustee for 4.50% Convertible Senior Notes due 2015.

“Prepetition 2018 Exchange Notes” means the 10.00% Convertible Senior Notes Due 2018 issued pursuant to the Prepetition 2018 Exchange Notes Indenture.

“Prepetition 2018 Exchange Notes Indenture” means that certain Indenture dated as of May 22, 2013 between JRCC, the Subsidiary Guarantors referred to therein and U.S. Bank National Association, as Trustee for 10.00% Convertible Senior Notes due 2018.

“Prepetition 2018 Senior Convertible Notes” means the 4.50% Convertible Senior Notes Due 2018 issued pursuant to the Prepetition 2018 Senior Convertible Notes Indenture.

“Prepetition 2018 Senior Convertible Notes Indenture” means that certain Indenture dated as of March 29, 2011 between JRCC and U.S. Bank National Association, as Trustee for 3.125% Convertible Senior Notes due March 2018.

“Prepetition 2019 Senior Notes” means the 7.875% Senior Notes Due April 2019 issued pursuant to the Prepetition 2019 Senior Notes Indenture.

“Prepetition 2019 Senior Notes Indenture” means that certain Indenture dated as of March 29, 2011 between JRCC and U.S. Bank National Association, as Trustee for 7.875% Senior Notes due April 2019.

“Prepetition Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2011 (as amended, modified and supplemented from time to time prior to the Petition Date), by and among the Credit Parties (as borrowers or guarantors thereunder), the lenders party thereto from time to time and General Electric Capital Corporation, as administrative agent and collateral agent.

“Prepetition Notes” means, collectively, the Prepetition 2015 Senior Convertible Notes, the Prepetition 2018 Exchange Notes, the Prepetition 2018 Senior Convertible Notes and the Prepetition 2019 Senior Notes.

“Prepetition Notes Indebtedness” means, collectively, the Indebtedness in respect of the Prepetition Notes and the Prepetition Notes Indentures.

“Prepetition Notes Indentures” means, collectively, the Prepetition 2015 Senior Convertible Notes Indenture, the Prepetition 2018 Exchange Notes Indenture, the Prepetition 2018 Senior Convertible Notes Indenture and the Prepetition 2019 Senior Notes Indenture.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal, interest, fees or otherwise on account of any prepetition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other prepetition claims against the Credit Parties.

“Pro Rata Share” means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the principal amount of such Lender’s Loans at such time and the denominator of which is the Aggregate Loan Amount at such time, or if the context requires, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender or the amount of such Lender’s unused Commitment or the amount of such Lender’s Loan Exposure, as the case may be, at such time and the denominator of which is the aggregate amount of the Obligations owed to all Lenders or the aggregate amount of all of the Lenders’ unused Commitments, or the Aggregate Loan Exposure, as the case may be, at such time.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Real Estate Asset” means, at any time of determination, any interest in a real property (fee or leasehold) then owned or held by any Borrower or any of its Subsidiaries.

“Real Estate Collateral” means any Real Estate Asset that constitutes Collateral.

“Recipient” has the meaning ascribed to such term in SECTION 14.22.

“Refinancing” means the refinancing or other repayment in full of amounts outstanding (and, in the case of Existing Letters of Credit that are not terminated, the replacement, backstopping or cash collateralizing of such Existing Letters of Credit to the reasonable satisfaction of the applicable issuing bank) under the Prepetition Credit Agreement and the Master Lease and the release of any Liens created prior to the Petition Date in connection therewith, the release of the Credit Parties from all obligations thereunder (other than those obligations which expressly survive the termination thereof pursuant to the terms thereof) and the termination of any Commitments (as defined therein) thereunder.

“Register” has the meaning ascribed to such term in SECTION 14.10(d).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Intellectual Property” means all Intellectual Property that has been Registered with or issued by the United States Patent and Trademark Office or the United States Copyright Office or such other filing offices, domestic or foreign, as applicable.

“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment, including ambient air, soil, surface or ground water in violation of any Environmental Law.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address a Release or threatened Release of Hazardous Materials in the environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities in connection with the foregoing.

“Reorganization Plan” means a plan of reorganization or plan of liquidation in any or all of the Cases of the Credit Parties.

“Replacement Assets” shall mean properties and assets that replace the properties and assets that were the subject of any asset sale or disposition or of any casualty or condemnation event or properties and assets that will be used in the business of JRCC and its Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the Pension Benefit Guaranty Corporation is waived under applicable regulations.

“Required Lenders” means, as of any date of determination, the Lenders whose Pro Rata Shares of the Aggregate Loan Exposure equal more than 50% of the Aggregate Loan Exposure.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, Mining Laws, the PATRIOT Act, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Internal Revenue Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Restricted Payments” means, with respect to any Person (a) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interest of such Person now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of, such Person now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which is contractually subordinated to the Obligations, and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other Equity Interest of, such Person now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback” has the meaning ascribed to such term in SECTION 9.08.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities” means any capital stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.

“Securities Account” shall have the meaning provided in Section 8-501(a) of the UCC.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Borrower, the Grantors identified therein and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Security Documents” means the Security Agreement, the UCC financing statements, the Control Agreements, the DIP Orders and any other documents granting or perfecting a Lien upon any portion of the Collateral as security for all or any part of the Obligations, including all Security Documents delivered after the Closing Date pursuant to SECTION 8.08 or otherwise.

“Senior Officer” means, with respect to any Credit Party, such Credit Party’s president, vice president, chief executive officer, chief administrative officer, chief operating officer, chief financial officer or chief accounting officer.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Asset Sale” means any Disposition of the Credit Parties’ (a) active mining complex commonly identified as Hazard (which shall include operations commonly identified as Blue Diamond Buckeye, Blue Diamond Leatherwood and Laurel Mountain); provided that any Disposition comprised solely of the operations commonly identified as Laurel Mountain shall not constitute a Specified Asset Sale, (b) active mining complex commonly known as Hampden and Logan & Kanawha Coal Company, LLC or (c) active mining complex commonly identified as Triad.

“Strategic Transaction Bidding Procedures Motion” has the meaning ascribed to such term in Section 8.06.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, or (b) of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company, or (iii) the beneficial interest in such trust or estate is, in respect to each of (i), (ii) and (iii) above, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Supermajority Lenders” means, as of any date of determination, the Lenders whose Pro Rata Shares equal more than 75% of the Aggregate Loan Exposure.

 “Superpriority Claim” means a claim against any Credit Party in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Taxes” means all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of (a) the Maturity Date, (b) forty-five (45) days after the Interim DIP Order Entry Date if the Final DIP Order has not been entered prior to the expiration of such 45-day period, (c) the Consummation Date and (d) the termination of all unused Commitments and the acceleration of all Loans in accordance with the terms of this Agreement.

“Trademarks” means: (a) all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, certification marks, collective marks, logos and all similar indicators of the source of goods or services, (b) all registrations and applications for any of the foregoing, (c) all extensions or renewals of any of the foregoing and all of the goodwill of the business connected with the use of and symbolized by the foregoing, (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secrets” means: (a) all trade secrets and all other confidential or proprietary information and know-how including rights in drawings, formulae, schematics, designs, plans, processes, supplier lists, business plans, business methods and prototypes now or hereafter owned or used in the business of such Credit Party throughout the world, whether or not such Trade Secret has been reduced to a writing or other tangible form, and (b) the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash” means unrestricted domestic cash on hand and Cash Equivalents of the Credit Parties (to the extent such cash or Cash Equivalents are held in an account subject to a Control Agreement and as to which Administrative Agent shall have a first priority perfected Lien and not subject to any other Lien (other than any right of set-off or other

Lien expressly granted under such Control Agreement to the depository or other financial institution at which such account is maintained)); provided that all cash and Cash Equivalents shall be deemed held in an account subject to a Control Agreement so long as the Credit Parties are in compliance with Section 8.21;  provided, further, that none of any cash or Cash Equivalents subject to Liens described in clauses (c), (d), (e) or (k) of the definition of “Permitted Encumbrances” shall be included in the determination of Unrestricted Cash.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in SECTION 3.04(e)(ii)(B)(3).

“Wholly-Owned” means, when used to describe any Subsidiary of a Credit Party, that all of the capital stock (other than directors’ qualifying shares) of or other Equity Interests in such Subsidiary is owned directly or indirectly by one or more Credit Parties or by other Wholly-Owned Subsidiaries of a Credit Party.

SECTION 1.02    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03    Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given to it under GAAP.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 1.04    Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent and the Lenders, such period shall in any event consist of at least one full day.

ARTICLE II
THE FACILITY

SECTION 2.01    Loans.

(a)    Commitments.  Subject to the terms and conditions of this Agreement and the DIP Order, each Lender agrees (severally, not jointly or jointly and severally) to make loans to the Borrower (each a “Loan”) in not more than two draws in an aggregate principal amount not to exceed such Lender’s Commitment; provided that the amount payable by such Lender to the Borrower with respect to the Initial Borrowing (as defined below) will be equal to the Pro Rata Share of the difference between (x) the aggregate principal amount of the Initial Borrowing and (y) 3.50% of the Maximum Facility Amount; provided further that (x) after giving effect to any Loan, the Aggregate Loan Amount shall not exceed the Maximum Amount, and (y) (i) the first borrowing of Loans (the “Initial Borrowing”) shall in the aggregate be in an amount equal to the lesser of (1) the amount authorized by the Bankruptcy Court in the Interim DIP Order (which shall not exceed $80,000,000) and (2) the Availability at such time and (ii) the second Borrowing (the “Final Borrowing”) of Loans shall be in an amount equal to the lesser of (1) an amount authorized by the Bankruptcy Court in the Final DIP Order, net of the original principal amount of the Initial Borrowing and (2) the Availability at such time. Each Lender’s Commitment shall (i) reduce on a dollar-for-dollar basis immediately following each making of a Loan (based on the full face amount of such Loan) and (ii) terminate immediately and without further action on the Termination Date, together with the payment of Prepayment Premium to the extent the Termination Date occurs prior to the Maturity Date.  Amounts borrowed pursuant to this SECTION 2.01 that are repaid or prepaid may not be reborrowed.

(b)    Borrowing Request.  If the Borrower desires to borrow Loans under SECTION 2.01(a), the Borrower shall deliver to the Administrative Agent a Borrowing Request signed by the Borrower in substantially the form attached as Exhibit B-1 not later than 11:00 a.m. (i) in the case of a request for a Base Rate Loan, on the proposed Funding Date or (ii) in the case of a request for a LIBOR Rate Loan, at least three (3) Business Days in advance of the proposed Funding Date.  Such Borrowing Request shall specify:  (A) the aggregate principal amount of Loans to be made on the Funding Date; (B) whether such Loans shall be comprised of LIBOR Rate Loans or Base Rate Loans; (C) the proposed Funding Date, which must be a Business Day; and (D) if applicable, the LIBOR Period for such Loans.  Each borrowing of a Loan under SECTION 2.01(a) shall, in the case of LIBOR Rate Loans, be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c)    Making the Loans.

(i)    The Administrative Agent shall promptly notify each Lender of the amount of each borrowing requested by the Borrower.  Each Lender shall make an amount equal to its Pro Rata Share of the amount of such borrowing available to the Administrative Agent by wire transfer to the Administrative Agent’s Account in immediately available funds, not later than 1:00 p.m. on the Funding Date applicable thereto.  Subject to the satisfaction of the conditions precedent set forth in ARTICLE V, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower on such Funding Date. All Loans made hereunder shall be made available to the Borrower at the Borrower Funding Account.

(ii)    Except as otherwise provided in this SECTION 2.01(f), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  The failure of any Lender to deposit the amount described in clause (i) above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date.  Except as set forth herein, no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(d)    Funding of Loans.  Unless the Administrative Agent shall have received notice from a Lender, prior to the requested Funding Date, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Loan, the Administrative Agent may, but shall not be required to, assume that such Lender has made such share available by such time in accordance with SECTION 2.01(f) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent.  Nothing in this SECTION 2.01(f) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.  Without limiting the foregoing, to the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(e)    Repayment of Loans; Termination of Commitments.  The principal amount of, interest on and fees (if any) related to all outstanding Loans shall be repaid in full on the Termination Date, together with any other amounts then owed by the Borrower under this Agreement.  To the extent not terminated earlier, the Commitments shall terminate on the Termination Date, together with the payment of Prepayment Premium to the extent the Termination Date occurs prior to the Maturity Date.

SECTION 2.02    Use of Proceeds.  Subject to any limitation on the DIP Order and the Budget Covenant, proceeds of the Loans shall be utilized to: (a) effectuate the Refinancing, (b) pay fees, costs and expenses associated with the Cases, (c) fund the operational and working capital needs of the Credit Parties and (d) pay the fees, costs and expenses incurred in connection with the foregoing.

SECTION 2.03    [Reserved.]

SECTION 2.04    Promise to Pay.  The Borrower agrees to pay (a) the principal amount of the Loans in full on the Maturity Date or such earlier date as they may become due and payable, whether by operation of SECTION 3.02, by acceleration or otherwise, (b) all fees and other amounts due under the Agent’s Fee Letter due on the Closing Date and from time to time after the Closing Date when due, (c) all Expenses on demand, (d) all unpaid interest accrued, in accordance with the terms of this Agreement and any applicable Note or such earlier date as such amounts may become due and payable, whether by acceleration or otherwise, (e) all mandatory prepayments when due under this Agreement, and (f) all other Obligations when due under this Agreement.

SECTION 2.05    Notes.

(a)    The Borrower’s obligation to pay the principal of, and interest on, the Loans made to the Borrower by each Lender shall be set forth on the Register maintained by the Administrative Agent and, subject to the provisions of SECTION 2.05(b), shall be evidenced by, at the request of the applicable Lender, a promissory note substantially in the form of Exhibit N-1, with blanks appropriately completed in conformity herewith (each, as the same may be amended, supplemented or otherwise modified from time to time, a “Note”).

(b)    Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligation of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or Guaranties therefor provided pursuant to the Loan Documents.  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, each Borrower shall promptly jointly execute and deliver to that Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

SECTION 2.06    Authorized Officers and Administrative Agent.

(a)    On the Closing Date and from time to time thereafter as necessary to reflect changes in the Authorized Officers, the Borrower shall deliver to the Administrative Agent a secretary’s certificate setting forth the names of the Senior Officers or other agents of the Borrower authorized to request Loans and containing a specimen signature of each such officer or agent.  The Administrative Agent shall be entitled to rely conclusively on such officer’s or agent’s authority to request Loans until the Administrative Agent receives written notice to the contrary.  In addition, each Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy.  No Agent shall have any duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Borrowing Request, or any other document.  None of the Agents or the Lenders shall incur any liability to the Borrower, or any other Person in acting upon any telecopy or facsimile notice referred to above which any Agent in good faith reasonably believes to have been given by a duly authorized Senior Officer, agent or other person authorized to borrow in the name of the Borrower on behalf of the Borrower except in the case of gross negligence or willful misconduct by such Agent as determined in a final judgment by a court of competent jurisdiction.

SECTION 2.07    [Reserved.]

SECTION 2.08    Loan Account and Accounting.  The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Loans, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Administrative Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  The Administrative Agent shall render to the Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to the Borrower for the immediately preceding month.  Unless the Borrower notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), each and every such accounting shall be presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

SECTION 2.09    Application of Payments and Proceeds.

(a)    (i) So long as no Event of Default has occurred and is continuing, (A) all Collateral and all payments consisting of proceeds of Collateral shall be paid to the Administrative Agent for application to the Loans; (B) voluntary prepayments permitted under this Agreement shall be applied as specified by the Borrower; and (C) mandatory prepayments shall be applied as set forth in SECTION 3.02(c).  Provided that each Lender has funded all payments required to be made by it under this Agreement and the other Loan Documents, the Administrative Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and fees paid by the Borrower for the benefit of such Lender on the Aggregate Loan Amount held by it.  The Administrative Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Pro Rata Share of all payments received from the Borrower, after making payment in full of the Aggregate Excess Funding Amount to the funding Lenders thereof, and hold with the Collateral Agent, in a non-interest bearing account, all remaining portions of any payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded obligations of such Non-Funding Lender until the Obligations are paid in full in cash and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  Any amounts owing by a Non-Funding Lender to the Administrative Agent or the Collateral Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans.

(ii)    As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of the Borrower as the Administrative Agent may deem advisable notwithstanding any previous entry by the Administrative Agent in the Loan Account or any other books and records.  In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order:

(A) first, to the payment of fees, costs and expenses, including Expenses, of Agents payable or reimbursable by the Credit Parties under the Loan Documents;

(B) second, to payment of Expenses of Lenders payable or reimbursable by the Borrower under this Agreement;

(C) third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agents and Lenders;

(D) fourth, to payment of principal of the Obligations;

(E) fifth, to all other Obligations; and

(F) sixth, any remainder shall be for the account of and paid to the Borrower or, if different, whoever may be lawfully entitled thereto.

In carrying out the foregoing, amounts received shall be applied equally and ratably in the numerical order provided until exhausted prior to the application to the next succeeding category.

(b)    Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent, the Collateral Agent or the Lenders (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and Obligations under the Loan Documents shall automatically become due and payable in accordance with the terms hereof), all proceeds of the Collateral shall be applied to the Obligations in the manner specified in SECTION 2.09(a)(ii).

SECTION 2.10    Priority and Liens.

(a)    The Borrower hereby covenants and agrees that upon the entry of the Interim DIP Order (and when applicable, the Final DIP Order and subject in all respects to the terms and conditions thereof):

(i)    the Obligations pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases subject only to the Carve-Out; and

(ii)    subject to the terms of the DIP Order and the Security Agreement, and, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code and applicable non-bankruptcy law, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien on all of the Collateral of each Credit Party, subject to the Carve-Out;

(b)    All of the Liens described in this SECTION 2.10 shall be effective and perfected upon entry of the Interim DIP Order without the necessity of the execution, recordation of filings by the Credit Parties or any other parties of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim DIP Order.

SECTION 2.11    No Discharge; Survival of Claims.  The Borrower agrees that to the extent that the Obligations under the Loan Documents have not been satisfied in full in cash, (a) the Obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (b) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the DIP Order and the Liens granted to the Administrative Agent and the Lenders pursuant to the DIP Order shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 2.12    Penalty for Failure to Fund.  If on the date of the Final Borrowing, a Lender constitutes a Non-Funding Lender with respect to its Pro Rate Share of the Final Borrowing, such Non-Funding Lender shall pay the Borrower an amount equal to 3.50% of the amount not funded.

ARTICLE III
PAYMENTS AND OTHER COMPENSATION

SECTION 3.01    Voluntary Prepayments/Reductions of Commitments.

(a)    Optional Prepayment of Loans.  At any time after the Closing Date, the Borrower may prepay, subject to the terms and conditions set forth herein (including this SECTION 3.01(a) and SECTION 4.02), all or any portion of the Loans then outstanding, it being understood and agreed that no amounts so prepaid may be reborrowed.  Any voluntary prepayment of Loans pursuant to this SECTION 3.01(a) occurring prior to the Maturity Date shall be accompanied by the payment of the Prepayment Premium.

(b)    Optional Reduction of Commitments.  The Borrower shall have the right, upon at least five (5) Business Days’ prior written notice by the Borrower to the Administrative Agent, to cancel the unused Commitments in full or to reduce the amount thereof.  Partial reductions of the Commitments shall be in a minimum amount of five million Dollars ($5,000,000) or integral multiples of one million Dollars ($1,000,000) in excess thereof and shall reduce each Lender’s Commitment on a pro rata basis based upon such Lender’s Pro Rata Share.  All cancellations or reductions shall be permanent.  Any optional reduction of Commitments pursuant to this SECTION 3.01(b) occurring prior to the Maturity Date shall be accompanied by the payment of the Prepayment Premium.

SECTION 3.02    Mandatory Prepayments; Amortization Payments.

(a)    Prepayments from Asset Dispositions, Etc.  Within three (3) Business Days after the receipt by a Credit Party of any (i) Net Cash Proceeds or Net Casualty/Condemnation Proceeds of Collateral in excess of $5,000,000 in any twelve (12) consecutive month period or (ii) net cash proceeds from the issuance or incurrence of Indebtedness (other than Permitted Indebtedness), the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds, Net Casualty/Condemnation Proceeds or net proceeds from the issuance or incurrence of such Indebtedness.

(b)    Overadvance.  If at any time the Aggregate Loan Amount exceeds the Maximum Amount, the Borrower shall immediately repay the aggregate outstanding principal amount of the Loans to the extent required to eliminate such excess.

(c)    Release of Cash Collateral Supporting Existing Letters of Credit.  To the extent that any issuing bank of any Existing Letter of Credit releases or returns to the Credit Parties after the Closing Date any Cash or Cash Equivalents in connection with a Disposition of property or business relating to such Existing Letter of Credit or the expiration, termination or reduction of any Existing Letter of Credit (except to the extent such Cash or Cash Equivalents are posted to support any replacement letter of credit in respect thereof) (any such released or returned collateral, “Released LC Cash Collateral”) and to the extent the aggregate amount of Released LC Cash Collateral in any twelve (12) consecutive month period exceeds $5,000,000, then within 5 Business Days after the excess Released LC Cash Collateral is released or returned to such Credit Party, Borrower shall cause an aggregate amount equal to such excess Released LC Cash Collateral to be applied to prepay the Loans in the amount equal to 100% of such excess Released LC Cash Collateral. The Borrower shall direct the applicable issuing bank to pay all such excess Released LC Cash Collateral directly into a Deposit Account for which the Collateral Agent has a control agreement (provided that if the Borrower or any of its Subsidiaries shall receive any Released LC Cash Collateral in any manner other than by direct deposit into a Deposit Account for which the Collateral Agent has a control agreement, it shall pay such excess Released LC Cash Collateral into such Deposit Account promptly, but in any event within two (2) Business Days) to be held in such Deposit Account pending such prepayment).

(d)    Prepayments from Extraordinary Receipts.  Within three (3) Business Days after the receipt by a Credit Party of any net cash proceeds in respect of Extraordinary Receipts in excess of $5,000,000 in any twelve (12) consecutive month period, the Borrower shall prepay the Loans in an amount equal to 100% of such excess net cash proceeds.

(e)    Amortization.  The Borrower shall prepay the Loans in an amount equal to (i) $15,000,000 upon the earlier of (x) August 15, 2014 and (y) the date on which the Credit Parties file a plan of reorganization and (ii) $5,000,000 on September 30, 2014 unless, in the case of this clause (ii), the Bankruptcy Court shall have entered a confirmation order in respect of an Acceptable Reorganization Plan on or prior to such date.

(f)    Application of Proceeds.  All payments under this SECTION 3.02 shall be paid to the Administrative Agent for application to the outstanding principal amount of the Loans and Obligations under this Agreement. Any mandatory prepayment of Loans pursuant to clauses (a) through (e) above occurring prior to the Maturity Date shall be accompanied by the payment of the Prepayment Premium.  Unless an Event of Default is continuing the balance shall be distributed to the Borrower.

SECTION 3.03    Payments.

(a)    General Provisions.  All payments to be made by a Credit Party shall be made without set-off, counterclaim or other defense.  All repayments of Loans (including, without limitation, prepayments pursuant to Sections 3.01 and 3.02) shall be accompanied by accrued interest on the amount repaid in accordance with Section 4.01.  Except as otherwise expressly provided herein, all payments by a Credit Party shall be made to the Administrative Agent for the account of the relevant Lender or Agent, as the case may be, at the Administrative Agent’s Account, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York City time), on the dates specified herein, as the case may be, to be reimbursed.  The Administrative Agent will promptly distribute to the relevant Lender or Agent its Pro Rata Share or other applicable share as expressly provided herein, of each such payment in like funds as received.  Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)    Sharing of Payments.  Except as otherwise provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall (i) notify the Administrative Agent of such fact and (ii) forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the amount of the purchase made under this SECTION 3.03(b) to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 3.03(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Credit Party in the amount of such participation.

(c)    Apportionment of Payments.  Subject to the provisions of SECTION 2.09, SECTION 3.02 and this SECTION 3.03(c), all payments of principal and interest in respect of outstanding Loans, and all other payments in respect of any Obligations, shall be allocated among the Lenders in proportion to their respective Pro Rata Shares of such Obligations unless otherwise specified in this Agreement or in any other Loan Document.

(d)    Payments on Non-Business Days.  Whenever any payment to be made by the Borrower hereunder or under any Loan Document is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (unless such succeeding Business Day would be in the subsequent calendar month, in which case such payment shall be made on the immediately preceding Business Day).

SECTION 3.04    Taxes.

(a)    Payment of Taxes.  Except as set forth below, any and all payments by a Credit Party hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any Taxes.  If a Credit Party shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender or any Agent, (A) such Credit Party shall make such withholdings or deductions, (B) such Credit Party shall timely pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (C) if such Tax is an Indemnified Tax, the sum payable shall be increased by an additional amount so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this SECTION 3.04(a)) such Lender or such Agent receives an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)    Other Taxes.  The Credit Parties agree to pay any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.08) (“Other Taxes”).

(c)    Indemnification.  The Credit Parties will and hereby agree to indemnify each Lender and each Agent against, and reimburse each, within ten (10) days of a receipt of written demand therefor, for the full amount of, all Indemnified Taxes (including any Indemnified Taxes imposed by any Governmental Authority on amounts payable to such Agent or Lender under this SECTION 3.04(c)) incurred or paid by such Lender or Agent (as the case may be), or any Affiliate of such Lender or Agent on or with respect to any payment by or on account of any Obligation, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto.  A certificate as to any amount payable to any Person under this SECTION 3.04(c) submitted by such Person to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(d)    Receipts.  Within thirty (30) days after a request from the Administrative Agent, each Credit Party will furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by such Credit Party pursuant to this SECTION 3.04.  The Borrower will furnish to the Administrative Agent upon the Administrative Agent’s request an Officer’s Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

(e)    Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in SECTION 3.04(e) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit T-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit

T-2 or Exhibit T-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Refunds and Tax Benefits.  If a Lender or Agent determines, in its sole discretion exercised in good faith, that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which a Credit Party has paid additional amounts pursuant to SECTION 3.04(a) or (c), it shall make reasonable efforts to timely claim to such Governmental Authority for such refund at the Borrower’s expense.  If a Lender or Agent actually receives a payment of a refund (including pursuant to a claim for a refund made pursuant to the preceding sentence) in respect of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which a Credit Party has paid additional amounts pursuant to

SECTION 3.04(a) or (c), it shall within 30 days from the date of such receipt pay over the amount of such refund to a Credit Party (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or such Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Lender or Agent, agree to repay the amount paid over to a Credit Party (plus penalties, interest or other reasonable charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such Governmental Authority.  In no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Without affecting its rights under SECTION 3.04(a) or any provision of this Agreement, each Lender and each Agent agrees that if any Indemnified Taxes are imposed and required by law to be paid or to be withheld from any amount payable to any Lender or Agent with respect to which the Borrower would be obligated to indemnify such Lender or Agent pursuant to SECTION 3.04(c), such Lender or Agent shall, at the request of the Borrower use reasonable efforts to select an alternative lending office which would reduce or eliminate amounts payable pursuant to this SECTION 3.04 or SECTION 4.03, as applicable, in the future, provided that such change in the good faith judgment of such Lender or Agent would not subject such Lender to any unreimbursed cost or expense and is not otherwise disadvantageous to such Lender or Agent.  The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)    Survival.  Each party’s obligations under this SECTION 3.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Definitions.  For purposes of this SECTION 3.04, the term “applicable law” includes FATCA.

ARTICLE IV
INTEREST

SECTION 4.01    Interest on the Loans and Other Obligations.

(a)    Interest on Loans.  The Borrower agrees to pay interest on the unpaid principal amount of each Loan on each Interest Payment Date, from the date of such Loan through and including the date such Loan is repaid in full, at a rate equal to the Interest Rate for such Loan.  The Borrower shall pay the accrued interest on the Loans in cash on each Interest Payment Date. All computations of interest payable under this Agreement shall be made on the basis of a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate Loans based on the Prime Rate).

(b)    Default Interest.  So long as any Event of Default under SECTION 11.01(a)(i) shall be continuing, the Interest Rate applicable to the Loans then outstanding or due and owing, and any other amount bearing interest hereunder, shall, at the request of the Administrative Agent or the Required Lenders, be increased by two percent (2.00%) per annum above the Interest Rate otherwise applicable to the applicable Loans or such other amounts bearing interest hereunder, which additional interest shall be payable on the demand of the Administrative Agent (with the consent of the Required Lenders).

(c)    Maximum Interest.  Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Highest Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Highest Lawful Rate, the Borrower shall continue to pay interest hereunder at the Highest Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(d)    Conversion or Continuation.  The Borrower shall have the option (i) to convert all or any part of its outstanding LIBOR Rate Loans to Base Rate Loans at the end of then-current LIBOR Period therefor, (ii) to convert Base Rate Loans to LIBOR Rate Loans, or (iii) to change or continue the LIBOR Period applicable to all or a portion of the Loans; provided, however, that (A) except as provided in SECTION 4.03, LIBOR Rate Loans may be converted into Base Rate Loans only on the last day of the LIBOR Period applicable thereto unless the Borrower agrees to pay all amounts due pursuant to SECTION 4.02, (B) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “LIBOR Period” set forth in SECTION 1.01 and to the minimum limits specified in SECTION 2.01(e), (C) any request for extension or conversion of a LIBOR Rate Loan that shall fail to specify an LIBOR Period shall be deemed to be a request for a LIBOR Period of one month; and (D) no Base Rate Loans may be converted to LIBOR Rate Loans if any Event of Default is then continuing.  Each such extension or conversion shall be effected by the Borrower by giving a Notice of Conversion/Continuation (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 1:00 p.m., New York City time, on the third Business Day prior to the date of the proposed extension or conversion, substantially in the form of Exhibit N-2 hereto, specifying (x) the date of the proposed extension or conversion, (y) the Loans to be so extended or converted, (z) the types of Loans into which such Loans are to be converted, and, if appropriate, (D) the applicable LIBOR Periods with respect thereto.  Each Notice of Conversion/Continuation shall be irrevocable.  The Borrower shall have no more than ten (10) LIBOR Rate Loans outstanding at any one time.

(e)    Automatic Conversion to Base Rate Loans.  Each LIBOR Rate Loan shall automatically be converted to a Base Rate Loan at the end of the applicable LIBOR Period if (i) the Borrower does not provide a timely Notice of Conversion/Continuation (subject to the provisions of SECTION 4.01(d)), (ii) the LIBOR Rate Loan is not permitted to be converted or continued as a LIBOR Rate Loan under this Agreement including by virtue of the application of SECTION 4.01(d) or the provisions of this ARTICLE IV, or (iii) any Event of Default is then continuing.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.  Promptly after receipt of a Notice of Conversion/Continuation under SECTION 4.01(d), the Administrative Agent shall notify each Lender by telex, telecopy, email, or other similar form of transmission, of the proposed conversion/continuation.  Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.

SECTION 4.02    Break Funding Payments.  In the event of the payment of any principal of any LIBOR Rate Loan other than on the last day of the LIBOR Period applicable thereto (including as a result of an Event of Default), or the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this SECTION 4.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 4.03    Change in Law; Illegality.

(a)    If the adoption or implementation of, or any change in (or the interpretation, administration or application of), any Applicable Law shall, in each case after the date hereof, (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender; and the result of any of the foregoing under (i) or (ii) of this SECTION 4.03(a) shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered to the extent that such Lender reasonably determines that such increase in cost be allocable to the existence of such Lender’s LIBOR Rate Loans or its commitment to lend hereunder; provided, however that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented.

(b)    If any Lender reasonably determines that the introduction of or any change in any Applicable Law regarding liquidity or capital requirements, in each case after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender could have achieved but for such change in the Applicable Law (including as set forth above, taking into consideration such Lender’s policies with respect to liquidity or capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered to the extent that such Lender reasonably determines that such additional amounts are allocable to the existence of such Lender’s Loans or its commitment to lend hereunder.

(c)    If any Lender or Agent reasonably determines that the introduction of or any change in any Applicable Law, in each case after the date hereof, shall subject such Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender or Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Agent, the Borrower will pay to such Lender or Agent such additional amount or amounts as will compensate such Lender or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(d)    Notwithstanding the foregoing, no Lender shall be entitled to request any payment pursuant to SECTION 4.03(a) or (b) unless such Lender is generally demanding payment under comparable provisions of its agreements with similarly situated Borrower.  A certificate of a Lender or Agent setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Agent as specified in paragraph (a), (b) or (c) of this SECTION 4.03 shall be delivered to the Borrower and shall be binding and conclusive for all purposes, so long as it reflects the basis for the calculation of the amounts set forth therein and does not contain any manifest error.  The Borrower shall pay such Lender or Agent the amount shown as due on any such certificate within ten days after receipt thereof.  Notwithstanding the foregoing, (i) the applicable Lender shall take such actions (including changing the office of location of the funding of the Loans) that the Borrower may reasonably request in order to reduce the amounts payable under SECTION 4.03(a), (b) or (c) provided that the Borrower shall reimburse such Lender for any costs incurred by such Lender in doing so to the extent that such Lender reasonably determines that such costs are allocable to the Borrower with respect to the existence of such Lender’s Loans or commitment to lend hereunder and provided further that such Lender shall only be required to take such actions if it determines in good faith that such actions would not be disadvantageous to it, and (ii) the Borrower shall not be required to compensate a Lender or Agent under SECTION 4.03(a), (b) or (c) for any costs or additional amounts arising more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such costs and amounts of such Lender’s or Agent’s intention to claim compensation therefor and, if the event giving rise to such increased costs and amounts is retroactive, then the 180-day period referred to in this clause (ii) shall be extended to include the period of retroactive effect therefor.

(e)    Notwithstanding anything to the contrary contained herein, if the adoption or implementation of, or any change in, any Applicable Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Rate Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Rate Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make, to continue to fund or maintain LIBOR Rate Loans shall terminate, and (ii) each outstanding LIBOR Rate Loan owing by the Borrower to such Lender shall automatically be converted to a Base Rate Loan and the Borrower shall pay any amounts due pursuant to SECTION 4.02.

ARTICLE V
CONDITIONS TO LOANS

SECTION 5.01    Conditions Precedent to the Funding on the Closing Date.  The occurrence of the Closing Date, and the obligation of each Lender to make the Loans requested on the Closing Date, shall be subject to the satisfaction, or waiver by the Lenders, of each of the following conditions precedent, except to the extent such conditions are subject to the post-closing obligations set forth in Schedule 8.21:

(a)    Petition Date, Interim DIP Order and Authority.  (i) The Petition Date shall have occurred and the Administrative Agent (with the consent of the Required Lenders) shall be reasonably satisfied with the form and substance of the First Day Orders sought by the Credit Parties and entered on or prior to the Closing Date.

(ii)    The Interim DIP Order Entry Date shall have occurred not later than five (5) Business Days following the Petition Date.

(iii)    The Administrative Agent shall have received certified copies of all resolutions, certificates and other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document to be executed and or delivered on the Closing Date by a Credit Party and for the consummation of the transactions contemplated thereby.  All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Closing Date.

(b)    Loan Documents.  The Administrative Agent shall have received, on or prior to the Closing Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Administrative Agent (with the consent of the Required Lenders):

(i)    this Agreement;

(ii)    the Notes (to the extent any Notes were requested three (3) Business Days prior to the Closing Date); and

(iii)    each other Loan Document, in each case duly executed and delivered by the parties thereto and dated no later than the Closing Date.

(c)    [Reserved.]

(d)    Opinions of the Borrower’s Counsel.  The Lenders shall have received customary opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent (with the consent of the Required Lenders), of (i) Davis Polk & Wardwell LLP, counsel to the Borrower and the Guarantors, with respect to the Credit Agreement and the other Loan Documents and (ii) Kilpatrick Townsend & Stockton LLP, Virginia counsel to the Borrower, with respect to corporate matters.

(e)    Fees and Expenses Paid.  There shall have been paid to the Administrative Agent and the Lenders all documented fees and expenses of the Agents (including the reasonable legal fees of counsel to the Agents) due and payable on or before the Closing Date.

(f)    PATRIOT Act.  The Administrative Agent and the Lenders shall have received (to the extent requested at least five (5) Business Days prior to the Closing Date) all information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), all in form and substance reasonably acceptable to Administrative Agent (with the consent of the Required Lenders).

(g)    Good Standing Certificates.  The Administrative Agent shall have received, on or before the Closing Date, governmental certificates, dated as of a recent date prior to the Closing Date, showing that each Credit Party is organized and in good standing in the jurisdiction of its organization.

(h)    Organizational Documents.  The Administrative Agent shall have received, on or before the Closing Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, certified as of a recent date by the appropriate government official of the jurisdiction of its organization, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, certified by the Secretary, Assistant Secretary or managing member, as applicable, of such Credit Party as true and correct as of the Closing Date.

(i)    [Reserved].

(j)    Certificates.  (i) The Administrative Agent shall have received, on or before the Closing Date, a certificate of the secretary or assistant secretary of each Credit Party, dated the Closing Date, as to the incumbency and signatures of its officers, executing this Agreement and each other Loan Document to which each such Credit Party is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such secretary or assistant secretary.

(ii)    The Administrative Agent shall have received, on the Closing Date, the certificate of a Senior Officer of the Borrower, dated the Closing Date, stating that (A) to the knowledge of such officer and on behalf of the Borrower (not in such officer’s individual capacity) all of the representations and warranties of such Credit Parties contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Closing Date as if made on such date, (B) that no Default or Event of Default has occurred or would result from the execution, delivery of and performance under this Agreement and the transactions contemplated hereunder, and (C) there shall not have occurred any event or condition since December 31, 2013 which could reasonably be expected to have a Material Adverse Effect.

(k)    Refinancing.  (i) The Refinancing shall have occurred or shall occur on or prior to the Closing Date; (ii) each Existing Letter of Credit shall have been either terminated or replaced, backstopped or cash collateralized, pursuant to documentation in form and substance satisfactory to the Required Lenders (the “Cash Collateral Agreement”), and (iii) the Liens created in connection with the Prepetition Credit Agreement (other than those created by the Interim DIP Order) shall have been released pursuant to a payoff letter in form and substance satisfactory to the Required Lenders (the “Payoff Letter”).

(l)    DIP Budget and 13-Week Forecast.  The Administrative Agent shall have received a copy of the DIP Budget and the 13-Week Forecast.

(m)    Cash Management Arrangements.  The Required Lenders shall be reasonably satisfied with the cash management arrangements of the Credit Parties, it being understood that the cash management arrangements of the Credit Parties, approved pursuant to a First Day Order, are satisfactory to the Required Lenders.

(n)    Collateral Audit.  The Administrative Agent shall have received a copy of the Craig & Associates report dated March 24, 2014.

(o)    Financial Statements.  The Administrative Agent shall have received the 2013 Financial Statements, in form and substance reasonably satisfactory to the Required Lenders.

(p)    Financing Statements. The Administrative Agent shall have received UCC-1 financing statements for each Credit Party in the jurisdiction of its organization in form and substance reasonably acceptable to the Administrative Agent.

(q)    Litigation.  Except for the Cases and as set forth in Schedule 6.01(f), there shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any governmental or regulatory agency or authority pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party or its property or assets, except for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)    Availability. After giving effect to all Loans to be made on the Closing Date, the Availability shall not be less than $15,000,000.

(s)    Other Conditions Precedent.  The conditions set forth in SECTION 5.02 shall be satisfied on the Closing Date.

SECTION 5.02    CONDITIONS PRECEDENT TO ALL LOANS.  The obligation of the Lenders to make any Loan on any Funding Date shall be subject to the satisfaction of the conditions set forth below

(a)    Representations and Warranties.  As of such Funding Date, both before and after giving effect to the Loans to be made on such date all of the representations and warranties of any Credit Party contained in ARTICLE VI and in the other Loan Documents shall be true and correct in all material respects (except, in the case of Loans funded after the Closing Date, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)    No Defaults.  As of such Funding Date, no Default or Event of Default shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents or making the requested Loan or the proposed purpose or application thereof.

(c)    No Change in Condition.  There shall not have occurred any event or condition since December 31, 2013 which could reasonably be expected to have a Material Adverse Effect.

(d)    Borrowing Base and Notice of Borrowing.  The Administrative Agent shall have received a Borrowing Base Certificate (calculating the Inventory component of the Borrowing Base as of (x) in the case of the Initial Borrowing, March 31, 2014 and (y) in the case of the Final Borrowing, a recent date no more than five Business Days prior to the Final

Borrowing) and executed Notice of Borrowing.  After giving effect to the Borrowing on such Funding Date, the Aggregate Loan Amount shall not exceed the Borrowing Base then in effect.

(e)    Applicable Order.  The Interim DIP Order or, after entry of the Final DIP Order, the Final DIP Order shall be in full force and effect and shall (i) not have been stayed, vacated or reversed, (ii) not have been modified or amended (unless consented to by the Administrative Agent acting on the direction of the Required Lenders), and (iii) not be stayed.  The Credit Parties shall be in compliance with the Interim DIP Order from the DIP Interim DIP Order Entry Date until the entry of the Final DIP Order and thereafter, with the terms of the Final DIP Order, in each case, in all material respects.  All First Day Orders and any “second day” orders entered by the Bankruptcy Court shall be in form and substance reasonably satisfactory to the Required Lenders.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01    Representations and Warranties.  In order to induce the Lenders to enter into this Agreement and to make the Loans, each Credit Party hereby, jointly and severally, represents and warrants, as of the Closing Date and each Funding Date in accordance with Section 5.02(a), as follows:

(a)    Organization, Good Standing, Etc.  Each Credit Party (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) subject to entry of an applicable order of the Bankruptcy Court, has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder (in the case of each Borrower), to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary for its business as currently conducted.

(b)    Authorization, Etc.  Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable) and subject to the terms thereof, the execution, delivery and performance by each Credit Party of each Loan Document to which it is or will be a party, and the transactions contemplated thereunder, (i) have been or, with respect to such Credit Parties formed or acquired hereafter, will be, duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents, (iii) do not and will not violate any Requirements of Law binding on or otherwise affecting it, any of its Subsidiaries or any of its properties or its Subsidiaries’ properties, except in each case under this clause (iii) where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties or its Subsidiaries’ properties.  Subject to entry of the Interim DIP

Order (or the Final DIP Order, when applicable) and subject to the terms thereof, each Credit Party has the requisite corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party.

(c)    Governmental Approvals.  Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable) and subject to the terms thereof, no material authorization, approval or consent or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by each Credit Party of each Loan Document to which it is a party.

(d)    Enforceability of Loan Documents.  Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable) and subject to the terms thereof, each of the Loan Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)    Capitalization.  On the Closing Date, the authorized, issued and outstanding Equity Interests of each Credit Party are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Equity Interests of each Credit Party have been validly issued and, to the extent applicable, are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Schedule 6.01(e) sets forth each plan pursuant to which shares of the Equity Interests of the Credit Parties are issuable as of the Closing Date and the number of shares of Equity Interests of each of the Credit Parties issuable under each such plan.  Except as set forth on Schedule 6.01(e), as of the Closing Date, there are no other plans or arrangements in existence relating to the issuance of shares of Equity Interests of a Credit Party.  Except as set forth on Schedule 6.01(e), as of the Closing Date, there are no outstanding debt or equity securities of a Credit Party, and no outstanding obligations of a Credit Party convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from a Credit Party or other obligations of a Credit Party, to issue, directly or indirectly, Equity Interests of any such Person.

(f)    Litigation.  Except (x) for the Cases and (y) as set forth on Schedule 6.01(f), there are no unstayed Adverse Proceedings, individually or in the aggregate, (a) that could reasonably be expected to have a Material Adverse Effect or (b) that involve any of the Loan Documents (other than objections or pleadings that may have been filed in the Cases with respect to the Credit Parties seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement).

(g)    Financial Condition; Material Adverse Effect.

(i)    The 2013 Financial Statements, copies of which have been delivered to the Administrative Agent, and any financial statements delivered pursuant to SECTION 7.01, fairly present, in all material respects, the consolidated financial condition of the Credit Parties as at the respective dates thereof and the consolidated results of operations of the Credit Parties for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to normal year-end adjustments and absence of footnotes in the case of any quarterly and monthly statements).

(ii)    The Borrower has furnished, on behalf of the Credit Parties, to the Administrative Agent under this Agreement the initial DIP Budget on or prior to the Closing Date.  The projections set forth in such DIP Budget are based upon assumptions that are reasonably believed by the Credit Parties to have been reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material) and have been prepared in good faith by the Credit Parties.

(iii)    Since December 31, 2013, no event or development has occurred and is continuing that has had or could reasonably be expected to have a Material Adverse Effect.

(iv)    As of the Closing Date, no Credit Party has (x) any Indebtedness or other contingent liabilities (other than (A) the Obligations, (B) liabilities incurred in the ordinary course of business and (C) liabilities reflected on the balance sheet as of December 31, 2013), that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (y) any Liens other than Permitted Liens.

(h)    Compliance with Law, Etc.  No Credit Party is in violation of its Governing Documents, any Requirements of Law (other than violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect), any judgment or order of any Governmental Authority applicable to it or any of its property or assets (other than violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).  The Credit Parties have policies in place to observe the requirements of the PATRIOT Act related requirements consistent with U.S. Industry practice.

(i)    ERISA.

(i)    Neither the Credit Parties nor any ERISA Affiliate has (i) “accumulated funding deficiency” (within the meaning of the Code), whether or not waived, with respect to any Benefit Plan, (ii) neither the Borrower or any of its ERISA Affiliates failed to make any contribution or payment to any Benefit Plan which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, (iii) incurred, or is reasonably likely to incur, any liability under Title IV of ERISA (other than a liability to the Pension Benefit Guaranty Corporation (or “PBGC”) for premiums under Section 4007 of ERISA) or (iv) violated any provision of ERISA that individually or in the aggregate can reasonably be expected to result in a material liability to the Credit Parties taken as a whole.  Neither the Credit Parties nor any ERISA Affiliate participates in or is obligated to contribute to a Multiemployer Plan or a Benefit Plan, except as specified on Schedule 6.01(i).

(ii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Benefit Plan, such representation is deemed made only to the knowledge of the Credit Parties) and (ii) with respect to each Plan, no failure to satisfy the minimum funding standards of Sections 412 or 430 of the Code has occurred, and no application for a funding waiver or an extension of any amortization period pursuant to the Code has been made.

(iii)    There are no pending or, to the knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iv)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Benefit Plan has any Unfunded Pension Liability; (iii) neither the Credit Parties  nor any ERISA Affiliate has incurred, or reasonably expects to incur, any  liability under Title IV of ERISA with respect to any Benefit Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur (except as may occur as a result of relief granted pursuant to section 1113 of the Bankruptcy Code), any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Credit Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(j)    Taxes, Etc.  All United States Federal, and all material state, provincial and local tax returns and other material reports required by Applicable Law to be filed by any Credit Party have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Credit Party and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable; except to the extent subject to a Permitted Protest.

(k)    Margin Regulations.  No proceeds of any Loan will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the

Board of Governors of the Federal Reserve System of the United States, as in effect from time to time.

(l)    Permits.  Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable) and subject to the terms thereof, such Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations (collectively, the “Permits”) required for such Person lawfully to own, lease, manage or operate each business and Property currently owned, leased, managed or operated by such Person, except where the failure to have or to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any Permit, and there is no claim that any thereof is not in full force and effect, except, in each case, with respect to any Permits the loss of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(m)    Personal Property.  Each Credit Party has good and marketable title to, or valid leasehold interests in all Property material to its business, except for minor defects in title that could not reasonably be expected to interfere with its ability to conduct its business as currently conducted or as proposed to be conducted, free and clear of all Liens except Permitted Encumbrances.  All such Properties are in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to be in such condition could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)    Real Estate.

(i)    Real Estate.  Schedule 6.01(n)(i) sets forth (A) a complete and accurate list of, except to the extent any omissions, in the aggregate for all Credit Parties then as a whole, do not represent a material portion thereof, all Real Estate Assets (including addresses (or, in respect of any properties that have no addresses, legal descriptions with book and page number references) of the subject properties thereof) that are owned by the Credit Parties as of the Closing Date, and (B) a complete and accurate list of, except to the extent any omissions, in the aggregate for all Credit Parties taken as a whole, do not represent a material portion thereof, all (1) Mining Leases (including addresses (or, in respect of any properties that have no addresses, locations) of the subject coal reserves and the lessor thereof), and (2) all Prep Plant Leases (including addresses (or in respect of any properties that have no addresses, locations) of the subject properties and lessor thereof) and (3) all other Leases.  Except as set forth on such Schedule 6.01(n)(i), no Credit Party owns any material Real Estate Assets, or is a party to any Lease that constitutes a Material Contract, as of the Closing Date or the date of the most recent update to such schedule.

(ii)    Mines.  Schedule 6.01(n)(ii) sets forth a complete and accurate list of all Mines (including addresses (or, in respect of any properties that have no addresses, locations) and the owner and operator thereof) owned or operated by a Credit Party as of the Closing Date or the date of the most recent update to such schedule.  Except as set forth on such Schedule, no Credit Party leases any Mines as of the Closing Date or the date of the most recent update to such schedule.

(iii)    [Reserved.]

(iv)    Permits.  With respect to each Mining Lease and each Prep Plant Lease, a Credit Party possesses all leasehold interest mining rights and Mining Permits necessary for the operation of the applicable Mine or Coal Handling Facility, as the case may be, currently being operated on such parcel, and each of its rights under all applicable Mining Permits, contracts, rights-of-way and easements necessary for the operation of such Mine or such Coal Handling Facility, as the case may be, is in full force and effect and no default exists thereunder, except to the extent that such defaults or the failure to maintain such lease, mining rights, Mining Permits, contracts, rights of way and easements in full force and effect has not had and could not reasonably be expected to result in a Material Adverse Effect on the operation and intended use of such parcel by the Credit Parties.

(v)    Title.  Each Credit Party has, and is the sole owner of, good, insurable and marketable fee simple title to all of its owned Real Estate Assets and a good and valid leasehold estate and title in and to its leased Real Estate Collateral, and has all necessary right, power and authority to mortgage, encumber, give, grant, bargain, sell, convey, confirm, pledge, assign, and hypothecate all of the Real Estate Collateral in accordance with the terms of this Agreement (subject to (x) customary restrictions on transfer and assignment in Leases to which Credit Parties may be party to, and (y) in the case of certain Leases that do not relate to Real Estate Collateral, restrictions on transfer, assignment and/or encumbrance without the prior consent of the applicable lessor), and none of its Real Estate Assets are subject to Liens other than Permitted Encumbrances.

(vi)    No Defaults Under Material Contracts.  Each Material Contract is in full force and effect and, other than those defaults arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, no Credit Party has any knowledge of any default that has occurred and is continuing thereunder.  Each Material Contract constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(vii)    Restrictions on Use.  No part of any Real Estate Asset is subject to any building or use restrictions that would prevent or interfere in any material respect with the current use and operation of such Real Estate Asset in any material respect.  Each Real Estate Asset is properly and duly zoned for its current use, and such current use is in all material respects a conforming use or a nonconforming use permitted by variance or other Applicable Law.  No Governmental Authority having jurisdiction over any Real Estate Asset has issued or, to the knowledge of any Credit Party, has threatened to issue any notice or order that adversely affects in any material respect the use or operation of such Real Estate Asset, or requires, as of the date hereof or a specified date in the future, any material repairs, alterations, additions or improvements to such Real Estate Asset, or the payment or dedication of any money, fee, exaction or property other than amounts (such as taxes and utility charges) due in the ordinary course of the ownership, use or operation of such Real Estate Asset.

(viii)    Condemnation.  As of the Closing Date, there are neither any actual, nor, to the knowledge of any Credit Party, any threatened or contemplated condemnation or eminent domain proceedings that affect any Real Estate Collateral or any part thereof, except to the extent that such proceedings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no Credit Party has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(ix)    Mechanics’ Liens.  No labor has been performed and no material has been furnished for any portion of any Real Estate Collateral for which full payment has not been made and for which a mechanic’s or materialmen’s lien, or any other Lien, can be claimed by any Person, other than Permitted Encumbrances.

(x)    Encroachments.  No improvements constituting a part of such Real Estate Collateral encroach on any real property not owned or leased by a particular Credit Party.

(xi)    Repairs and Alterations.  As of the Closing Date, no Credit Party has received any notice from any insurance company which has issued an insurance policy with respect to any Real Estate Collateral requesting performance of any structural or other repairs or alterations to such Real Estate Collateral.

(xii)    Access to Public Streets.  Each parcel (or group of parcels) comprising each Real Estate Collateral is located on public roads and streets with adequate ingress and egress available between such streets and such Real Estate Collateral or otherwise has access to public roads and streets pursuant to access easements benefiting such Real Estate Collateral.

(xiii)    Utilities.  All utility systems required in connection with the use, occupancy and operation of each Real Estate Collateral are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems or, in the case of a leased Real Estate Collateral, the Credit Party leasing the same has valid and enforceable rights to the same under the applicable Lease or otherwise.

(xiv)    Parking.  Each Real Estate Collateral consists of or otherwise has rights to use sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Real Estate Collateral in the manner and for the purposes to which it is presently devoted.

(xv)    Non-Foreign Status.  No Credit Party is a “foreign person” as defined in Section 1445 of the Code.

(o)    Full Disclosure.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of a Credit Party to the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), contains any misstatement of fact or omits to state any fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not materially misleading; provided that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast or projection, such Credit Party represents only that the relevant Credit Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).  As of each Funding Date, there are no contingent liabilities or obligations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(p)    Environmental Matters.  Except as set forth on Schedule 6.01(p) or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the operations of each Credit Party are and have been in compliance with all applicable Environmental Laws,  (ii) there has been no Release on, in, at, to, from or under any of the properties currently or, to the knowledge of the Credit Parties, formerly owned or operated by any Credit Party, or a predecessor in interest for whom any Credit Party could be held liable, (iii) no Environmental Action has been asserted or threatened against any Credit Party which is unresolved, nor to the knowledge of any Credit Party are there any threatened Environmental Actions against a Credit Party, (iv) to the knowledge of the Credit Parties no Environmental Action has been asserted against any facilities that have received Hazardous Materials generated by a Credit Party, or any predecessor in interest for whom any Credit Party could be held liable and (v) to the knowledge of any Credit Parties there are no other circumstances or existing conditions involving any Credit Party that could reasonably be expected to result in any such Credit Party becoming the subject of any Environmental Actions or Environmental Liabilities and Costs including any restriction on the ownership, use, or transfer of any property in connection with any Environmental Law.

(q)    Coal Act; Black Lung Act.  Each Credit Party and each of their respective “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act, except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Code by virtue of commencement of the

Cases or by Order of the Bankruptcy Court, and none of the Credit Parties or their respective related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder that have been paid when due or except to the extent such liability is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Code by virtue of commencement of the Cases or by Order of the Bankruptcy Court.  Each Credit Party is in compliance in all material respects with the Black Lung Act, except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Code by virtue of commencement of the Cases or by Order of the Bankruptcy Court, and no Credit Party has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder that have been paid when due or except to the extent such liability is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Code by virtue of commencement of the Cases or by Order of the Bankruptcy Court.

(r)    Coal Supply Agreements.  Schedule 6.01(r) sets forth a complete and accurate list of each Coal Supply Agreement to which a Credit Party is a party as of the Closing Date, including the counterparty to each such agreement.  As of the Closing Date, each such Coal Supply Agreement is in full force and effect and, other than any breach or default arising as a result of the commencement of the Cases, the Credit Parties are in compliance with their obligations thereunder, except to the extent that any such failure to be in full force and effect or in compliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

(s)    Surety Bonds.  All surety, reclamation and similar bonds required to be maintained by a Credit Party under any Requirement of Law or pursuant to any contractual obligation binding on any of them are set forth in Schedule 6.01(s) and are in full force and effect in all material respects and were not and will not be terminated, suspended, revoked or otherwise adversely affected in any material respect as a result of the Loans; provided that (i) self-bonding permitted under any Requirement of Law prior to the Closing Date may be required to be replaced following the Closing Date with surety bonds, (ii) the cost of such bonds may be increased and (iii) certain of such bonds may be terminated, suspended or revoked, provided that, taken together, the events specified in clauses (i), (ii) and (iii) above could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  All required guarantees of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result, individually or in the aggregate,  in a Material Adverse Effect.

(t)    Insurance.  Each Credit Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by Applicable Law, (iii) public liability insurance, which shall include product liability insurance, but only to the extent and in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law (including against larceny, embezzlement or other criminal misappropriation).  Schedule 6.01(t) sets forth a list of all material insurances maintained by all Credit Parties on the Closing Date.

(u)    Inventory Surveys.   As of the Closing Date, it is the Credit Parties’ practice to conduct (or, with respect to certain material properties, cause third-party engineers to conduct) Inventory surveys at the Credit Parties’ material mining complexes and at other locations where a material portion of the Credit Parties’ Inventory is located, in each case on a monthly (or, with respect to services provided by third-party engineers, quarterly) basis.

(v)    Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list of all Deposit Accounts and Securities Accounts of the Credit Parties as of the Closing Date or the date of the most recent update to such schedule, together with a description thereof (i.e., the bank or securities firm at which such Deposit Account or Securities Account is maintained and the account number and the purpose thereof).  Except to the extent specified in Schedule 6.01(v) or as specified in SECTION 9.15, and subject to SECTION 8.21, the Collateral Agent has a control agreement for each such Deposit Account or Securities Account.

(w)    Intellectual Property.  Schedule 6.01(w) sets forth a true and complete list of all material Registered Intellectual Property owned by the Credit Parties as of the Closing Date, indicating for each registered item the registration or application number and the applicable filing jurisdiction. The Credit Parties (i) own (beneficially and of record, where applicable) all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 6.01(w) free and clear of all Liens other than exceptions as may be set forth on Schedule 6.01(w) and (ii) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, own or have a valid license or right to use all other Intellectual Property material to its business. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) neither the Registered Intellectual Property set forth on Schedule 6.01(w) nor any other Intellectual Property owned by any Credit Party that is material to its business is subject to any outstanding order, judgment or decree adversely affecting the Credit Parties’ use thereof or their rights thereto; (ii) to the knowledge of the Credit Parties, the conduct of the Credit Parties does not infringe or otherwise violate the Intellectual Property rights of any third party in any respect; (iii) the Credit Parties have sufficient rights to use all Intellectual Property material to their business; and (iv) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, or, to the knowledge of the Credit Parties, asserted or threatened against the Credit Parties concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, including the Registered Intellectual Property. The Credit Parties have taken all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(x)    Material Contracts.  Set forth on Schedule M-1 is a complete and accurate list as of the Closing Date of all Material Contracts to which any Credit Party is a party showing the parties and subject matter thereof and amendments and modifications thereto.  As of the Closing Date, each such Material Contract is in full force and effect and, other than as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, the Borrower and its Subsidiaries are in compliance with their obligations thereunder, except to the extent that such failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  In addition, other than as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, the Credit Parties are in compliance with all other contractual obligations binding upon them, except to the extent that any such failure to be in compliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

(y)    Investment Company Act.  None of the Credit Parties nor any Person controlling JRCC is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(z)    Employee and Labor Matters.  As of the Closing Date there is (i) no unfair labor practice complaint pending or, to the best of any Credit Party’s knowledge, threatened against any Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party that, in the case of clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect.

(aa)    Location of Collateral; Chief Place of Business; Chief Executive Office; FEIN; Name.  As of the Closing Date or the date of the most recent update to such schedule, all of the Inventory is located on one of the locations listed on Schedule 6.01(aa)(1).  As of the Closing Date or the date of the most recent update to such schedule, all of the Equipment is located on one of the locations listed on Schedule 6.01(aa)(2).  Schedules 6.01(aa)(1) and (2) contain a true, correct and complete list, as of the Closing Date or the date of the most recent update to such schedule, of the legal names and addresses of each warehouse at which the Inventory or Equipment, as the case may be, is stored.  None of the receipts received by such Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.  As of the Closing Date or the date of the most recent update to such schedule, Schedule 6.01(aa)(3) sets forth a complete and accurate list as of the date hereof of (i) each principal place of business (other than a location that is only a sales office) of each Credit Party, (ii) the chief executive office of each Credit Party, (iii) the exact legal name of each Credit Party, (iv) the jurisdiction of organization of each Credit Party, (v) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number) and (vi) the federal employer identification number of such Credit Party.

(bb)    Equipment; Inventory Records; Commercial Tort Claims.  Each material item of Equipment of the Credit Parties is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.  Each Credit Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of Inventory and the book value thereof in all material respects.

(cc)    Security Documents.  Subject to the entry of the Interim DIP Order (or Final DIP Order, when applicable), the provisions of the Security Documents when executed and delivered are effective to create in favor of the Collateral Agent for the benefit of the Lenders a legal, valid and enforceable Lien on all right, title and interest of the Collateral owned by the Credit Parties and described therein.

(dd)    Foreign Assets Control Regulations, Etc.

(i) OFAC.  Each Credit Party and each Subsidiary of Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary of a Credit Party or, to the knowledge of any Credit Party, no Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

(ii) PATRIOT Act.  The Credit Parties, each of their Subsidiaries and, to the knowledge of the Credit Parties, each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(ee)    Equipment Leases.  Each Credit Party has good title to, or a valid leasehold interest in, all of its material personal property, in each case, free and clear of Liens except for Permitted Encumbrances.

ARTICLE VII
REPORTING COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 7.01    Financial Statements.  Each Credit Party (i) shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of the Credit Parties, and (ii) shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records.  The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)    Monthly Reports.  As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (and with respect to the last Fiscal Month of each Fiscal Quarter of the Borrower, forty-five (45) days after the end of such Fiscal Month (but sixty (60) days with respect to the month of December)), (i) a consolidated balance sheet for the Credit Parties as at the end of such Fiscal Month, (ii) the related consolidated statements of income of the Credit Parties for such Fiscal Month, (iii) the related consolidated statements of cash flow of the Credit Parties for such Fiscal Month, and (iv) the related unaudited consolidated statements of income and cash flow, in each case, for such Fiscal Month and for the period commencing on the first day of such Fiscal Year and ending the last day of such Fiscal Month, in a form reasonably satisfactory to the Required Lenders and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Credit Parties as at the dates indicated and the results of their operations for the Fiscal Months indicated, such consolidated balance sheets and consolidated statements of income in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(b)    Quarterly Reports.  As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year (but sixty (60) days with respect to the last Fiscal Quarter of each Fiscal Year) (i) the quarterly report of Borrower required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act, including the unaudited consolidated balance sheets of the Credit Parties as at the end of such period, the related unaudited consolidated statements of income and cash flow of the Credit Parties and the related unaudited consolidated statements of income for such Fiscal Quarter or if such quarterly reports are not filed with the SEC for any reason, the unaudited consolidated balance sheets of the Credit Parties as at the end of such period, the related unaudited consolidated statements of income and cash flow of the Credit Parties and the related unaudited consolidated statements of income for such Fiscal Quarter and (ii) a certificate of a Senior Officer of the Borrower stating that such unaudited financial information fairly presents, in all material respects, the financial position of the Credit Parties as at the dates indicated and the results of its operations and cash flow for the Fiscal Quarters indicated, such consolidated balance sheets and consolidated statements of income and cash flow in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c)    Annual Reports.  As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year (i) the annual report of Borrower required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act, including the audited consolidated balance sheets of the Credit Parties as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of the Credit Parties and the related unaudited consolidated statements of income of the Credit Parties for such Fiscal Year or if such annual reports are not filed with the SEC for any reason, the audited consolidated balance sheets of the Credit Parties as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of the Credit Parties and the related unaudited consolidated statements of income of the Credit Parties for such Fiscal Year and (ii) a report on such financial statements of KPMG LLP or other independent public accountants of nationally recognized standing or other independent certified public accountants reasonably acceptable to the Required Lenders, which report shall be unqualified in all material respects (other than a “going concern qualification” with respect to the Cases).

(d)    Officer’s Certificate; Etc.  Together with each delivery of any financial statement pursuant to subsections (a) and (b) of this SECTION 7.01, (i) an Officer’s Certificate substantially in the form of Exhibit O-1 attached hereto and made a part hereof, stating that a Senior Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Credit Parties during the accounting period or Measurement Period covered by such financial statements, that such review has not disclosed the existence during or at the end of such period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or a continuing Default, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower and its Subsidiaries have taken, are taking and propose to take with respect thereto (the “Officer’s Certificate”), and (ii) a certificate substantially in the form of Exhibit C attached hereto and made a part hereof (the “Compliance Certificate”), signed by the Borrower’s Senior Officer or other Senior Officer, setting forth calculations (with such specificity as the Administrative Agent (with the consent of the Required Lenders) may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of ARTICLE X during such period.

(e)    13-Week Forecast.  The Borrower shall deliver to Administrative Agent on the Closing Date and on the Thursday of every alternate week (commencing with the second Thursday following the Closing Date) (or, to the extent such Thursday is not a Business Day, the next Business Day thereafter), a 13-week forecast (each, a “13-Week Forecast”) of cash receipts, disbursements, net cash flow, loan balances and Availability for the immediately following consecutive 13 weeks, set forth on a weekly basis, substantially in the form attached hereto as Exhibit F or in a form reasonably satisfactory to the Required Lenders.

(f)    Variance Reports.  The Borrower shall furnish to the Administrative Agent and the Lenders no later than the thirtieth (30th) day of each month (commencing with June 2014), a Budget Variance Report for the immediately preceding month setting forth the actual and budgeted results for such preceding month by line item in the DIP Budget (including, without limitation, with respect to the payment of accrued fees, costs and expenses of professionals retained by the Credit Parties and the Committee).  Each such report shall be certified by an Authorized Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.  At the request of the Administrative Agent or the Required Lenders, the Borrower shall make its chief financial officer, its financial advisor or both available via teleconference to provide a reasonably detailed explanation to the Administrative Agent and the Lenders of any material variances.

(g)    Collateral Reporting.  The Borrower shall deliver to each Agent and the Lenders on the fifteenth day and the last calendar day of each calendar month (or, at any time after the occurrence and during the continuance of an Event of Default, on Thursday of each calendar week) the various collateral reports (including Borrowing Base Certificates) in the manner set forth in Annex A.

(h)    Unrestricted Cash Reporting.  The Borrower shall deliver to each Agent on the fifteenth day and the last calendar day of each calendar month (or, at any time after the occurrence and during the continuance of an Event of Default, on Thursday of each calendar week), and at such other times as the Administrative Agent (with the consent of the Required Lenders) may reasonably request, a report regarding Unrestricted Cash for the prior calendar month, fifteenth day or week, as applicable (or such other period as the Administrative Agent may request), in form and substance and with such supporting information as the Administrative Agent (with the consent of the Required Lenders) may reasonably request.

SECTION 7.02    Other Financial Information.  The Borrower shall deliver to each Agent and the Lenders such other information, with respect to (a) the Collateral, or (b) any Credit Party’s business, financial condition, results of operations, properties, projections, business or business prospects as such Agent or any of the Lenders may, from time to time, reasonably request. The Agents and their representatives shall treat any non-public information so obtained as confidential.  The Credit Parties shall cooperate in good faith to provide the Agents and the Lenders with periodic updates (including by way of conference calls and in-person meetings) regarding the status and direction of the Cases, the asset sale process and the financial and operational condition of the Credit Parties generally.

SECTION 7.03    Defaults, Events of Default.  Promptly upon any Senior Officer obtaining knowledge of any condition or event which constitutes a breach or violation of any of the covenants, representations or conditions of this Agreement, an Event of Default or a Default, each Credit Party shall deliver to the Administrative Agent an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed Event of Default, Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action such Credit Party has taken, is and proposes to take with respect thereto.

SECTION 7.04    Material Adverse Change.  Promptly upon any Senior Officer obtaining knowledge thereof, the Borrower shall notify the Administrative Agent of the occurrence of any event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 7.05    Lawsuits.  (a) Promptly upon any Credit Party obtaining knowledge of the institution of, or written threat of (i) any action, suit, proceeding or arbitration (including any Environmental Action) against or affecting such Credit Party or any asset of such Credit Party or not previously disclosed pursuant to SECTION 6.01(f), which action, suit, proceeding or arbitration could reasonably be expected to have a Material Adverse Effect, (ii) any investigation or proceeding before or by any Governmental Authority, the effect of which could reasonably be expected to materially limit, prohibit or restrict the manner in which such Credit Party currently conducts its business, (iii) any Forfeiture Proceeding, or (iv) any material Condemnation or Condemnation proceeding, such Credit Party shall give written notice thereof to the Administrative Agent and provide such other information reasonably requested by the Administrative Agent (with the consent of the Required Lenders) as may be reasonably available to enable the Administrative Agent (with the consent of the Required Lenders) to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductible), and (b) in addition to the requirements set forth in clause (a) of this SECTION 7.04, such Credit Party upon request of the Administrative Agent (with the consent of the Required Lenders) shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (a) above and provide such other information as may be reasonably requested by the Administrative Agent and reasonably available to such Credit Party to enable the Administrative Agent to evaluate such matters.

SECTION 7.06    Insurance.  As soon as practicable and in any event within three (3) Business Days of any notice of nonrenewal, cancellation without replacement thereof or material change of any material insurance coverage set forth on the most recent schedule delivered pursuant to SECTION 6.01(t), as applicable, the Borrower shall deliver to the Administrative Agent a copy of any such notice

SECTION 7.07    [Reserved.]

SECTION 7.08    Labor Matters, ERISA Event.  The Borrower shall, and shall cause each Credit Party to, notify the Administrative Agent in writing, promptly, after the occurrence of (a) any material labor dispute to which any Credit Party could reasonably be likely to become a party, any actual or threatened strikes, lockouts or other disputes relating to such Credit Party’s plants and other facilities, (b) any material liability incurred with respect to the closing of any plant or other facility of such Credit Party, or (c) the occurrence of any ERISA Event that, individually, or in the aggregate, would be reasonably likely to have a Material Adverse Effect, in all cases, as soon as possible and, in any event, within five (5) business days after the Credit Parties know or have obtained notice thereof.

SECTION 7.09    Pleadings.  The Borrower shall deliver to the Administrative Agent for distribution to the Lenders all pleadings, motions, applications, judicial or financial information and other documents when filed by or on behalf of the Credit Parties with the Bankruptcy Court or any court pleadings distributed to any official committee appointed in the Cases; provided that any such pleadings that are (i) requests for relief under sections 363 or 365 of the Bankruptcy Code or (ii) directly related to the Loan Documents, bidding procedures, or any plan of reorganization or plan of liquidation, or any disclosure statement related thereto shall be delivered in advance of the filing thereof to the extent reasonably practicable; provided, further, that other than as stated in the previous proviso, the Borrower shall not be required to deliver any such pleading, motion, application, judicial or financial information to the extent it is accessible to the Administrative Agent on the electronic docket maintained for these Cases; provided, further that this SECTION 7.09 shall not require delivery of any sealed documents or unredacted versions of documents for which the Credit Parties are seeking or intend to seek sealed treatment.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 8.01    Compliance with Laws.  Each Credit Party shall comply with all Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Credit Party shall comply with all of its obligations under any Material Contract to which it is a party except to the extent that any failure to be in compliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect. Each Credit Party shall have policies in place to observe the applicable requirements of the PATRIOT Act related requirements consistent with U.S. industry practice.

SECTION 8.02    Payment of Postpetition Taxes and Claims.  In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, each Credit Party shall pay its postpetition Indebtedness and other postpetition obligations on account of (a) all postpetition taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property, and (b) all postpetition claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to such Credit Party which have become due and payable and which by law have or may become a Lien upon any of such Credit Party’s properties or assets, in each case prior to the time when any penalty or fine will be incurred by the Credit Party with respect thereto, except for such taxes, assessments, other governmental charges and claims that are being contested in a Permitted Protest to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 8.03    Conduct of Business and Preservation of Corporate Existence.  Each Credit Party shall (a) continue to engage in business of the same general type as now conducted by the Credit Parties, taken as a whole, and (b) preserve and maintain its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that no Credit Party shall be required to preserve any right or franchise if (i) the Credit Party shall determine in good faith that the preservation thereof is no longer necessary, and (ii) that the loss thereof could not reasonably be expected to have a Material Adverse Effect.   The Credit Parties shall conduct surveys of Inventory located at their material mining complexes and at other locations where a material portion of the Credit Parties’ Inventory is located in a manner consistent with past practice (including in respect of using third-party engineers for quarterly surveys at certain material properties) as more specifically described in Section 6.01(u) (it being understood and agreed that the Borrowing Base Certificate delivered subsequent to any Inventory survey shall reflect the results of such Inventory survey).

SECTION 8.04    Inspection of Property; Books and Records; Discussions.

(a)    At any reasonable time during normal business hours with prior notice, each Credit Party shall permit any authorized representative(s) designated by any Agent to visit and inspect any of its assets, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence with regulators and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard, liability or insurance programs), and to discuss their affairs, finances and accounts with their officers and, so long as a Senior Officer of the Credit Parties is giving the opportunity to participate in such communications, independent certified public accountants.  The visitations and/or inspections by or on behalf of any Agent shall be at the Credit Parties’ expense and all costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection therewith shall constitute Expenses hereunder; provided that so long as no Event of Default is continuing, (i) the Credit Parties shall not be obligated to pay for more than such visitations and/or inspections in any twelve (12)-month period specified in SECTION 8.04(b) and 8.04(c) below and (ii) no Agent or representative thereof shall have access to conduct or require any sampling or testing of soil, groundwater or other environmental media, including pursuant to SECTION 8.04(b) and 8.04(c) below.  Each Credit Party shall keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions and the assets and business of such Credit Party in relation to their respective businesses and activities, including transactions and other dealings with respect to the Collateral.  If an Event of Default has occurred and is continuing and the Loans have been accelerated, the Borrower, upon the Administrative Agent or Collateral Agent’s request, shall make copies of or turn over any such records to the Administrative Agent, the Collateral Agent or their representatives.

(b)    Upon three (3) Business Days’ prior written notice to the Credit Parties, each Credit Party shall permit any authorized representatives of the Collateral Agent to conduct a field examination, at the Borrower’s expense, of any of the properties of such Credit Party, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and, subject to the proviso set forth below, as often as may be reasonably requested (a “Field Examination”); provided that so long as no Event of Default is continuing, the Borrower shall not be obligated to pay the costs of more than two (2) field exams through the term of this Agreement.

(c)    Each Credit Party shall permit any authorized representatives of the Collateral Agent to conduct appraisals of the Inventory and/or Equipment of such Credit Party at such Credit Party’s expense; provided that so long as no Event of Default is continuing, the Borrower shall not be obligated to pay the costs of more than one (1) such Inventory appraisal through the term of this Agreement and one (1) such Equipment appraisal through the term of this Agreement.

SECTION 8.05    Maintenance of Properties.  Each Credit Party shall, maintain, preserve and protect consistent with past practice all of their tangible properties and Intellectual Property and other intangible assets which are material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party shall (a) use commercially reasonable efforts to maintain such Credit Party’s rights in all Intellectual Property material to the conduct of its business, including all Registered Intellectual Property and all Trade Secrets owned or licensed by such Credit Party (b) take commercially reasonable steps to preserve and protect such Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any material Trademark, consistent with the level of quality of the products and services as of the Closing Date, and (c) take commercially reasonable steps to ensure that all licensed users of any such Trademarks use such substantially consistent standards of quality, except, in each case, to the extent failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, nothing in this SECTION 8.05 shall prevent any Credit Party from allowing any Intellectual Property to lapse, expire or go abandoned if such Credit Party determines in its reasonable judgment that such Intellectual Property is no longer economically practicable or desirable to maintain and/or is no longer material to the conduct of the business of the Credit Parties.

SECTION 8.06    Strategic Transaction Bidding Procedures Motion.  The Borrower shall have submitted a motion for entry of an order approving strategic transaction bidding procedures in form and substance reasonably satisfactory to the Required Lenders (the “Strategic Transaction Bidding Procedures Motion”) no later than five (5) Business Days after the Petition Date.

SECTION 8.07    Further Assurances.  Each Credit Party shall take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements,

instruments or other documents as the Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents or the DIP Order, (b) to obtain, maintain, continue, validate or perfect its first-priority Liens on any of the Collateral or any other property of the Credit Parties, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby and by the DIP Order, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Lenders under this Agreement or any other Loan Document; provided, however that no mortgages or fixture filings with respect to any Real Estate Collateral shall be required.

SECTION 8.08    Additional Security; Additional Guaranties; Other Collateral Requirement Obligations.  (a) The Credit Parties shall not form, acquire or have any Subsidiaries other than Credit Parties, and Subsidiaries that are acquired subject to the restrictions on Investments provided in SECTION 9.07 or in accordance with this SECTION 8.08.

(b)    Each Credit Party shall (i) cause each Person that becomes a Subsidiary of such Credit Party after the Closing Date promptly (and in any event within thirty (30) days (or such later date as agreed to by the Administrative Agent (with the consent of the Required Lenders)) after the creation or acquisition of such Subsidiary) to guarantee the Obligations and to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations, and (ii) promptly (and in any event within ten (10) days after the creation or acquisition of any Equity Interests) pledge, or cause to be pledged, to the Collateral Agent, for the benefit of the Collateral Agent and Lenders, all of the Equity Interests owned by a Credit Party of each Person that becomes a direct Subsidiary of such Credit Party, and all of the Equity Interests owned by a Credit Party, all in accordance with this SECTION 8.08 and the proviso to SECTION 8.07.  The documentation for such guaranty, security and pledge shall be in form and substance reasonably satisfactory to the Required Lenders or the Collateral Agent and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Collateral Agent.

(c)    At the time that any Credit Party forms any Subsidiary or acquires any Subsidiary after the Closing Date, such Credit Party shall promptly cause such Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent the Security Agreement, and such security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Required Lenders and the Collateral Agent (including being sufficient to grant the Collateral Agent, on behalf of the Lenders, a first-priority Lien in and to the assets of such newly formed or acquired Subsidiary).  Any document, agreement, or instrument executed or issued pursuant to this paragraph (c) shall be a Loan Document.

(d)    The Credit Parties agree to cause each Subsidiary of a Credit Party which, after the Closing Date, is required to become a Guarantor in accordance with the requirements of this SECTION 8.08 to, at their own expense (and subject to the proviso to SECTION 8.07), execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the relevant Security Documents.

(e)    Each Credit Party agrees that each action required above by this SECTION 8.08 shall be completed as promptly as reasonably practicable after such action is requested to be taken by the Administrative Agent or Collateral Agent, provided that any action required by this SECTION 8.08 with respect to a newly formed, created or acquired Subsidiary shall be completed as promptly as practicable but in any event within thirty (30) days (or such later date as agreed to by the Administrative Agent (with the consent of the Required Lenders)) following the formation, creation or acquisition of such Subsidiary.

SECTION 8.09    Powers; Conduct of Business.  Each Credit Party shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10    Use of Proceeds.  Proceeds of the Loans shall be used solely in accordance with SECTION 2.02 hereof, subject to the Budget Covenant.

SECTION 8.11    Obtaining of Permits, Etc.  Each Credit Party shall obtain, maintain and preserve all Permits which are necessary or useful in the proper conduct of its business, except where the failure to maintain and preserve such permits, licenses, authorizations, approvals, entitlements and accreditations, individually or in the aggregate, does not or could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.12    Environmental.  Except as otherwise excused by the Bankruptcy Court, each Credit Party shall (a) comply, and cause its Subsidiaries to comply with Environmental Laws and (b) perform any Remedial Action at property owned or operated by the Credit Parties that is required of the Credit Parties pursuant to any Environmental Law or agreement with a Governmental Authority, except in the case of each of (a) and (b) above, where the failure to do so could not reasonably be expected to result, individually or in the aggregate,  in a Material Adverse Effect.

SECTION 8.13    Mining.  The Credit Parties will, (a) take all commercially reasonable efforts to ensure that all of their respective tenants, subtenants, contractors, subcontractors, and invitees comply with all applicable Mining Laws, and obtain, comply and maintain any and all Mining Permits, applicable to any of them, and (b) conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions in each case required under applicable Mining Laws and promptly comply in all material respects with all lawful orders and directives of any Governmental Authority in respect of applicable Mining Laws.

SECTION 8.14    Maintenance of Insurance.  Each Credit Party shall maintain (in the name of such Credit Party), insurance with financially sound and reputable insurance companies or associations (including, without limitation, commercial general liability insurance, property insurance, Flood Insurance and business interruption insurance) with respect to their Properties (including all Real Estate Assets leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  All such property and casualty policies shall name the Collateral Agent as loss payee, and all policies of liability insurance shall name the Collateral Agent an additional insured.  All certificates of insurance are to be delivered to the Collateral Agent and the policies shall contain a loss payable and additional insured endorsements in favor of the Collateral Agent (substantially in the form reasonably requested by the Collateral Agent), and shall provide for not less than forty-five  (45) days’ prior written notice to the Collateral Agent before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Collateral Agent to recover under such policy or policies of insurance in case of loss or damage.  Notwithstanding the requirement above, Federal Flood Insurance shall not be required for (x) Real Estate Assets not located in a Special Flood Hazard Area, or (y) Real Estate Assets located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

SECTION 8.15    Condemnation.  Immediately upon learning of the institution of any Condemnation of any of its material owned or leased real property, any Credit Party shall notify each of the Agents of the pendency of such proceeding.

SECTION 8.16    [Reserved.]

SECTION 8.17    [Reserved.]

SECTION 8.18    Change in Collateral; Collateral Records.  (a) Each Credit Party shall advise the Collateral Agent promptly (and, in any event, within three Business Days of completion of any collateral audit, field exam or other review of the Collateral conducted by the Borrower or any of its advisors), in sufficient detail, of any change which could reasonably be expected to have a material adverse change relating to the value of the Collateral or the Lien granted thereon.

(b)    Each Credit Party shall promptly execute and, upon the Collateral Agent’s reasonable request, deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by the Borrower and its Subsidiaries in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

SECTION 8.19    Cash Management.  (a) Subject to SECTION 8.21, no Credit Party shall have any Deposit Account or Securities Account other than accounts maintained in accordance with SECTION 9.15 hereof and the Borrower shall cause the Lenders to have a valid, perfected, first-priority security interest in such accounts except as otherwise specified in SECTION 9.15.

(b)    Subject to SECTION 8.21, no Credit Party shall close any Deposit Account or Securities Account or any lockbox maintained by it as of the date hereof without the prior written consent of the Collateral Agent.

(c)    Subject to SECTION 8.21, each Credit Party shall take all reasonable steps necessary from time to time to deposit or cause to be deposited promptly all of their Collections (including those sent in cash or otherwise directly to a Credit Party) into an account subject to a Control Agreement.

(d)    The Collateral Agent shall give notice of cash dominion under any Control Agreement and apply any amounts on deposit or received in the related account upon the occurrence and during the continuance of any Cash Dominion Event and, once given, such cash dominion shall continue until the earlier of (i) the date on which no Cash Dominion Event is continuing, and (ii) such time as the Commitments have been terminated and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full.

SECTION 8.20    Location of Equipment.  Each Credit Party will keep its Equipment only at any of the locations identified on Schedule 6.01(aa)(2) or in transit from one such location to another; provided, however, that the Borrower may amend Schedule 6.01(aa) so long as such amendment occurs by written notice to the Collateral Agent not less than thirty (30) days prior to the date on which the list of locations has changed and such Equipment is moved to such new location in the United States.

SECTION 8.21    Post-Closing Matters.  Each Credit Party shall satisfy each condition and complete each item set forth on Schedule 8.21 attached hereto on or before the time specified on Schedule 8.21 with respect to such condition or item.

SECTION 8.22   DIP Orders.  The Credit Parties shall comply, in all material respects, with the terms of the Interim DIP Order from the Interim DIP Order Entry Date until the entry of the Final DIP Order and thereafter, with the terms of the Final DIP Order.

ARTICLE IX
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 9.01    Liens.  It shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise transfer any account receivable or other right to receive income, other than Permitted Encumbrances.

SECTION 9.02    Indebtedness; Voluntary Prepayments.  It shall not create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.  The Credit Parties shall not make any payments of principal or interest on account of any prepetition Indebtedness except to the extent (i) in accordance with the First Day Orders or any other orders of the Bankruptcy Court entered with the consent of the Administrative Agent (with the consent of the Required Lenders) or (ii) in connection with the Refinancing, in each case subject in all respects to the Budget Covenant.

SECTION 9.03    Consolidation, Merger, Subsidiaries, Etc.  It shall not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, provided that this SECTION 9.03 shall not prevent (i) a merger or consolidation involving only the Borrower and one or more of its Subsidiaries pursuant to which the Borrower is the surviving party, (ii) a merger or consolidation involving only one or more Wholly-Owned Domestic Subsidiaries of the Borrower pursuant to which the surviving Person is a Wholly-Owned Domestic Subsidiary of the Borrower that is a Credit Party, (iii) a merger or consolidation that has the effect of a disposition of assets permitted by SECTION 9.04 or an Investment permitted by SECTION 9.07, or (iv) purchase or otherwise acquire all or substantially all of the capital stock or assets of any Person (or of any division or business unit thereof).

SECTION 9.04    Asset Dispositions, Etc.  It shall not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including any capital stock or Indebtedness of any Person), (each an “Asset Disposition”) except:

(a)    sales, transfers, leases or other dispositions of (i) Inventory or rights to Inventory, (ii) surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b)    sales, transfers, leases or other dispositions of assets to a Credit Party;

(c)    the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than ninety (90) days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(d)    sales or other dispositions in the ordinary course of business of equipment and other tangible assets that have become obsolete, uneconomic, worn-out or no longer useful in the business of a Credit Party or its Subsidiaries;

(e)    Restricted Payments permitted by the terms of this Agreement;

(f)    dispositions of cash and Cash Equivalents in the ordinary course of business;

(g)    nonexclusive licenses of Intellectual Property of a Credit Party or its Subsidiaries entered into in the ordinary course of business and dispositions of immaterial Intellectual Property (including allowing any registrations or any applications of any immaterial Intellectual Property to lapse or go abandoned);

(h)    in connection with a transaction permitted under SECTION 9.03 or SECTION 9.07;

(i)    dispositions with an aggregate fair market value not exceeding ten million Dollars ($10,000,000) in the aggregate after the Closing Date;

(j)    any Credit Party shall have the right (i) to terminate or allow to expire or to not renew any Lease in the ordinary and normal course of its business that is no longer needed for the ongoing operations of such Credit Party; or (ii) to enter into subleases, easements, licenses and other similar agreements relating to portions of its Property with third parties in the ordinary course of business of such Credit Party, to the extent that any such sublease, easement, license or other like agreement or does not otherwise relate to a material portion of the Property; and in all cases under clauses (i) and (ii), provided that such action or event could not reasonably be expected to result in a Material Adverse Effect; and

(k)    dispositions of certain mining complexes of the Credit Parties identified to the Lenders prior to the date hereof or identified on Schedule 9.04(k).

SECTION 9.05    Transactions with Affiliates.  No Credit Party shall conduct any transactions otherwise permitted under this Agreement with any of its Affiliates unless such transaction is on fair and reasonable terms substantially as favorable to such Credit Party as such Credit Party would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate of such Credit Party.  The foregoing restrictions shall not apply to the following:

(a)    transactions between and among any Credit Parties;

(b)    the payment of reasonable and customary fees and reimbursement of expenses payable to directors of any Credit Party or to any Plan, Plan administrator or Plan trustee;

(c)    subject to any necessary Bankruptcy Court approval, arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation and other benefits (including retirement, health and other benefit plans) and reasonable reimbursement arrangements in connection therewith; and

(d)    subject to any necessary approval by the Bankruptcy Court, payments to directors and officers of the Credit Parties and their Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the applicable organizational documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law, in each case to the extent that each of such payment contemplated in this clause (d) shall be subject to the Budget Covenant.

SECTION 9.06    Limitations on Dividends and Distributions and Other Payment Restrictions Affecting Subsidiaries.  It shall not create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on its ability to, (a) pay dividends or to make any other distribution on any shares of its Equity Interests, (b) subordinate or to pay, prepay, redeem or repurchase any Indebtedness owed to any Credit Party, (c) make loans or advances to any Credit Party, or (d) transfer any of its property or assets to any Credit Party; provided, however, that nothing in clauses (a) through (d) of this SECTION 9.06 shall prohibit or restrict:  (i) any restriction under this Agreement or the other Loan Documents; (ii) any Applicable Law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances); (iii) any restriction set forth in any document or agreement governing or securing any Existing Debt or any customary restrictions contained in documents governing any other Permitted Indebtedness; (iv) in the case of clause (d) any restrictions on the subletting, assignment or transfer of any property or asset included in a lease, license, sale conveyance or similar agreement with respect to such property or asset; (v) in the case of clause (d) any holder of a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject to such Permitted Encumbrance; (vi) customary provisions restricting assignment of any licensing agreement or other contract entered into by the Credit Parties in the ordinary course of business; (vii) restrictions on the transfer of any asset pending the close of the sale of such asset; or (viii) customary provisions requiring payment on a pro rata basis of dividends or other distributions by any non-Wholly-Owned Subsidiary that is not a Credit Party set forth in the organizational documents for such Subsidiary so long as such provisions were not entered into in connection with any other agreement or arrangement not otherwise permitted under this SECTION 9.06.

SECTION 9.07    Investments.  It shall not directly or indirectly, hold, own or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Investment, except for Permitted Investments.

SECTION 9.08    Sale and Leaseback.  It shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that a Credit Party has sold or transferred or is to sell or transfer to any other Person, or (ii) that a Credit Party intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party or any other Credit Party to any Person in connection with such lease (a “Sale and Leaseback”) in excess of $10,000,000 individually and in the aggregate for all such Sale and Leaseback transactions consummated after the date hereof.

SECTION 9.09    [Reserved.]

SECTION 9.10    Change in Nature of Business.  Except as expressly permitted hereunder, it shall not make any material change in the nature of its business as such business is carried on as of the date hereof or any business substantially related or incidental thereto.

SECTION 9.11    Amendments of Governing Documents.  It shall not amend its Governing Documents in a manner that is materially adverse to the Agents or Lenders or in a manner that, individually or in the aggregate with all such other amendments could reasonably be expected to have a Material Adverse Effect.

SECTION 9.12    Modifications of Indebtedness.  (a) It shall not amend, modify or otherwise change any of the Prepetition Notes Indentures or the Prepetition Notes, except any such amendments, modifications or changes that either individually or in the aggregate would not be materially less favorable to the interests of the Administrative Agent, the Collateral Agent, any Lender or any Credit Party (provided that it is understood that any amendment, modification or change to shorten the maturity of any such Indebtedness shall be deemed to be materially less favorable to the interests of the Administrative Agent, the Collateral Agent, each Lender and each other Credit Party).

(b)           It shall not amend, modify or otherwise change the Payoff Letter or the Cash Collateral Agreement, in each case without the consent of the Administrative Agent (with the consent of the Required Lenders), in each case not to be unreasonably withheld or delayed.

SECTION 9.13    [Reserved.]

SECTION 9.14    [Reserved.]

SECTION 9.15    Securities Accounts; Deposit Accounts.  Subject to the Security Agreement and except as permitted by SECTION 5.01(v), it shall not establish or maintain any Securities Account, Deposit Account or similar account unless the Collateral Agent shall have received a Control Agreement in respect of such Securities Account, Deposit Account or similar account; provided that this requirement shall not apply to (A) any Deposit Account or Securities Account with an average daily balance of less than $100,000, so long as the aggregate daily balances in all such accounts do not exceed $1,000,000, (B) any payroll, withholding tax or other fiduciary account, or (C) any account for payment of workers compensation and employment claims.  Each Credit Party shall comply in all material respects with the provisions of each Control Agreement to which it is a party.

SECTION 9.16    [Reserved.]

SECTION 9.17    Restricted Payments.  It shall not make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by SECTION 9.07, (b) dividends and distributions by a Credit Party to the Credit Party that holds of the Stock of such Credit Party, (c) employee loans permitted under SECTION 9.02, and (d) payments of principal and interest of intercompany notes issued in accordance with SECTION 9.02 in the ordinary course.

ARTICLE X
FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 10.01    Liquidity.  The Credit Parties shall not permit Liquidity, as of the close of business on any date following the Closing Date, to be less than $10,000,000.

SECTION 10.02    DIP Budget Variance.  (a) As of the last calendar day of each month (commencing with the month ending May 31, 2014) (each, a “Budget Testing Date”), the Credit Parties shall not have permitted (i) the total disbursements of the Credit Parties (excluding (x) any fees and expenses paid to the Administrative Agent and the Lenders and the fees and expenses of the legal and financial advisors of the Credit Parties in excess of the amount budgeted for such expenditures and (y) disbursements attributable to the L&K operations), (ii) the total disbursements of the Credit Parties for cost of goods sold (excluding disbursements attributable to the L&K operations) or (iii) total disbursements of the Credit Parties for selling, general and administrative expenses (excluding (x) disbursements in respect of depreciation, depletion and amortization and (y) disbursements attributable to the L&K operations), in each case for the period commencing on the Closing Date and ending on such Budget Testing Date to be greater than 120% of (A) in the case of clause (i) above, the aggregate amount of expenditures (net of disbursements attributable to the L&K operations) set forth in the DIP Budget for the period commencing on the Closing Date and ending on such Budget Testing Date, (B) in the case of clause (ii) above, the aggregate amount of expenditures set forth in the “Cost of Goods Sold (Net of L&K)” line item of the DIP Budget for the period commencing on the Closing Date and ending on such Budget Testing Date and (C) in the case of clause (iii) above, the aggregate amount of expenditures set forth in the “SG&A (Net of DD&A and L&K)” line item of the DIP Budget for the period commencing on the Closing Date and ending on such Budget Testing Date; provided that the Borrower may (in consultation with Administrative Agent and the Lenders) exclude from the actual disbursements reflected in (i), (ii) and (iii) above any disbursements made in respect of material unforeseen occurrences beyond the Credit Parties’ control if it reasonably determines that (x) inclusion of such disbursement would cause the Credit Parties not to satisfy this Section 10.02(a) and (y) the relevant disbursement is unlikely to be recurring.

(b)              As of each Budget Testing Date, the Credit Parties shall not have permitted revenues (net of revenues attributable to the L&K operations) for the period commencing on the Closing Date and ending on such Budget Testing Date (subject to extension as provided below) to be less than 80% of the projected revenues set forth in the “Revenues (Net of L&K)” line item of the DIP Budget for the period commencing on the Closing Date and ending on such Budget Testing Date; provided that the Borrower may (in consultation with Administrative Agent and the Lenders) extend the Budget Testing Date for purposes of measuring actual revenues if it determines that shipment or production delays (due to weather or other causes beyond the Credit Parties’ control) would cause the Credit Parties to not satisfy this Section 10.02(b), such extension date to be determined by the Borrower in good faith as the date necessary to counteract such delay.

SECTION 10.03    Capital Expenditures.  The amount of Capital Expenditures made by the Credit Parties in any Fiscal Year shall not exceed $45 million.

ARTICLE XI
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

SECTION 11.01    Events of Default.  Each of the following occurrences shall constitute an event of default (an “Event of Default”) under this Agreement.

(a)    Failure to Make Payments When Due.  The Borrower shall fail to pay (i) any principal or interest when due, or (ii) any fees or any other monetary Obligation, and such failure shall continue for a period of three (3) Business Days after such amount was due (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(b)    Breach of Certain Covenants.  Any Credit Party shall fail to perform or comply with any covenant or agreement contained in SECTION 7.03, SECTION 7.08, SECTION 8.03(b) (as it relates to the existence of the Borrower), SECTION 8.06, SECTION 8.10, SECTION 8.18(a), SECTION 8.19(a), SECTION 8.21, ARTICLE IX, or ARTICLE X under this Agreement.

(c)    Breach of Representation or Warranty. Any representation, warranty or statement made or deemed made by or on behalf of any Credit Party or by any officer of the foregoing under any Loan Document or in any report, certificate (including the Borrowing Base Certificate), or other document delivered to any Agent or any Lender pursuant to any Loan Document prove to be incorrect or misleading in any material respect when made or deemed made.

(d)    Ten (10) Day Cure Period; Three (3) Day Cure Period.  (i) Any Credit Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VII (except for SECTIONS 7.01(g) and (h) and SECTION 7.03) and such default shall continue for ten (10) days or more, and (ii) any Credit Party shall fail to perform or comply with any covenant or agreement contained in SECTIONS 7.01(g) or (h), and such default shall continue for three (3)  days or more.

(e)    Other Defaults (Fifteen (15) - Day Cure).  Any Credit Party shall fail to perform or comply with any other covenant or agreement not specified in clauses (a), (b), (c) or (d) above and such failure continues for a period of fifteen (15)-days after learning of such failure or receiving written notice thereof from any Agent or any Lender, provided that if such cure is not completed within such fifteen (15)-day period, so long as such Credit Party has a commitment to cure and diligently pursues to complete such cure, such period shall be extended an additional fifteen (15)-days thereafter.

(f)    Default as to Other Indebtedness.  Any Credit Party or any Subsidiary of a Credit Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness that was incurred after the Petition Date (“Postpetition Indebtedness”) if the aggregate amount of such Postpetition Indebtedness is in excess of $7,500,000 in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Postpetition Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to permit or require an acceleration, mandatory redemption or other required repurchase of such Postpetition Indebtedness or, as to such Postpetition Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Postpetition Indebtedness or require a redemption or other repurchase of such Postpetition Indebtedness; or any Postpetition Indebtedness if the aggregate amount of such Postpetition Indebtedness is in excess of $7,500,000 shall be declared due and payable (by acceleration or otherwise) by a Person (other than a Credit Party or any Subsidiary of a Credit Party) as a result of a breach, Default or Event of Default by a Credit Party or any Subsidiary of a Credit Party, or required to be prepaid, redeemed or otherwise repurchased by any Credit Party or any Subsidiary of a Credit Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of $7,500,000 or more, shall commence foreclosure of such Lien upon property of any Credit Party or any Subsidiary of a Credit Party.

(g)    Qualified Bids.  The Credit Parties shall have not, on or before July 15, 2014, received one or more Qualified Bids (as defined in the Strategic Transaction Bidding Procedures Motion) for (i) one or more asset sales that will result in sufficient aggregate net cash proceeds to pay, upon the consummation of the asset sale transaction(s) but in no event later than the Termination Date, in full in cash all Obligations (other than contingent obligations not yet due and payable) or (ii) an Acceptable Reorganization Plan, accompanied by sufficient capital and financing commitments for any equity or debt financing that contemplates paying, on the effectiveness thereof but in no event later than the Termination Date, in full in cash all Obligations under the Loan Documents (other than contingent obligations not yet due and payable).

(h)    Strategic Transaction Bidding Procedures Order.  The Bankruptcy Court shall not have entered an order approving the Strategic Transaction Bidding Procedures Motion (with any modifications to the proposed order attached to the Strategic Transaction Bidding Procedures Motion being in form and substance reasonably satisfactory to the Administrative Agent (with the consent of the Required Lenders)) on or before the date that is forty five (45)

days after date on which the Strategic Transaction Bidding Procedures Motion is filed with the Bankruptcy Court.

(i)    Invalidity of Documents.  A court of competent jurisdiction shall declare that any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against a Credit Party intended to be a party thereto; or the validity or enforceability thereof shall be contested by any Credit Party that is a party thereto; or a proceeding shall be commenced by a Credit Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof; or a Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(j)    Loan Documents; Impairment.  At any time, for any reason, (i) any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral or the Liens intended to be created or perfected thereby are, or any Credit Party seeks to render such Liens, invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, or (ii) Liens with respect to any Collateral in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents (subject to Permitted Encumbrances and to the exceptions set forth in the applicable Security Documents).

(k)    Judgments.  One or more postpetition money judgments, writs or warrants of attachment or similar process involving an amount in the aggregate in excess of ten million Dollars $7,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days, to the extent such judgment, writ, warrant of attachment or similar process has had or would reasonably be expected to have a Material Adverse Effect.

(l)    Change of Control.  A Change of Control shall have occurred.

(m)    ERISA.  With respect to any Plan or Benefit Plan, as applicable, (i) a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurs which could reasonably be expected to result in material liability to any Credit Party, (ii) any accumulated funding deficiency (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Benefit Plan, or (iii) the occurrence of any ERISA Event with respect to any Benefit Plan or any Multiemployer Plan; provided, however, that the events listed in clauses (i) through (iii) shall constitute Events of Default only if the liability or deficiency of any Credit Party or ERISA Affiliate, would reasonably be expected to exceed five million Dollars ($5,000,000) in any Fiscal Year and seven million five hundred thousand Dollars ($7,500,000) in the aggregate for all such events.

(n)    Failure of Guaranty. Any Guaranty under ARTICLE XII for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under its Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents).

(o)    Lack of Security Interest. Any Lien created under any the Interim DIP Order or Final DIP Order (as applicable) or any other Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected and, with respect to the Credit Parties, first priority lien (except as otherwise expressly provided in this Agreement) on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from any action by Collateral Agent.

(p)    Dismissal of Cases, Trustee.  Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee or examiner shall not be reversed or vacated within 30 days after the entry thereof.  Any order by the Bankruptcy Court shall be entered, terminating or modifying the exclusivity right of any Credit Party to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without prior written consent of the Required Lenders.

(q)    Superpriority Claims.  An order of the Bankruptcy Court shall be entered granting any Superpriority Claim (other than the Carve Out) in any of the Cases which is pari passu with or senior to the claims of the Agents and the Lenders against Borrower or any Credit Party hereunder or any Lien or security interest that is pari passu with or senior to the Liens and security interest securing the Credit Facilities, or any Credit Party takes any action seeking or supporting the grant of any such claim, Lien or security interest, in each case except as expressly permitted hereunder.

(r)    Final DIP Order.  The Final DIP Order shall not have been entered by the Bankruptcy Court within 45 days after the Interim DIP Order Entry Date.

(s)    Challenge to Order.  The Interim DIP Order or Final DIP Order (as applicable) shall fail to be in full force and effect, including by the entry of an order (i) reversing or vacating the Interim DIP Order or Final DIP Order (as applicable), (ii) amending or modifying the Interim DIP Order or Final DIP Order (as applicable) in a manner that is adverse to the Administrative Agent and the Lenders without the consent of the Administrative Agent (with the consent of the Required Lenders) or (iii) staying for a period in excess of seven (7) days the Interim DIP Order or Final DIP Order (as applicable).

(t)    Relief from the Automatic Stay.  The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the

Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of Borrower or any of the Credit Parties which have a value in excess of $5,000,000 in the aggregate or permit other actions that would have a Material Adverse Effect.

(u)    Compliance with Order.  The Credit Parties shall fail to comply, in any material respect, with the terms of the Interim DIP Order or Final DIP Order (as applicable).

(v)    Prepetition Payments.  The Borrower or any Credit Party shall make any Prepetition Payment other than (i) as permitted by the Interim DIP Order or the Final DIP Order, (ii) as otherwise permitted by this Agreement, (iii) as otherwise ordered by the Bankruptcy Court and agreed in writing by Administrative Agent (with the consent of the Required Lenders) in its sole discretion or (iv) as authorized by the Bankruptcy Court (A) in accordance with the First Day Orders or any other orders of the Bankruptcy Court entered with the consent of (or without any objection by) Administrative Agent (with the consent of the Required Lenders), (B) in connection with the assumption of executory contracts and unexpired leases with the consent of (or non-objection by) Administrative Agent(with the consent of the Required Lenders), (C) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date or (D) in respect of other Prepetition Payments in an aggregate amount not to exceed $7,500,000, in each case to the extent such payments are otherwise in compliance with the Budget Covenant.

(w)    Sale of Assets.  Any Credit Party shall file a motion seeking, or take any action supporting a motion seeking, or the Bankruptcy Court shall enter, an order, authorizing any Specified Asset Sale or the sale of all or substantially all of the Credit Parties’ assets (unless, in the case of each of the foregoing, either (i) (A) the Administrative Agent (with the consent of the Required Lenders) consents to the filing of such motion and (B) any order approving the sale expressly provides for application of cash proceeds in accordance with the terms of this Agreement and is otherwise in form and substance reasonably acceptable to the Administrative Agent (with the consent of the Required Lenders) or (ii) the order approving such sale contemplates payment in full in cash of the Obligations upon consummation of such sale).

(x)    Reorganization Plan.  If a Reorganization Plan that is not an Acceptable Reorganization Plan shall be filed by a Credit Party in the Cases, or the Credit Parties shall propose or support or fail to oppose any such plan or motion filed by a Person, other than a Credit Party.

(y)    Actions in Support of Breach.  Any Credit Party shall file any application or pleading with the Bankruptcy Court or otherwise consents to any matters set forth above that would constitute an Event of Default (unless the Administrative Agent (with the consent of the Required Lenders) consents to such filing or consent).

SECTION 11.02    Remedies.  If any Event of Default specified in SECTION 11.01 shall have occurred and be continuing, the Administrative Agent and the Collateral Agent (at the direction of the Required Lenders) may with the consent of the Required Lenders, and upon the written request of Required Lenders shall, by written notice to the

Borrower, take any or all of the following actions, without prejudice to the rights of any other Agent or any Lender to enforce its claims against any Credit Party:  (i) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, (ii) declare all or a portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement (including any Prepayment Premium to the extent the Loans become payable as a result of acceleration or the Commitments are reduced or terminated pursuant to this Section 11.02 prior to the Maturity Date) and all other Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) subject to the rights of any applicable third party to the extent conflicting, grant itself a nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Credit Party and subject, in the case of Trademarks, to reasonable quality control), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Credit Party and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof (provided that any such license, and any sublicenses granted thereunder, may only be exercised during the continuance of an Event of Default), and (iv) exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under Applicable Law and otherwise, including the right to credit bid for the Collateral or any part of the Obligations; provided, however, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Credit Parties, the Administrative Agent shall provide the Borrower (with a copy to counsel for the Committee in the Cases and to the United States Trustee for the Eastern District of Virginia) with seven (7) days’ prior written notice prior to taking any such action; provided, further, that the Collateral Agent shall pay and apply the proceeds of any sale or other disposition of the Collateral, or any part thereof, resulting from the exercise of the remedies as provided for in this SECTION 11.02 in accordance with SECTION 2.09.

SECTION 11.03    Waivers by the Credit Parties.  Except as otherwise provided for in this Agreement and Applicable Law, the Credit Parties waive (i) presentment, demand, protest, notice of presentment or dishonor, notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to the Lenders taking possession or control of, or to the Lenders’ replevin, attachment or levy upon, any collateral securing the Obligations or any bond or security which might be required by any court prior to allowing such Lenders to exercise any of their remedies, (iii) the benefit of all valuation, appraisal and exemption laws, and (iv) all rights of set-off against any Lender as it applies to the payment of the Obligations.  The Credit Parties acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

ARTICLE XII
GUARANTY OF OBLIGATIONS

SECTION 12.01    Guaranty.  In order to induce the Agents and the Lenders to enter into this Agreement and to make available the Loans hereunder, and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans, each Guarantor hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Agents and the Lenders, as follows:  each Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, and the performance, of any and all of the Obligations of all other Credit Parties (such Obligations, collectively, the “Guaranteed Obligations”).  If any or all of the Obligations becomes due and payable hereunder, each Guarantor irrevocably and unconditionally promises to pay the Guaranteed Obligations to the Collateral Agent, for the benefit of the Agent and the Lenders.

SECTION 12.02    Nature of Liability.  The Guarantors agree that this Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and the liability of each Guarantor shall not be affected by, nor shall this Guaranty be discharged or reduced by reason of:

(a)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantors are or may become a party;

(b)    the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Administrative Agent, the Collateral Agent and/or Lenders with respect to any of the provisions thereof;

(c)    any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, or any payment on or in reduction of any such other guaranty or undertaking;

(d)    the incapacity or any change in the name, style or constitution of any Credit Party or any other person liable;

(e)    any dissolution, termination, increase, decrease or change in personnel by the  Borrower or any Credit Party;

(f)    the Collateral Agent granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Credit Party or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Credit Party or any other person liable;

(g)    the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent, the Collateral Agent or any Lender in respect thereof (including, without limitation, the release of any such Collateral);

(h)    any act or omission which would not have discharged or affected the liability of a Guarantor had it been a principal debtor instead of a Guarantor or by anything done or omitted which but for this provision might operate to exonerate or discharge a Guarantor; or

(i)    any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor.

SECTION 12.03 Independent Obligation.

(a)    The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other party or the Borrower and whether or not any other Guarantor, any other party or the Borrower be joined in any such action or actions.

(b)    Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.  Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent that is inconsistent with the preceding paragraph shall be null and void and may be ignored by the Administrative Agent, the Collateral Agent and the Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Agents and the Lenders have specifically agreed otherwise in writing.  It is agreed among each Guarantor, the Administrative Agent, the Collateral Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Agents and the Lenders  would decline to enter into this Agreement and the other Loan Documents.

SECTION 12.04    Demand by the Administrative Agent or the Lenders.  In addition to the terms of the Guaranty set forth in SECTION 12.01, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under this Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders.  Payment by the Guarantors shall be made to the Administrative Agent at the Administrative Agent’s Account (or at any other account that may be specified in writing from time to time by the Administrative Agent), and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds, and shall be credited and applied to the Guaranteed Obligations in the manner specified in SECTION 2.09.

SECTION 12.05    Enforcement of Guaranty.  In no event shall any Agent or any Lender have any obligation (although it is entitled, at its option) to proceed against the Borrower or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent may

proceed, prior or subsequent to, or simultaneously with, the enforcement of such Agent’s or such Lender’s rights hereunder, to exercise any right or remedy it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

SECTION 12.06    Waiver.  In addition to the waivers contained in SECTION 11.03, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their Guaranteed Obligations under, or the enforcement by the Collateral Agent, the Administrative Agent or the Lenders of, the Guaranty.  The Guarantors hereby waive diligence, presentment and demand (whether for non payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further Collateral, release of further Collateral, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might increase the risk to the Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of the Guaranty.  The Guarantors represent, warrant and jointly and severally agree that, as of the date of this Agreement, their obligations under the Guaranty are not subject to any offsets or defenses against the Administrative Agent, the Collateral Agent or the Lenders or any Credit Party of any kind.  The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Collateral Agent, the Administrative Agent or any Lender or against any Credit Party of any kind which may arise in the future.

SECTION 12.07    Benefit of Guaranty.  The provisions of the Guaranty are for the benefit of the Agent and the Lenders and their respective permitted successors, permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and the Agents or the Lenders, the obligations of any Credit Party under the Loan Documents.  In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by any Agent or any Lender to any Person or Persons in a manner permitted by this Agreement, any reference to “the Administrative Agent”, “the Collateral Agent”, “the Agents”, or “the Lenders” herein shall be deemed to refer equally to such Person or Persons.

SECTION 12.08    Modification of Guaranteed Obligations, Etc.  Each Guarantor hereby acknowledges and agrees that the Borrower, the Agents and the Lenders may at any time or from time to time, with or without the consent of, or notice to, the Guarantors (in their capacity as Guarantors):

(a)    change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b)    take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c)    amend or modify, in any manner whatsoever, the Loan Documents;

(d)    extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)    take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agents or the Lenders have been granted a Lien, to secure any Guaranteed Obligation;

(f)    release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantors or any Credit Party to the Agents or any Secured Creditor;

(g)    modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Credit Party are subordinated to the claims of the Agents and the Lenders;

(h)    apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Credit Party to any Agent or any Lender in such manner as the Administrative Agent (with the consent of the Required Lenders) shall determine in its discretion; and/or

(i)    the Agents and the Lenders shall not incur any liability to the Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of the Guarantors or any of them under the Guaranty.

SECTION 12.09    Reinstatement.

(a)    In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)    If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) compliance by the Lenders or the Agents with any requirement of a Governmental Authority having jurisdiction over the Lenders or the Agents, then and in such event each Guarantor agrees that any such judgment, decree or order shall be binding upon it, notwithstanding any revocation of the Guaranty or other instrument evidencing any liability of the Borrower or any termination of this Agreement, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12.10    Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in the Guaranty or in any other Loan Document, each Guarantor hereby:

(a)    until the payment and satisfaction in full in cash of the Guaranteed Obligations, expressly waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set-off or to any other rights that could accrue to a surety against a principal, to a Guarantor against a principal, to a Guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Agreement, or any other documents to which such Guarantor is a party or otherwise; and

(b)    acknowledges and agrees (i) that this waiver is intended to benefit the Agents and the Lenders and shall not limit or otherwise effect any Guarantor’s liability hereunder or the enforceability of the Guaranty, and (ii) that the Agents, the Lenders and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this SECTION 12.10 and their rights under this SECTION 12.10 shall survive payment in full of the Guaranteed Obligations.

SECTION 12.11    Election of Remedies.  If any Agent may, under Applicable Law, proceed to realize benefits under any of the Loan Documents giving the Agents and the Lenders a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non judicial sale or enforcement, the Collateral Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty.  If, in the exercise of any of its rights and remedies, the Collateral Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any Applicable Laws pertaining to “election of remedies” or the like, the Guarantors hereby consent to such action by any Agent and waive any claim based upon such action, even if such action by such Agent shall result in a full or partial loss of any rights of subrogation which the Guarantors might otherwise have had but for such action by such Agent.  Any election of remedies that results in the denial or impairment of the right of any Agent to seek a deficiency judgment against any Credit Party shall not impair each Guarantor’s obligation to pay the full amount of the Guaranteed Obligations.  In the event any Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by such Agent but shall be credited against the Guaranteed Obligations.

The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under the Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agents and the Lenders might otherwise be entitled but for such bidding at any such sale.

SECTION 12.12    Further Assurances.  Each Guarantor agrees, upon the written request of the Administrative Agent (with the consent of the Required Lenders), to execute and deliver to the Administrative Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent (with the consent of the Required Lenders) to cause the Guaranty to be, become or remain valid and effective in accordance with its terms.

SECTION 12.13    Subordination.  Each Credit Party agrees that any Indebtedness owing from another Credit Party to such Credit Party shall be subordinate and junior in right of payment to the prior payment of all Obligations of such other Credit Party, including, without limitation, where applicable, under such other Credit Party’s guarantee of the Obligations.

ARTICLE XIII
THE AGENTS

SECTION 13.01    Appointment Powers and Immunities; Delegation of Duties; Liability of Agents.

(a)    Each Lender hereby irrevocably appoints and authorizes Cantor Fitzgerald Securities, as its Administrative and Collateral Agent under this Agreement and the other Loan Documents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    The provisions of this Article are solely for the benefit of the Agents and Lenders and no Credit Party or any other Person, shall have any rights as a third-party beneficiary of any of the provisions hereof.

(c)    In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  No Agent shall have duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  Unless otherwise provided, each Agent may execute its functions and duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such functions and duties.

No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.  The duties of each Agent shall solely be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise, a fiduciary relationship in respect of any Lender or any duties or obligations, except those expressly set forth herein and in the other Loan Documents.  Except as expressly set forth in this Agreement and the other Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of such Credit Party’s Subsidiaries or any Account Debtor that is communicated to or obtained any Agent or any of its Affiliates in any capacity.  No Agent nor any Agent’s Affiliates nor any Agent’s respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, (i) with the consent of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.  The Agents shall not be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default, as identified as a “notice of default,” and such event or events is given to the Agents by the Credit Parties or any Lender.

(d)    Each Lender hereby authorizes each of the Agents to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, and agrees to be bound thereby, and (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to each of the Agents under such Loan Documents.

(e)    If the Administrative Agent or the Collateral Agent shall request instructions from the Required Lenders, the Supermajority Lenders or all affected Lenders with respect to any act or action (including a failure to act) in connection with this Agreement or any other Loan Document, then the Administrative Agent or the Collateral Agent, as the case may be, shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and neither the Administrative Agent nor the Collateral Agent shall incur liability to any Person by reason of so refraining.  Each Agent shall not have any duty to take any discretionary action or exercise any discretionary powers without the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Agent-Related Persons to liability or that is contrary to any Loan Document or applicable law; provided further that no Agent shall be required to take any action unless the written direction of the Required Lenders with respect to such action includes an agreement to indemnify such Agent with respect to such Action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

(f)    Each Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Finding Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Loan Documents or (v) the satisfaction of any condition set forth in ARTICLE V or elsewhere herein, other than (but subject to the foregoing clause (ii) to confirm receipt of items expressly required to be delivered to the Agents.  Each Agent shall not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by each Agent or any other Person given in, pursuant to or in connection with any Loan Documents.

(g)    Nothing in this Agreement or any other Financing Agreement shall require the Agents to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents.

(h)    Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agents.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  Each such sub-agent and the Affiliates of the Agents and each such sub-agent shall be entitled to the benefits of all provisions of this ARTICLE XIII (as through such sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto; provided that the Agents shall not be responsible for the negligence or misconduct of any sub-agents.

SECTION 13.02    Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document (including any electronic message, Internet or intranet website posting or other distribution) or conversation reasonably believed by it to be genuine and correct and to have been signed, sent, or otherwise authenticated by the proper Person.  If the Administrative Agent or the Collateral Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action under this Agreement or any other Loan Document.  The Administrative Agent and the Collateral Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or the Lenders, as required under this Agreement and any action taken or failure to act pursuant to such request or consent shall be binding upon all Lenders.  The Agents may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  No Lender shall have any right of action whatsoever against the Agent as a result of the Agents acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders or refraining from acting hereunder or under any other Loan Documents in accordance with the instructions of the Required Lenders other than with respect to either of the Agents’ bad faith, gross negligence or willful misconduct.

SECTION 13.03    The Agents Individually.

(a)    With respect to its Commitments and the Loans made by it, the Administrative Agent (and any successor acting as Administrative Agent, if any, as permitted by SECTION 13.08(a)) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust, principal investment or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and the Administrative Agent (and its successors) and its Affiliates may accept fees and other consideration from the Borrower (or any other Person) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(b)    With respect to its Commitments and the Loans made by it, the Collateral Agent (and any successor acting as the Collateral Agent, if any, as permitted by SECTION 13.08(b) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as the Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity.  The Collateral Agent (and any successor acting as the Collateral Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust, principal investment or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Collateral Agent, and the Collateral Agent (and its successors) and its Affiliates may accept fees and other consideration from the Borrower (or any other Person) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(c)    Each Lender acknowledges that Cantor Fitzgerald Securities and its respective Affiliates are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this SECTION 13.03 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates.  Furthermore, Cantor Fitzgerald Securities and its respective

Affiliates may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for their own account or on behalf of others, equity and similar positions in the Credit Parties), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties.  Each Lender understands and agrees that in engaging in the Activities, Cantor Fitzgerald Securities and its respective Affiliates may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective obligations hereunder and under the other Loan Documents), which information may not be available to any of the Lenders that are not Affiliates of Cantor Fitzgerald Securities and its respective Affiliates.  Except for documents expressly required by any Loan Documents to be transmitted by the Agents to the Lenders, neither any of the Agents nor any of their respective Agent-Related Persons shall have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come into the possession of any of the Agents or any Agent-Related Persons.

SECTION 13.04    Costs and Expenses; Indemnification.

(a)    Each Agent may incur and pay fees, costs, and expenses under the Loan Documents to the extent such Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including, without limiting the generality of the foregoing, court costs, reasonable attorneys’ fees and expenses, costs of collection by outside collection agencies, auctioneer fees, costs of security guards, insurance premiums, taxes, or other amounts paid to protect or maintain the Collateral or to enhance the likelihood of payment of the Obligations following Default, whether or not a Borrower is obligated to reimburse the Lenders for such expenses pursuant to the Loan Documents or otherwise (to the extent the Borrower has not done so and without limiting its obligation to do so).  Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent and the Collateral Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent the Borrower has not done so and without limiting the obligation of the Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent, as the case may be, upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein.  The undertaking in this SECTION 13.04 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

(b)    Each Lender Party severally agrees to indemnify the Agents (to the extent not promptly reimbursed by the Credit Parties) from and against such Lender’s  ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agents under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from either of the Agents’ gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction; provided, further, that, no action taken or refrained from in accordance with the directions or consent of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this SECTION 13.04.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under SECTION 13.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Credit Parties.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this SECTION 13.04 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person and whether or not either of the Agents are a party to such investigation, litigation or proceeding.  This SECTION 13.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 13.05    Non-Reliance on Agents and Other Lenders.

(a)    Each Lender confirms that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of any of the Credit Parties or their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender confirms to each Agent that it has, independently and solely, and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lenders) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower.  Each Lender also confirms that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lenders) party to a Loan Document.  Each Lender confirms to the Agents, each other Lender and each of their respective Lender-Related Persons that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lenders or any of their respective Lender-Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, accounting and other financial matters) of entering into this Agreement, making extensions of credit hereunder and under the other Loan Documents and in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risk and (iii) has determined that entering into this Agreement and making such extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by such Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Borrower or of any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

(b)    Each Lender acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and that it has, independently and without reliance upon the Agent or any other Lender or any of their respective Lender-Related Persons and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Lender-Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, including but not limited to:

(i)    the financial condition, status and capitalization of the Credit Parties;

(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)    determining compliance or non-compliance with any condition hereunder to the making of Loans; and

(iv)    the adequacy, accuracy and/or completeness of any of the information delivered by the Agents, any other Lender-Related person or by any other Person under or in connection with this Agreement or any other Loan Document, the transactions contemplated by this Agreement and the other Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 13.06    Failure to Act.  Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under SECTION 13.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

SECTION 13.07    Resignation of Agent.  The Agents may resign at any time by notice to the Lenders and the Administrative Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent, which shall be a commercial bank or financial institution reasonably acceptable to the Required Lenders.  If no successor Agent shall have been so appointed by the Required Lenders and no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Agent, then the retiring Agent may (but is not obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any resignation by the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent in respect of such Loans shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of any appointment as the Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under the Loan Documents.  The fees payable by the Administrative Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents as to any of the Loans, the provisions of this Article  shall continue in effect for the benefit of such retiring Agent, its sub agents and any of their Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent in respect of such Loans under this Agreement.  Upon resignation of any Agent, the fees paid to such Agent and the successor Agent shall be paid pro rata for the applicable years.

SECTION 13.08    Collateral Sub-Agents.  Each Lender by its execution and delivery of this Agreement (or any Assignment and Acceptance hereunder), agrees that, in the event it shall hold any monies or other investments on account of the Borrower or any other Credit Party, such monies or other investments shall be held in the name and under the control of the Collateral Agent, the Administrative Agent or such Lender, and the Collateral Agent, the Administrative Agent or such Lender shall hold such monies or other investments as a collateral sub-agent for Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents.  The Borrower and each other Credit Party, by its execution and delivery of this Agreement, hereby consents to the foregoing.

SECTION 13.09    Communications by the Borrower.  Except as otherwise provided in this Agreement, the Borrower’s communications with respect to the Loan Documents shall be with the Administrative Agent or the Collateral Agent, as the case may be, and the Borrower shall be under no obligation to communicate directly with the Lenders.

SECTION 13.10    Collateral Matters.

(a)    The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations owed to the Agents, the Lenders (other than those contingent Obligations for reimbursement and indemnity that expressly survive the termination of this Agreement); (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrower owned no interest at the time the security interest was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement; (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of five million Dollars ($5,000,000) or less in any single fiscal year; or (vi) any other release consented by the Required Lenders.  Upon request by the Collateral Agent or the Borrower at any time, the Administrative Agent and the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this SECTION 3.11; provided, however, that (A) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (B) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower in any asset(s) transferred, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)    Neither the Administrative Agent not the Collateral Agent shall have any obligation whatsoever to any other Lender to assure that the Collateral exists or is owned by the applicable Credit Party or is cared for, protected, or insured or has been encumbered, or that all or any portion of the Liens securing the Obligations have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent and the Collateral Agent each may act in any manner it may deem appropriate, in its sole discretion given its own interest in the Collateral and that neither the Administrative Agent nor the Collateral Agent shall have any other duty or liability whatsoever to any other Lender as to any of the foregoing, except as otherwise expressly provided herein.

SECTION 13.11    Restrictions on Actions by the Agents and the Lenders; Sharing Payments.

(a)    The Administrative Agent and each of the Lenders agrees that it shall not, without the express consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent and the Collateral Agent, set-off against the Obligations, any amounts owing by such Lenders to the Credit Parties or any accounts of the Credit Parties now or hereafter maintained with such Lenders.  The Administrative Agent and each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Collateral Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lenders any preference or priority against the other Lenders with respect to the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s ratable portion of all such distributions by the Administrative Agent, such Lender shall promptly turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same-day funds, as applicable, for the account of the Agents, the Lenders and for apportionment and application to the Obligations in accordance with SECTION 3.02(c) and SECTION 3.03(b).

SECTION 13.12    Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Administrative Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in SECTION 13.05, no Agent or Lender shall have any liability for the acts of any other Agent or any other Lender.  No Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder, under any other Loan Document or in connection with the financing contemplated herein.

SECTION 13.13    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE XIV
MISCELLANEOUS

SECTION 14.01    Notices, Electronic Transmissions, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail return receipt requested, telecopied, emailed or delivered by overnight delivery service or in person:

if to the Credit Parties, c/o the Borrower at the following address:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, VA 23219
Attn: Samuel M. Hopkins II

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY  10023
Attn: Jinsoo H. Kim and Brian M. Resnick
Telephone: 212-450-4000
Facsimile: 212-701-5800

if to the Administrative Agent or the Collateral Agent, at the following address:

Cantor Fitzgerald Securities
110 East 59th Street,
New York, NY 10022
Attn: Nils E. Horning
Telephone: 212-829-4889
Facsimile: 212-504-7954
E-mail: nhorning@cantor.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas,

New York, NY 10019-6064
Attn: Alice B. Eaton
Telephone: (212) 373-3125
Facsimile: (212) 492-0125
E-mail: aeaton@paulweiss.com; and

Cantor Fitzgerald Securities
900 West Trade, Suite 725
Charlotte, NC 28202
Attn: Bobbie Young
Telephone: 704-374-0574
Facsimile: 646-390-1764
E-mail: BankLoansAgency@cantor.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this SECTION 14.01.  All such notices and other communications shall be effective, (i) if mailed, when received or five (5) days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, (iii) if emailed, when transmitted and confirmation acknowledged by recipient, or (iv) if delivered, upon delivery, except that notices to the Administrative Agent pursuant to ARTICLE II shall not be effective until received by the Administrative Agent.

The Administrative Agent is hereby authorized by each Credit Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, the Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.  Each Credit Party and each Lender hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.  All uses of an E-System shall be governed by and subject to the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E System) and related contractual obligations executed by the Administrative Agent and Credit Parties in connection with the use of such E-System.  Each of the parties hereto agree that (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, and (B) each E Signature on such posting shall be deemed sufficient to satisfy any requirement for a “signature” and satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document and any applicable

Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed.

ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF ANY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY ANY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of each Borrower, each other Credit Party executing this Agreement and each Lender agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

SECTION 14.02    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or the Supermajority Lenders with respect to any amendment or modification to (i) the definitions of “Borrowing Base” (that changes the advance rates and the categories of assets in the definition thereof), “Eligible Accounts” or “Eligible Inventory”, in each case, in a manner that would result in more credit being made available, and (ii) any amortization payment contemplated by Section 3.02(e), or the Administrative Agent at the request of the Required Lenders (or the Supermajority Lenders, as applicable) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, in each case, without the consent of the Administrative Agent, the Borrower and each Lender directly affected thereby:

(a)    increase or extend any Commitment of such Lender;

(b)    reduce or forgive the principal of, or interest on, any Loan made by such Lender, or reduce or forgive any fees or other amounts payable hereunder to such Lender or release or discharge the Borrower from their obligations to make such payments;

(c)    postpone any date fixed for any scheduled payment of principal of, or interest on, any Loan or any other monetary Obligations owed to such Lender (other than any amortization payment contemplated by Section 3.02(e));

(d)    other than as expressly permitted hereunder or in the other Loan Documents, release (or otherwise limit such Person’s liability with respect to its Obligations) the  Borrower or any Guarantor;

(e)    release, or consent to the Credit Parties disposition of, all or substantially all of the Collateral, or subordinate the right of the Collateral Agent and the Lenders with respect to all or substantially all of the Collateral (except as expressly permitted herein or in the other Loan Documents);

(f)    amend, modify or waive SECTION 2.09, SECTION 3.03(b) or SECTION 3.03(c), or this SECTION 14.02 or the definition of “Pro Rata Share”; or

(g)    change the percentage specified in the definition of Required Lenders which shall be required for the Lenders or any of them to take any action under this Agreement.

Notwithstanding the foregoing, (i) no amendment, modification or supplement of any Loan Document, the Interim DIP Order (or the Final DIP Order, as the case may be) to permit any Credit Party to use cash collateral at any time following the occurrence of the Termination Date shall be effective unless the same shall be in writing and signed by the Borrower and Supermajority Lenders, (ii) no amendment, waiver or consent in relation to any provision of the Loan Documents shall affect the rights, duties or obligations of any Agent without obtaining the consent of such Agent and (iii) the Agent’s Fee Letter may be amended with only the consent of the parties thereto.

SECTION 14.03    Non-Consenting Lenders; Non-Funding Lenders.

(a)    If, in connection with any proposed amendment, waiver or consent requiring consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then so long as no Agent is a Non-Consenting Lender and no Default or Event of Default has occurred and is continuing, the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (a) another bank or other entity that is reasonably satisfactory to the Borrower and reasonably satisfactory to the Required Lenders, shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of SECTION 14.10, and (b) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (i) all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under SECTION 3.04, and (ii) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under this SECTION 14.03 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender, in each case other than the Prepayment Premium.  Any processing or recordation fees associated with the transfer of a Non-Consenting Lender’s Loans shall be for the account of the Borrower.

(b)    Non-Funding Lenders.

(i)    Responsibility.  The failure of any Non-Funding Lender to make any Loan or any other payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither the Administrative Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii)    [Reserved.]

(iii)    Voting Rights.  Notwithstanding anything set forth herein to the contrary, including SECTION 14.02, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to SECTION 14.02) for any voting or consent rights under or with respect to any Loan Document, except that (A) the Commitment of a Non-Funding Lender may not be increased or extended, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders and Supermajority Lenders the Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender.  The Administrative Agent shall be authorized to use all payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Lenders.  Following such payment in full of the Aggregate Excess Funding Amount, the Administrative Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans.  In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender.  The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to the Agents and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Loans.

(v)    Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Administrative Agent, on behalf of the applicable Lenders, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

SECTION 14.04    No Waiver; Remedies, Etc.  No failure on the part of the Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

SECTION 14.05    Expenses.  The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of each Agent (including, without limitation, pursuant to the Agent’s Fee Letter) and the Lenders (the “Expenses”) in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder, and any matter arising in the Cases, including, without limitation, (i) all reasonable and documented out-of-pocket due diligence, syndication, transportation, computer, duplication, appraisal, consultant, and audit costs and expenses, (ii) the reasonable fees and expenses of one external counsel for the Agents (plus local counsel) with respect thereto, (iii) fees and expenses incurred in connection with the creation, perfection or protection of the Liens under the Loan Documents (including all reasonable search, filing and recording fees) and (iv) reasonable and documented out-of-pocket costs associated with collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Borrower shall not be required to pay fees or expenses of more than one external counsel and one local counsel in any jurisdiction where the Collateral is located, with respect to advising the Agents as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Credit Party or with other creditors of any Credit Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto.  The Borrower further agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents, if any (including, without limitation, reasonable fees and expenses of one external counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally.  In addition, the Lenders may, in consultation with the Credit Parties and subject to one or more engagement letters reasonably acceptable to the Credit Parties, retain (i) one financial advisory firm and (ii) upon the occurrence of an Event of Default and during the continuance thereof, any other advisors (including, without limitation, any environmental consultant) reasonably necessary to advise the Lenders in connection with any actual or potential exercise of remedies under the Loan Documents, in each case at the Borrower’s expense (it being understood and agreed that the Administrative Agent shall not have this same right to retain such advisory firms unless the Administrative Agent shall jointly retain the financial advisory firms retained by the Lenders pursuant to this sentence).

SECTION 14.06    Right of Set-Off, Sharing of Payments, Etc.

(a)    Upon the occurrence and during the continuance of any Event of Default, and in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim any Agent, any Lender may otherwise have, each Agent, each Lender may, and is hereby authorized by the Credit Parties to, at any time and from time to time, without notice to the Credit Parties (any such notice being expressly waived by the Credit Parties), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Credit Parties against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  During the continuance of any Event of Default, each Agent, each Lender may, and are hereby authorized to, at any time and from time to time, without notice to the Credit Parties (any such notice being expressly waived by the Credit Parties), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Credit Parties against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not such Agent, Lender shall have made any demand hereunder or thereunder.  Each Agent and each Lender agrees to notify the Borrower, the Collateral Agent and the Administrative Agent promptly after any such set-off and application made by such Person, provided that the failure to give such notice to the Borrower shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this SECTION 14.06 are in addition to other rights and remedies which such Person may have.

(b)    Nothing contained in this SECTION 14.06 shall require any Agent or Lender to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or Obligation of the Credit Parties.  If, under any applicable bankruptcy, insolvency or other similar law, any Agent or Lender receives a secured claim in lieu of a set-off to which this SECTION 14.06 applies, such Person shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Agents and Lenders entitled under SECTION 3.03(b) and this SECTION 14.06 to share in the benefits of any recovery on such secured claim.

SECTION 14.07    Severability.  Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.08    Replacement of Lenders.  If (a) a Lender requests compensation under SECTION 3.04, SECTION 4.02, or SECTION 4.03, or if the Credit Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 3.04, and such compensation or additional amount is not applicable to the Lenders generally, or (b) if any Lender defaults in its obligation to fund Loans hereunder, then in the case of either (a) or (b) of this SECTION 14.08, the Credit Parties may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this SECTION 14.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (i) the Credit Parties shall have received the prior written consent of the Administrative Agent (with the consent of the Required Lenders), which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Credit Parties (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Credit Parties to require such assignment and delegation cease to apply.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Borrower or the Administrative Agent may obtain a replacement lender and execute an assignment on behalf of such Non-Funding Lender or an Impacted Lender at any time and without prior notice to such Non-Funding Lender or an Impacted Lender and cause its Loans and Commitments to be sold and assigned at par.  Upon any such assignment and payment and compliance with the other provisions of SECTION 14.10, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

SECTION 14.09    Complete Agreement; Sale of Interest.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except in accordance with SECTION 14.02.  The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder.  The Credit Parties hereby consent to any Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of SECTION 14.10.

SECTION 14.10    Assignment; Register.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining outstanding amount of the Loans at the time owing to it (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) or an assignment to an entity described in clause (a), (b) or (c) of the definition of Eligible Assignee, any such assignment shall not be less than $1,000,000, unless the Administrative Agent (with the consent of the Required Lenders) otherwise consents (such consent not to be unreasonably withheld or delayed), (ii) any assignment by Non-Funding Lenders shall be subject to the prior written consent of the Administrative Agent (with the consent of the Required Lenders) in all instances, (iii) such assignment shall be effective only upon the acknowledgement in writing of such assignment by the Administrative Agent, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and, unless waived by the Administrative Agent, shall pay to the Administrative Agent a $3500 assignment fee.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this SECTION 14.10, from and after the Closing Date specified in each Assignment and

Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 3.04, SECTION 4.02, SECTION 4.03 and SECTION 14.18 to the extent any claim thereunder relates to an event arising or such Lender’s status or activity as Lender prior to such assignment.  Substantially contemporaneously with any assignment of Loans pursuant to this SECTION 14.10, the Administrative Agent shall notify the Borrower thereof; provided that the failure to provide such notice shall not affect the effectiveness of such assignment.

(c)    Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 14.10 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this SECTION 14.10.

(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the  Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Borrower may request in writing a copy of the Register from time to time and the Administrative Agent will promptly deliver a copy of such Register to the Borrower promptly thereafter.

(e)    Any Lender may, without the consent of or notice to, the Borrower and the Administrative Agent, sell participations to one or more banks or other entities, other than a Disqualified Institution (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in SECTION 14.02(a) that affects such Participant.  Subject to paragraph (f) of this SECTION 14.10 the Borrower agrees that each Participant shall be entitled to the benefits of

SECTION 3.04, SECTION 4.02 and SECTION 4.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this SECTION 14.10.  To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 14.06 as though it were a Lender, provided such Participant agrees to be subject to SECTION 3.03 as though it were a Lender.

(f)    A Participant shall not be entitled to receive any greater payment under SECTION 3.04 or ARTICLE IV than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation, unless the sale of the participation to such Participant is made with the   Borrower’s prior written consent.  A Participant shall be subject to SECTION 14.03 as though it were a Lender.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of SECTION 3.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with SECTION 3.04 and SECTION 12.14 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank, and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this SECTION 14.10(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11    [Reserved].

SECTION 14.12    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents.  Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14.13    GOVERNING LAW.  THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

SECTION 14.14    CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CREDIT PARTIES HEREBY IRREVOCABLY ACCEPT IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE CREDIT PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE CREDIT PARTIES AT THEIR ADDRESS FOR NOTICES SET FORTH IN SECTION 14.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR THE AGENTS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE CREDIT PARTIES IN ANY OTHER JURISDICTION.  THE CREDIT PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 14.15    WAIVER OF JURY TRIAL, ETC.  THE CREDIT PARTIES, THE LENDERS AND THE AGENTS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THE CREDIT PARTIES CERTIFY THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  THE CREDIT PARTIES HEREBY ACKNOWLEDGE THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.

SECTION 14.16    Consent.  Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lenders or the Agents, shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower or any Guarantors are parties and to which the Lenders or the Agents have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lenders or the Agents with or without any reason in their discretion.

SECTION 14.17    Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or the Agents or the Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties represented by counsel of their choosing and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

SECTION 14.18    Reinstatement; Certain Payments.  If any claim is ever made upon the Lenders or the Agents for repayment or recovery of any amount or amounts received by the Lenders or the Agents in payment or received on account of any of the Obligations, the Lenders or the Agents shall give prompt notice of such claim to the Borrower, and if the Lenders or the Agents repay all or part of such amount by reason of (a) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Lenders or the Agents or any of their respective property, or (b) compliance by the Lenders or the Agents with any requirement of a Governmental Authority having jurisdiction over the Lenders or the Agents, then and in such event the Credit Parties agree that (i) any such judgment, decree or order shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (ii) it shall be and remain liable to the Lenders or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders or the Agents.

SECTION 14.19    Indemnification.  (a)           The Borrower agrees to defend, protect, indemnify and hold harmless the Lenders and each of their respective Affiliates and their officers, directors, trustees, employees, agents and advisors, the Administrative Agent, the Collateral Agent, the Agent-Related Persons and the Lender-Related Persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any claim, investigation, litigation or other proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (which, for the avoidance of doubt does not include Taxes, Excluded Taxes and Other Taxes which shall be governed by SECTION 3.04) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct as found in a final and non-appealable judgment by a court of competent jurisdiction.  In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION 14.19(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against any Borrower, any Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(b)           No Indemnified Party referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)           The agreements in this SECTION 14.19 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 14.20    Records.  The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to SECTION 4.04, shall at all times be ascertained from the records of the Lender and Agents, which shall be conclusive and binding absent manifest or demonstrable error.

SECTION 14.21    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agents, and their respective successors and assigns, subject to SECTION 14.10.

SECTION 14.22    Confidentiality.  The Lenders, the Administrative Agent and the Collateral Agent each agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) (each, a “Recipient”) to hold in confidence and not disclose, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Credit Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by Applicable Law or other statute, rule, regulation or judicial process, (b) to any Lender, and Lender-Related Person, any Agent, any Agent-Related Person or to employees of or counsel, accountants, auditors and other advisors for any of the foregoing, (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof), (c) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries and their obligations so long as such counterparty or prospective counterparty first agrees in writing to the confidentiality provisions of this SECTION 14.22, (d) to third-party examiners, auditors, accountants, regulators or members of any self-regulatory organization for any Agent or Lender who are advised of the confidential nature of such information, (e) to the extent required by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation or court order, or in connection with any litigation to which any of the Agents or the Lenders are party, to cooperate, at the Borrower’s sole cost and expense, with any protective order sought by the Borrower, (f) to any assignee or participant (or prospective assignee or participant) and to any potential successor Agent so long as such assignee or participant (or prospective assignee or participant) or potential successor Agent first agrees in writing to the confidentiality provisions of this SECTION 14.22, (g) to any Person that is an investor or prospective investor in a securitization that agrees that its access to information regarding the Credit Parties and the Loans is solely for purposes of evaluating an investment in such securitization, or (h) to a Person that is a trustee, collateral manager, servicer, noteholder, rating agency or secured party in a securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such securitization.

SECTION 14.23    Lender Advertising.  The Agents and the Lenders shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as the Agents and the Lenders shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction.

SECTION 14.24    Press Releases.  The Credit Parties will not issue press releases describing this Agreement or the transactions represented hereby or conducted hereunder without the prior written consent of the Administrative Agent (with the consent of the Required Lenders).

SECTION 14.25    Credit Bidding.  The Credit Parties and the Lenders hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid on behalf of all the Lenders and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) credit bid on behalf of all the Lenders and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Security Documents, Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by Administrative Agent or Borrower at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this SECTION 14.25.

SECTION 14.26    Common Enterprise.  The successful operation and condition of the Borrower is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Credit Party.  Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Credit Parties, and (b) the credit extended by the

Agents and the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Credit Party has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

SECTION 14.27    USA PATRIOT Act.  Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower and each other Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 14.28    Inconsistency.  In the event of any inconsistency between the provisions of this Agreement and the Interim DIP Order (and, upon entry of the Final DIP Order, the Final DIP Order), the provisions of Interim DIP Order (and, upon entry of the Final DIP Order, the Final DIP Order) shall govern.

[Signatures Page Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CREDIT PARTY

JAMES RIVER COAL COMPANY
JAMES RIVER COAL SERVICE COMPANY
LEECO, INC.
TRIAD MINING, INC.
TRIAD UNDERGROUND MINING, LLC
BLEDSOE COAL CORPORATION
JOHNS CREEK ELKHORN COAL CORPORATION
BELL COUNTY COAL CORPORATION
JAMES RIVER COAL SALES, INC.
BLEDSOE COAL LEASING COMPANY
BLUE DIAMOND COAL COMPANY
MCCOY ELKHORN COAL CORPORATION
CHAFIN BRANCH COAL COMPANY, LLC
HAMPDEN COAL COMPANY, LLC
LAUREL MOUNTAIN RESOURCES, LLC
LOGAN & KANAWHA COAL CO., LLC
ROCKHOUSE CREEK DEVELOPMENT, LLC
SNAP CREEK MINING, LLC
JOHNS CREEK PROCESSING COMPANY
JOHNS CREEK COAL COMPANY
SHAMROCK COAL COMPANY, INCORPORATED
EOLIA RESOURCES, INC.
BDCC HOLDING COMPANY, INC.
INTERNATIONAL RESOURCE PARTNERS LP
BUCK BRANCH RESOURCES LLC
INTERNATIONAL RESOURCES, LLC
INTERNATIONAL RESOURCES HOLDINGS I LLC
INTERNATIONAL RESOURCES HOLDINGS II LLC
IRP KENTUCKY LLC
IRP WV CORP.
JAMES RIVER ESCROW INC.
IRP LP HOLDCO INC.
IRP GP HOLDCO LLC
JELLICO MINING LLC

By:	/s/ Samuel M. Hopkins II
Name: Samuel M. Hopkins II Title: Vice President on behalf of each of the above entities

LENDER, ADMINISTRATIVE AGENT AND COLLATERAL AGENT: CANTOR FITZGERALD SECURITIES

By:	/s/ James Bond
Name:	James Bond
Title:	Chief Operating Officer

[Signature Page to Credit Agreement]

LENDER:

SOLUS SENIOR HIGH INCOME FUND, LP, as Lender

By:	Solus Alternative Asset Management LP Its Investment Advisor

By:	/s/ Gordon Yeager
Name:	Gordon Yeager
Title:	Chief Risk Officer & Chief Operations Officer

 [Signature Page to Credit Agreement]

WB MARISSACOAL, LTD., as a Lender

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

 [Signature Page to Credit Agreement]

Schedule E-1
Existing Debt

(in thousands)

Caterpillar	280
Gilbert Development Corporation	225
Insurance financing
- Brickstreet	443
- IPFS	1,132
$2,080

Outstanding letters of credit	$64,732
Surety bonds outstanding	137,200
$201,932

Schedule E-1 to Superpriority Debtor-in-Possession Credit Agreement

Schedule 8.21

Post Closing Matters

1.
Within 45 days of the Closing Date (or such later date agreed to by the Administrative Agent (with the consent of the Required Lenders)), the Lenders shall have received customary opinions in form and substance reasonably satisfactory to the Administrative Agent of Kentucky, North Carolina, Tennessee, Indiana and West Virginia counsel to the Borrower and Guarantors, with respect to corporate matters of the Guarantors.

2.
Within 30 days of the Closing Date, the Lenders shall have received evidence reasonably satisfactory to the Administrative Agent with respect to the termination of existing account control agreements specified on Schedule 6.01(v).

3.
Within 60 days of the Closing Date (or such later date agreed to by the Administrative Agent (with the consent of the Required Lenders)), the Borrower shall have entered into springing account control agreements with respect to deposit accounts in form and substance reasonably satisfactory to the Administrative Agent (with the consent of the Required Lenders).

4.
Within 30 days of the Closing Date (or such later date agreed to by the Administrative Agent (with the consent of the Required Lenders)), the Borrower shall have delivered to the Collateral Agent all Pledged Equity Interests (as defined in the Security Agreement) in certificated form then owned by it and duly executed stock powers or other instruments of transfer pursuant to the Security Agreement.

5.
Within 30 days of the Closing Date (or such later date agreed to by the Administrative Agent (with the consent of the Required Lenders)), the Borrower shall have delivered to the Administrative Agent evidence of endorsements in form and substance reasonably acceptable to the Agents (with the consent of the Required Lenders), naming the Collateral Agent, on behalf of the Lenders, as an additional insured and loss payee as applicable under all insurance policies to be maintained with respect to the properties of the Credit Parties forming part of the Collateral.

6.
Within 60 days of the Closing Date (or such later date agreed to by the Administrative Agent (with the consent of the Required Lenders)), the Lenders shall have received evidence reasonably satisfactory to the Administrative Agent that all mortgages listed below have been released.

CLAY COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 26, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 3, 2010, as further amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 26, 2011

GIBSON COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated August 25, 2010, as further amended by that certain Third Amendment to Mortgage, Security

Schedule 8.21 to Superpriority Debtor-in-Possession Credit Agreement

Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 27, 2011

GREENE COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as further amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 26, 2011

KNOX COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 28, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated August 27, 2010, as further amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 26, 2011

PIKE COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and  Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated August 27, 2010, as further  amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 26, 2011

SPENCER COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as further amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 26, 2011

SULLIVAN COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as further amended by that certain  Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 27, 2011

Schedule 8.21 to Superpriority Debtor-in-Possession Credit Agreement

WARWICK COUNTY, INDIANA

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated August 31, 2010, as further amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 26, 2011

BELL COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as further amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 15, 2011

DAVIESS COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as further amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 16, 2011

FLOYD COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as further amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 15, 2011

HARLAN COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as further amended by that certain  Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 15, 2011

Schedule 8.21 to Superpriority Debtor-in-Possession Credit Agreement

KNOTT COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain  First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as further amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 14, 2011

LESLIE COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 2, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 7, 2011, as further amended by that certain Fourth Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 15, 2011

LECHER COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 28, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as further amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 15, 2011

PERRY COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 12, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 5, 2010, amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 2, 2011, as further amended by that certain Fourth Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 19, 2011

PIKE COUNTY, KENTUCKY

Revolving Loan Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated February 27, 2007, as amended by that certain First Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing

Schedule 8.21 to Superpriority Debtor-in-Possession Credit Agreement

Statement, dated March 5, 2010, as amended by that certain Second Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 7, 2010, as further amended by that certain Third Amendment to Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 15, 2011

CLAIRBORNE COUNTY, TENNESSEE

Revolving Loan Deed of Trust, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 1, 2007, as amended by that certain First Amendment to Deed of Trust, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated March 3, 2010, as amended by that certain Second Amendment to Deed of Trust, Security Agreement, Assignment Rents and Leases, Fixture Filing and Financing Statement, dated August 9, 2010, as further amended by that certain Third Amendment to Deed of Trust, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated September 16, 2011

Schedule 8.21 to Superpriority Debtor-in-Possession Credit Agreement

ANNEX A (SECTION 7.01(g))
to
CREDIT AGREEMENT
COLLATERAL REPORTS

a.   The Borrower shall deliver or cause to be delivered to the Agents, on each of the dates specified in Section 7.01(g) of the Credit Agreement, each of the following reports (which, by the delivery thereof, shall be deemed certified by the Borrower as being true, correct and complete in all material respects as of the date of delivery), each of which shall be prepared by the Borrower as of the last day of the immediately preceding fiscal month, the 15th day of such month or the prior week, as applicable:

(i)   a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by either Agent (or any of their advisors) in its reasonable discretion;

(ii)   with respect to each Credit Party, a monthly summary of Inventory by location and type with a supporting Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent (or any of their advisors) in its reasonable discretion1; and

(iii)   with respect to each Credit Party, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by either Agent (or any of their advisors) in its reasonable discretion.2

b.   To the Agents, at the time of delivery of each of the monthly financial statements delivered pursuant to Article VII:

(i)   a reconciliation of the trial balance for the Accounts of each Credit Party to such Credit Party’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Article VII, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent (or any of their advisors) in its reasonable discretion;

(ii)   a reconciliation of the Inventory by location of each Credit Party to such Credit Party’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Article VII, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent (or any of their advisors) in its reasonable discretion; and

1 To be included only in the collateral report scheduled to be delivered on the 15th day of each calendar month.
2 To be included only in the collateral report scheduled to be delivered on the 15th day of each calendar month.

(iii)   a summary of all accrued Professional Fees.

c.   The Borrower, at its own expense, shall deliver to the Agents the results of each physical verification, if any, that the Borrower or any other Credit Party may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory or Equipment (and, if an Event of Default has occurred and is continuing, the Borrower shall, upon the request of either Agent, conduct, and deliver the results of, such physical verifications as the Agents may require).

d.   Such other reports, statements and reconciliations with respect to the Borrowing Base, the Collateral or the Obligations of either Agent (or any of their advisors) shall from time to time request in its reasonable discretion.

2

EXHIBIT A-2
TO CREDIT AGREEMENT

 [FORM OF] ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex A-1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represent the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Loans (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________

3.	Borrower:	James River Coal Company

4.	Administrative Agent:	Cantor Fitzgerald Securities, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:
Superpriority Debtor-in-Possession Credit Agreement, dated as of April 7, 2014, as it may be amended, restated, supplemented, extended or otherwise modified in writing from time to time, by and among JAMES RIVER COAL COMPANY, as Borrower, certain other Credit Parties party thereto from time to time as Guarantors, the Lenders party thereto from time to time, and Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR] Notices: Attention: Telecopy:	[NAME OF ASSIGNEE] Notices: Attention: Telecopy:

with a copy to:	with a copy to:
Attention: Telecopy:	Attention: Telecopy

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

1Consented to and Accepted:

Cantor Fitzgerald Securities, as
Administrative Agent

By:
Name:
Title:

2James River Coal Company, as Borrower

By:
Name:
Title:

1	Insert as necessary, if required by Section 14.10 of the Credit Agreement.
2	Insert as necessary, if required by Section 14.10 of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

Representations and Warranties.

1.1.
Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other  instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.
Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Lender not organized under the laws of the United States of America, any State thereof or the District of Columbia, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

1.3.
Payments.  From and after the Effective Date, the Administrative  Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.[1]

1.4.
General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of a manually executed counterpart of a signature page of this Assignment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[1]
Or, if agreed among Administrative Agent, Assignor and Assignee:  “From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

 [FORM OF] BORROWING REQUEST

Date:  _________, ____

To:  Cantor Fitzgerald Securities,
as Administrative Agent
[Address]
Attention:  [●]
Telephone:  [●]
Telefax:  [●]
Email:  [●]

Ladies and Gentlemen:

Reference is hereby made to that certain Superpriority Debtor-in-Possession Credit Agreement dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among James River Coal Company, a corporation organized under the laws of Virginia, as borrower (the “Borrower”), the Guarantors (as defined therein) from time to time party thereto, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent and collateral agent.  Unless otherwise defined herein, terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Borrower hereby requests the [Initial Borrowing]/[Final Borrowing], as follows:

1.           In the aggregate amount of $___________.

2.           On ____________, 201_ (a Business Day)

3.           Comprised of a [Base]/[LIBOR] Rate Loan.

4.           [With an Interest Period of [1][2][3] months]1.

5.           The Borrower’s account to which funds are to be disbursed is:

Account Number: __________
ABA Routing Number: __________
Account Bank:_________________

This Borrowing Request is delivered to you pursuant to Section 2.01 of the Credit Agreement.  The Borrower hereby certifies that the Borrowing Request and the [Initial Borrowing][Final Borrowing] requested herein comply with the Credit Agreement, including Section 2.01 of the Credit Agreement.

JAMES RIVER COAL COMPANY
By:
Name:
Title:

1	For LIBOR Rate Loan only

EXHIBIT B-2
TO CREDIT AGREEMENT

 [FORM OF] BORROWING BASE CERTIFICATE

Please see attached Borrowing Base Certificate.

EXHIBIT C
TO CREDIT AGREEMENT

 [FORM OF] COMPLIANCE CERTIFICATE

[date]

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS A SENIOR OFFICER OF JAMES RIVER COAL COMPANY AS FOLLOWS:

1.   I am the [___________________]1 of JAMES RIVER COAL COMPANY.

2.   I have reviewed the terms of that certain Superpriority Debtor-in-Possession Credit Agreement, dated as of April 7, 2014 (as it may be further amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among JAMES RIVER COAL COMPANY, certain other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, and Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent, and the other Loan Documents thereunder, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its Subsidiaries during the accounting period or Measurement Period covered by the attached financial statements.

3.   The attached financial statements for the Fiscal Month or Fiscal Quarter, as the case may be, ended [mm/dd/yy] are prepared in accordance with GAAP.  The attached Annex C-2 sets forth (i) a calculation of compliance with Section 10.01 of the Credit Agreement and (ii) the cumulative amount of Capital Expenditures made by the Credit Parties in the current Fiscal Year, in each case as of the last day of such period.  The Credit Parties have paid all premiums, contributions and other payments required to be made under the Coal Act and the Black Lung Act (each as defined in the Credit Agreement) as and when due, in each case except to the extent subject to a Permitted Protest (as defined in the Credit Agreement) or excused by the Bankruptcy Code by virtue of commencement of the Cases or by Order of the Bankruptcy Court.

1	Insert applicable title of Senior Officer.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date hereof pursuant to Section 7.01(d) of the Credit Agreement.

JAMES RIVER COAL COMPANY,
as Borrower

By:
Name:
Title:

EXHIBIT I
TO CREDIT AGREEMENT

[FORM OF] INTERIM ORDER

Please see attached Form of Interim Order.

EXHIBIT N-1
TO CREDIT AGREEMENT
 [FORM OF] NOTE

New York, New York

$____________	________ ___, 201__
FOR VALUE RECEIVED, the undersigned, JAMES RIVER COAL COMPANY (“JRCC”), as the borrower (the “Borrower”) HEREBY PROMISES TO PAY to the order of _______________________ (“Lender”), in accordance with the terms of the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, the amount of _______________________ DOLLARS AND _______ CENTS ($___,___,___) or, if less, the aggregate unpaid amount of all Loans made to the Borrower under the Credit Agreement (as hereinafter defined).  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement referred to below.

This Note is one of the Notes issued pursuant to that certain Superpriority Debtor-in-Possession Credit Agreement, dated as of April 7, 2014, by and among the Borrower, the other Persons named therein as Credit Parties, Cantor Fitzgerald Securities, as administrative agent and collateral agent, and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein.  Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.  The date and amount of each Loan made by Lenders to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note in respect of the Loans made by Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Note.  Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Except as provided in the Credit Agreement, this Note may not be assigned by Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

BORROWER
JAMES RIVER COAL COMPANY

By:
Name:
Title:

EXHIBIT N-2
TO CREDIT AGREEMENT

 [FORM OF] NOTICE OF CONVERSION/CONTINUATION

Reference is made to the Superpriority Debtor-in-Possession Credit Agreement, dated as of April 7, 2014 (as it may be further amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among JAMES RIVER COAL COMPANY (the “Borrower”), certain other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, and Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent.

Pursuant to Section 4.01(d) of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[___,___,___]	LIBOR Rate Loans to be continued with LIBOR of ____ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with LIBOR of ____ month(s)

$[___,___,___]	LIBOR Rate Loans to be converted to Base Rate Loans

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]

JAMES RIVER COAL COMPANY,
as Borrower

By:
Name:
Title:

EXHIBIT O-1
TO CREDIT AGREEMENT

 [FORM OF] OFFICER’S CERTIFICATE

[DATE]

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS A SENIOR OFFICER OF JAMES RIVER COAL COMPANY AS FOLLOWS:

1.   I am the [________________]6 of JAMES RIVER COAL COMPANY.

2.   I have reviewed the terms of that certain Superpriority Debtor-in-Possession Credit Agreement, dated as of April 7, 2014 (as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among JAMES RIVER COAL COMPANY and certain other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent, and the other Loan Documents thereunder, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Credit Parties during the accounting period or Measurement Period covered by the attached financial statements.

3.   The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes, during or at the end of the accounting period or Measurement Period covered by the attached financial statements or as of the date of this Certificate, an Event of Default or a continuing Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower and its Subsidiaries have taken, are taking, and propose to take with respect to each such condition or event.

6	Insert applicable title of Senior Officer.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above, pursuant to Section 7.01(d) of the Credit Agreement.

JAMES RIVER COAL COMPANY,
as Borrower

By:
Name:
Title:

EXHIBIT O-2
TO CREDIT AGREEMENT

[FORM OF] OFFICER’S CERTIFICATE

Reference is made to the Superpriority Debtor-in-Possession Credit Agreement, dated as of April 7, 2014, among James River Coal Company, as the borrower, Cantor Fitzgerald Securities, as the administrative agent and the collateral agent, and the lenders from time to time party thereto (the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

I, [NAME], Vice President of each of the entities listed on the signature page hereto (the “Credit Parties”), DO HEREBY CERTIFY,  in my capacity as Vice President and not in any individual capacity, as follows:

1.   to my knowledge, the representations and warranties of each Credit Party set forth in the Credit Agreement or in any of the other Loan Documents are true and correct in all material respects on and as of the date hereof;

2.   no Default or Event of Default has occurred or would result from the execution, delivery of and performance under the Credit Agreement and the transactions contemplated thereby; and

3.   since December 31, 2013, there has not occurred any event, circumstance, change or condition that could reasonably be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, I have executed this Certificate this __________________,2014.

[Signature Page Follows]

EXHIBIT T
TO CREDIT AGREEMENT

EXHIBIT T-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Superpriority Debtor-in-Possession Credit Agreement dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among James River Coal Company, a corporation organized under the laws of Virginia, as borrower (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent (the “Administrative Agent”) and collateral agent.

Pursuant to the provisions of Section 3.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[  ]

 EXHIBIT T-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Superpriority Debtor-in-Possession Credit Agreement dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among James River Coal Company, a corporation organized under the laws of Virginia, as borrower (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent (the “Administrative Agent”) and collateral agent.

Pursuant to the provisions of Section 3.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT T-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Superpriority Debtor-in-Possession Credit Agreement dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among James River Coal Company, a corporation organized under the laws of Virginia, as borrower (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent (the “Administrative Agent”) and collateral agent.

Pursuant to the provisions of Section 3.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT T-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Superpriority Debtor-in-Possession Credit Agreement dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among James River Coal Company, a corporation organized under the laws of Virginia, as borrower (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent (the “Administrative Agent”) and collateral agent.

Pursuant to the provisions of Section 3.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[  ]